                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-66763

                                                               November 10, 1998

TO THE SHAREHOLDERS OF
FIRST AMERICAN BANK OF INDIAN RIVER COUNTY:

         You are cordially invited to attend a Special Meeting of the Shareholders (the "Special Meeting") of First American Bank of Indian River County ("First American") to be held on Thursday, December 10, 1998, at 4:00 p.m., local time, at 780 US Highway 1, Suite 101, Vero Beach, Florida, 32962 notice of which is enclosed.

         At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), as amended, which provides for the merger (the "Merger") of First American with and into SouthTrust Bank, National Association ("ST-Bank"), a subsidiary of SouthTrust Corporation ("SouthTrust"). Upon consummation of the Merger, each share of First American common stock issued and outstanding (except for certain shares held by First American or SouthTrust, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be converted into 1.887 shares of SouthTrust common stock (subject to possible adjustment under certain circumstances), with cash being paid in lieu of issuing fractional shares.

         Enclosed are the (1) Notice of Special Meeting, (2) Proxy Statement/Prospectus, and (3) Proxy for the Special Meeting. The Proxy Statement/Prospectus describes in more detail the Merger Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of First American shareholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND CONSUMMATION OF THE MERGER CONTEMPLATED BY THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

         Approval of the Merger Agreement will require the affirmative vote of two-thirds of the votes entitled to be cast at the Special Meeting by the holders of the issued and outstanding shares of First American common stock, each share of First American common stock being entitled to one vote. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger is a significant step for First American and your vote on this matter is of great importance.

         ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE AGREEMENT BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

         We look forward to seeing you at the Special Meeting.


                                        Sincerely,

                                        /s/ ROBERT J. MACWILLIAM
                                        -------------------------------------
                                        ROBERT J. MACWILLIAM
                                        President


                                        /s/ SAMUEL A. BLOCK
                                        -------------------------------------
                                        SAMUEL A. BLOCK
                                        Chairman

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


         Notice is hereby given that a Special Meeting of Shareholders of First American Bank of Indian River County, a Florida banking corporation ("First American"), will be held on Thursday, December 10, 1998, at 4:00 p.m., local time, at 780 US Highway 1, Suite 101, Vero Beach, Florida, 32962 for the following purposes (the "Special Meeting"):

                  1. To consider and vote upon the Agreement and Plan of Merger, dated as of July 1, 1998 as amended by the Amendment No. 1 to the Agreement and Plan of Merger dated as of September 14, 1998 (as amended, the "Merger Agreement"), a copy of which is annexed as Exhibit A to the accompanying Proxy Statement/Prospectus, by and among First American and SouthTrust Bank, National Association, a national banking association ("ST-Bank"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Alabama, Inc., an Alabama corporation and wholly owned subsidiary of SouthTrust ("ST-Sub"), whereby First American will be merged with and into ST-Bank and each share of First American common stock will be converted into 1.887 shares of SouthTrust common stock (subject to possible adjustment under certain circumstances), with cash being paid in lieu of issuing fractional shares, for each share of First American common stock, all pursuant to and in accordance with the terms and conditions of the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus; and

                  2. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

         Only those persons who were holders of record of shares of common stock of First American at the close of business on November 4, 1998 are entitled to notice of and to vote at the Special Meeting and any adjournment thereof. A holder of First American common stock who complies with the provisions of applicable law relating to dissenters' rights will be entitled to receive payment in cash of the value of the shares held by the shareholder if such holder (i) has voted against the approval of the Merger Agreement at the Special Meeting, or (ii) has given written notice to First American at or prior to the Special Meeting that the shareholder dissents from the Merger Agreement. A copy of the dissenters' rights provisions under applicable law is attached to the enclosed Proxy Statement/Prospectus as Exhibit B. SHARES OF A HOLDER VOTING AGAINST THE MERGER AT THE SPECIAL MEETING WILL BE TREATED AS DISSENTING SHARES UNDER APPLICABLE LAW, AND HOLDERS OF SUCH SHARES WILL RECEIVE CASH FOR THE VALUE OF THE SHARES IF THEY MAKE WRITTEN REQUEST TO FIRST AMERICAN WITHIN 30 DAYS OF CONSUMMATION OF THE MERGER AND OTHERWISE FOLLOW THE REQUIREMENTS OF THE DISSENTERS' RIGHTS PROVISIONS. SUCH "VALUE" SHALL BE DETERMINED BY APPRAISAL, THE RESULTS OF WHICH CANNOT BE PREDICTED. RECEIPT OF SUCH CASH PAYMENT WILL BE A TAXABLE EVENT TO THE FIRST AMERICAN SHAREHOLDER.

         The meeting may be adjourned or postponed from time to time without notice other than announcement at the meeting, or at any adjournment or postponement thereof, and any business for which notice is hereby given may be transacted at any such adjournment or postponement.

         A Proxy Card and a Proxy Statement/Prospectus for the Special Meeting are enclosed.

                                           By Order of the Board of Directors

                                           /s/ CHARLES R. SEXTON, SR.
                                           ----------------------------------
                                           Secretary
Vero Beach, Florida
November 10, 1998

         WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT FIRST AMERICAN MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT/PROSPECTUS


                               Proxy Statement of

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                   For a Special Meeting of its Shareholders
                          to be held December 10, 1998

                This Proxy Statement includes the Prospectus of

                             SOUTHTRUST CORPORATION

                Relating to up to 253,546 shares of Common Stock
                          (Par Value $2.50 Per Share)

              TO BE ISSUED IN CONNECTION WITH A PROPOSED MERGER OF
                FIRST AMERICAN BANK OF INDIAN RIVER COUNTY INTO
                     SOUTHTRUST BANK, NATIONAL ASSOCIATION,
                     A SUBSIDIARY OF SOUTHTRUST CORPORATION


         SOUTHTRUST CORPORATION COMMON STOCK IS QUOTED ON NASDAQ UNDER
                               THE SYMBOL SOTR.


- You should rely only on the information contained in this document or information that we have referred you to. We have not authorized anyone to provide you with information that is different.

- This document offers only the Common Stock identified on this page and offers it only where it is legal to do so.

- The information in this document or that we have referred you to is correct as of the date of this document, as shown at the bottom of this page, but it may not continue to be correct after that date.

- First American has provided all of the information about First American contained in this document. SouthTrust and its subsidiaries are relying on the correctness of that information.

- SouthTrust and its subsidiaries have provided all of the information about SouthTrust and its subsidiaries that is contained in this document or that we have referred you to. First American is relying on the correctness of that information.


This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of First American on or about November 10, 1998.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED BY THIS DOCUMENT (1) ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, (2) ARE NOT OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION, AND (3) ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     The date of this Proxy Statement/Prospectus is November 10, 1998.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION.............................................................................................4

INTRODUCTION......................................................................................................5
         General  ................................................................................................5
         Voting at the Special Meeting............................................................................6

SUMMARY  .........................................................................................................7
         The Companies............................................................................................7
         Special Meeting..........................................................................................8
         The Merger...............................................................................................8
         Certain Federal Income Tax Consequences.................................................................11
         Rights of Dissent and Appraisal.........................................................................11
         Comparative Stock Prices................................................................................11
         Resale of SouthTrust Common Stock Received in the Merger................................................12
         Differences in Rights of First American Shareholders....................................................12
         Accounting Treatment....................................................................................12
         Cautionary Statement Concerning Forward-looking Information.............................................12
         Equivalent Share Data...................................................................................13
         Selected Financial Data.................................................................................14
         Selected Pro Forma Information..........................................................................15

THE MERGER.......................................................................................................16
         General  ...............................................................................................16
         Background of and Reasons for the Merger................................................................17
         Opinion of Financial Adviser............................................................................19
         Interests of Certain Named Persons in the Merger........................................................24
         Effect of the Merger on First American Common Stock.....................................................26
         Effect of the Merger on First American Stock Options....................................................27
         Possible Conversion Ratio Adjustment....................................................................28
         Effective Time of the Merger............................................................................30
         Exchange of Stock Certificates..........................................................................30
         Resale of SouthTrust Common Stock Received in the Merger................................................31
         Accounting Treatment....................................................................................32
         Regulatory Approvals and Certain Other Conditions to the Merger.........................................32
         Waiver and Amendment....................................................................................34
         Termination.............................................................................................34
         Certain Expenses........................................................................................36
         Rights of Dissent and Appraisal.........................................................................36
         Conduct of Business by First American Pending the Merger................................................37
         Business and Management of First American Following the Merger..........................................39

CERTAIN FEDERAL INCOME TAX CONSEQUENCES..........................................................................40
         General  ...............................................................................................40

DESCRIPTION OF SOUTHTRUST CAPITAL STOCK..........................................................................42
         General  ...............................................................................................42
         SouthTrust Common Stock.................................................................................42
         SouthTrust Preferred Stock..............................................................................45

MARKET PRICE AND DIVIDEND INFORMATION RESPECTING THE
         SOUTHTRUST COMMON STOCK AND THE FIRST AMERICAN COMMON STOCK.............................................47
         Market Price............................................................................................47
         Dividends...............................................................................................48

COMPARISON OF THE
         SOUTHTRUST COMMON STOCK
         AND THE FIRST AMERICAN STOCK............................................................................49
         Dividends...............................................................................................49
         Voting Rights and Other Matters.........................................................................49
         Dissent and Appraisal Rights............................................................................53
         Rights on Liquidation...................................................................................53
         Preemptive Rights.......................................................................................53
         Reports to Stockholders and Shareholders................................................................54
         Stockholders' Rights Plan...............................................................................54

SUPERVISION AND REGULATION.......................................................................................54
         SouthTrust..............................................................................................54
         First American..........................................................................................57

CERTAIN INFORMATION CONCERNING THE BUSINESS OF FIRST AMERICAN....................................................57
         General  ...............................................................................................57
         Employees...............................................................................................59
         Description of Properties...............................................................................59
         Legal Proceedings.......................................................................................59
         Regulation and Legislation..............................................................................59
         Certain Relationships and Related-Party Transactions....................................................59
         Beneficial Ownership of First American Common Stock.....................................................59

FIRST AMERICAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS...............................................................................60

General  ........................................................................................................60
         Results of Operations...................................................................................61
         Net Interest Income.....................................................................................63
         Provision for Loan Losses...............................................................................65
         Non-Interest Income.....................................................................................66
         Non-Interest Expense....................................................................................66
         Income Taxes............................................................................................67
         Asset/Liability Management..............................................................................67

Financial Condition..............................................................................................71
         Asset Quality...........................................................................................72
         Classification of Assets................................................................................73
         Allowance for Loan Losses...............................................................................73
         Investment Activities...................................................................................75
         Deposit Activities......................................................................................76
         Return on Equity and Assets.............................................................................78
         Liquidity and Capital Resources.........................................................................78
         Impact of Inflation and Changing Prices.................................................................78

WHERE YOU CAN FIND MORE INFORMATION
         (INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE).......................................................79

LEGAL MATTERS....................................................................................................80

EXPERTS  ........................................................................................................80

ADDITIONAL INFORMATION...........................................................................................80
         Other Business..........................................................................................80

FINANCIAL STATEMENTS OF FIRST AMERICAN..........................................................................F-i

EXHIBIT A - AGREEMENT AND PLAN OF MERGER........................................................................A-i

EXHIBIT B - FAIRNESS OPINION OF ALLEN C. EWING & CO.............................................................B-1

EXHIBIT C - NATIONAL BANK ACT DISSENT PROVISIONS................................................................C-1

                             AVAILABLE INFORMATION


         SouthTrust is required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to give certain information about itself to the Securities and Exchange Commission (the "Commission"). Therefore, SouthTrust files reports, proxy and information statements and other information with the Commission. You may inspect and copy this information at the following locations:

Securities and Exchange Commission
Judiciary Plaza, Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

Securities and Exchange Commission
Seven World Trade Center, Suite 1300
New York, New York 10048

Securities Exchange Commission
Citicorp Center, Suite 1400
500 West Madison Street
Chicago, Illinois 60661-2511

http://www.sec.gov
(the Commission's site on the world wide web)

National Association of Securities Dealers, Inc.
1735 K Street, N.W.
Washington, D.C. 20096



COPIES OF SUCH MATERIAL CAN BE OBTAINED
AT PRESCRIBED RATES FROM:

Securities and Exchange Commission
Public Reference Section
450 Fifth Street, N.W.
Washington, D.C. 20549

You may obtain further information about the Public Reference Section by calling 1-800-SEC-0330.


THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT. THE DOCUMENTS RELATING TO SOUTHTRUST (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE ON REQUEST WITHOUT CHARGE FROM:

         ALTON E. YOTHER
         SOUTHTRUST CORPORATION
         420 NORTH 20TH STREET
         BIRMINGHAM, ALABAMA 35203
         TELEPHONE NUMBER (205) 254-5000.

IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, YOU SHOULD MAKE YOUR REQUEST BY DECEMBER 3, 1998. SEE "WHERE YOU CAN FIND MORE INFORMATION."

         You can find more information about the Common Stock that is offered by this document if you read SouthTrust's Registration Statement on Form S-4 (we will refer to it and any amendments to it as the "Registration Statement") which has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/ Prospectus does not contain all of the information contained in the Registration Statement and its exhibits and schedules. In this Proxy Statement/ Prospectus, we may discuss the contents of contracts or other documents. Our statements about these other documents are not necessarily complete, and therefore in each instance we will refer you to a copy of such contract or other document that is filed as an exhibit to the Registration Statement. Such statements are qualified in all respects by those references.

         You may inspect the Registration Statement and its exhibits and schedules at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the Registration Statement and its exhibits and schedules from the Public Reference Section of the Commission at the same address at prescribed rates.

                                  INTRODUCTION


GENERAL

         We are providing this Proxy Statement/Prospectus to you as a shareholder of First American Bank of Indian River County, a Florida banking corporation ("First American"), in connection with the solicitation of your proxy by the Board of Directors of First American for use at a special meeting of shareholders of First American to be held on December 10, 1998, at 4:00 p.m., local time, at 780 US Highway 1, Suite 101, Vero Beach, Florida, 32962 and at any adjournment or postponement of the Special Meeting (the "Special Meeting").

         The purpose of the Special Meeting is to consider and vote upon the merger of First American with and into SouthTrust Bank, National Association ("ST-Bank"). The Boards of Directors of First American and ST-Bank have approved the Merger. At the Special Meeting you will be considering and voting on the Agreement and Plan of Merger dated as of July 1, 1998, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger dated as of September 14, 1998 (as amended, the "Merger Agreement") of First American and ST-Bank, joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Alabama, Inc., an Alabama corporation and a wholly-owned subsidiary of SouthTrust ("ST-Sub"), providing for the Merger.

         If the shareholders of First American approve the Merger Agreement and all conditions contained in the Merger Agreement are met or waived, then the Merger will become effective on the date and at the time on which the Merger is deemed effective (the "Effective Time of the Merger") by the Office of the Comptroller of the Currency (the "Comptroller").

         We have included a copy of the Merger Agreement (including the Amendment) as Exhibit A of this document. To understand the Merger more fully, you should carefully read the Merger Agreement in addition to this Proxy Statement/Prospectus. See "THE MERGER" at p. 16.



                      WHAT YOU WILL RECEIVE IN THE MERGER

         If the Merger is consummated, each outstanding share of First American Common Stock (except shares as to which dissenters' rights are perfected) will be converted into 1.887 shares of SouthTrust Common Stock, as may be subject to possible adjustment under certain circumstances (the "Conversion Ratio"). See "THE MERGER - Effect of the Merger on First American Common Stock."

         The 1.887 shares of SouthTrust Common Stock for which each share of First American Common Stock may be exchanged in the Merger had an aggregate market value of $73.12, based upon the last sales price of SouthTrust Common Stock on November 6, 1998. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock" at p. 40 and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST" at p. 45. Because each share of First American Common Stock will be converted into a fixed number of shares of SouthTrust Common Stock in the Merger, a change in the market price of SouthTrust Common Stock before the Merger would affect the value of the SouthTrust Common Stock that you would receive in the Merger in exchange for each share of First American Common Stock. The Merger Agreement, however, provides that, if the value of SouthTrust Common Stock has fallen by a certain amount and certain other circumstances have occurred, then First American will have the right to terminate the Merger Agreement. In such event, however, SouthTrust may elect to adjust the Conversion Ratio in the manner described under "THE MERGER -- Possible Conversion Ratio Adjustment" at p. 27.

         In the Merger, you may also receive a small cash payment, equal to the value of any fractional shares of SouthTrust Common Stock that you would otherwise receive, instead of receiving any fractional shares.

VOTING AT THE SPECIAL MEETING

         The Board of Directors of First American has fixed the close of business on November 4, 1998 as the record date (the "Record Date") to determine the holders of shares of First American Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, First American had [128,865] shares of First American Common Stock outstanding, which is the only class of stock of First American. Holders of a majority of the outstanding shares of First American Common Stock entitled to vote must be present, in person or by proxy, to have a quorum at the Special Meeting. The holders of two-thirds of the outstanding shares of First American Common Stock must vote for the Merger Agreement in order to approve it. Each holder of record of shares of First American Common Stock on the Record Date is entitled to one vote for each share of such First American Common Stock held of record.

         As of the Record Date, First American directors and executive officers, and their affiliates (a total of 11 persons) beneficially owned a total of 60,626 shares of First American Common Stock, representing approximately 47% of the shares of First American Common Stock entitled to vote at the Special Meeting. All such directors and officers, and their affiliates, have informed First American that, as of the date of the Proxy Statement/Prospectus, they intend to vote for approval of the Merger Agreement.

         Under the National Bank Act, if a holder has voted "AGAINST" the Merger or has given written notice to First American at or prior to the Special Meeting that the shareholder dissents from the Merger Agreement and the shareholder complies with the further requirements of law, such shareholder shall be entitled to receive the value of the shares held by the holder. If the Merger is consummated, such shares will be paid for in cash pursuant to the process described in "THE MERGER - Rights of Dissent Appraisal" at p. 35. Shareholders who exercise their dissenters' rights in connection with the Merger and therefore receive cash, will encounter income tax treatment different from the treatment for shareholders who receive SouthTrust Common Stock in the Merger. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" at p. 38.

         THE BOARD OF DIRECTORS OF FIRST AMERICAN RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER - BACKGROUND AND REASONS FOR THE MERGER" at p. 17.

         If you properly complete and return a proxy in the form enclosed, in time for the voting at the Special Meeting, with instructions specified on the proxy, then your shares will be voted in accordance with such instructions. If you do not specify instructions, then your signed proxy will be voted FOR approval of the Merger Agreement. You may revoke your proxy at any time prior to its exercise (1) by filing with the Secretary of First American either an instrument revoking the proxy or a duly executed proxy bearing a later date or
(2) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself revoke a proxy.

         In addition to the use of the mail, proxies may be solicited by telephone, telegraph or personally by the directors, officers and employees of First American, who will receive no extra compensation for their services. First American will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to the beneficial owners of shares of First American Common Stock.

         REGARDLESS OF WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, WE ASK THAT YOU COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

                                    SUMMARY

         The following summary of material aspects of the Merger is not intended to be complete and is qualified by the more detailed discussion elsewhere in this Proxy Statement/Prospectus. The Agreement and Plan of Merger and the Amendment No. 1 to the Agreement and Plan of Merger, which we refer to, together, throughout this Proxy Statement/Prospectus as the "Merger Agreement," is attached as Appendix A. To understand the Merger fully, you should read carefully this entire Proxy Statement/Prospectus, including the Merger Agreement and the other documents we have referred you to. See "Where You Can Find More Information" at p. 75.

THE COMPANIES

  SouthTrust
  420 North 20th Street
  Birmingham, Alabama 35203
  (205) 254-5000

         SouthTrust is a regional bank holding company headquartered in Birmingham, Alabama, and is engaged in a full range of banking services from more than 600 banking locations in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Texas. SouthTrust also offers a range of other services, including mortgage banking services, fiduciary and trust services and securities brokerage services. As of June 30, 1998, SouthTrust had consolidated total assets of approximately $34.7 billion.

         SouthTrust has pursued a strategy of acquiring banks and financial institutions in or near major metropolitan or growth markets in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The purpose of this strategy is to give SouthTrust business development opportunities in metropolitan markets with favorable prospects for population and per capita income growth.

         Through the first three quarters of 1998, SouthTrust effected acquisitions of three financial institutions, and assumed deposits and acquired certain assets of two others, with aggregate total assets of $4.8 billion. The following table presents certain information as of September 30, 1998 with respect to transactions that are currently pending as of the date of this Proxy Statement/Prospectus or that have been consummated since September 30, 1998, including the Merger:



Institution                         Location            Total Assets       Total Deposits   Total Loans*
-----------                         --------            ------------       --------------   -----------
                                                                            (in millions)

Georgia National Bancorp            Athens, Ga.         $    89.5          $    77.9         $  66.1
First American Bank of
    Indian River County             Vero Beach, Fl.          43.9               38.7            29.9
SecurityBank Texas(1)               Arlington, Tx.           87.2               78.3            38.1

--------------
*Net of unearned income
(1) Acquisition completed October 30, 1998

         SouthTrust anticipates that each of the above transactions will be accounted for as a pooling of interests. Consummation of the pending transactions is subject to, in each case, among other things, approval by applicable regulatory authorities.

         SouthTrust routinely evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this Proxy Statement/Prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or leading to the execution of preliminary or definitive acquisition agreements may occur or be in progress. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, the transactions may dilute the SouthTrust Common Stock to be issued to holders of First American Common Stock in the Merger.


  First American
  4000 20th Street
  Vero Beach, Florida 32960
  (561) 567-0552

         First American was organized in 1984 as a banking corporation under the laws of the State of Florida and began operation on November 19, 1984 to serve the banking needs of the residents of Indian River County, Florida and surrounding areas. Since its organization, First American has provided most traditional commercial banking services, such as interest and non-interest bearing checking and savings accounts, commercial, real estate mortgage, and installment consumer loans, certificates of deposit and individual retirement accounts, among others. First American provides commercial banking services primarily to residents of Indian River County, Florida, through its main banking office and its branch office, opened May 20, 1996, located at 780 US Highway 1, Suite 101, Vero Beach, Florida 32962.

  SouthTrust of Alabama, Inc.

         ST-Sub, an Alabama corporation, is a wholly owned subsidiary of SouthTrust. It owns ST-Bank. The main office of ST-Sub is located in Birmingham, Alabama.

  SouthTrust Bank, National Association

         ST-Bank, a national banking association, is a wholly owned subsidiary of ST-Sub. The main office of ST- Bank is located in Birmingham, Alabama.

SPECIAL MEETING

         The Special Meeting will be held at 4:00 p.m., local time, on Thursday, December 10, 1998, at 780 US Highway 1, Suite 101, Vero Beach, Florida, 32962 to consider and vote upon the approval of the Merger Agreement. If you are a holder of record of shares of First American Common Stock as of the close of business on November 4, 1998, then you will be entitled to notice of the Special Meeting and to vote at the Special Meeting.

THE MERGER

  Terms of the Merger

         If the shareholders of First American approve the Merger Agreement at the Special Meeting and certain other conditions are met, then First American will be merged into ST-Bank, and ST-Bank will be the surviving corporation (the "Surviving Corporation").

         If you are a First American shareholder, and assuming that you do not exercise dissenters' rights of appraisal, you will receive 1.887 shares of SouthTrust Common Stock for each share of First American Common Stock you own on the date of the Merger, unless the Conversion Ratio is adjusted according to the Merger Agreement. See "THE MERGER - General" at p. 16 and "- Effect of the Merger on First American Common Stock" at p. 25.

         The Conversion Ratio and the number of shares of SouthTrust Common Stock to be issued in the Merger will be adjusted if SouthTrust makes any stock splits, stock dividends, reclassifications or similar distributions.

         In addition to SouthTrust Common Stock, you will also receive a check for a small amount of cash instead of any fractional shares you might otherwise receive. To determine how much cash you will receive, we will multiply the fractional number of shares you are otherwise entitled to by the closing price of SouthTrust Common Stock on the last trading day before the Effective Time of the Merger.

         First American can terminate the Merger Agreement if (1) the actual average closing price of SouthTrust Common Stock for the ten day period ending on the date this Proxy Statement/Prospectus is mailed is less than $41.1127, which was the average closing price on June 26, 1998, and (2) the percentage drop in the ten-day average closing price of SouthTrust Common Stock is greater than the percentage drop in a one-day weighted average of the stock prices of certain bank holding companies identified in the Merger Agreement. At that point, SouthTrust can agree to issue more SouthTrust Common Stock by increasing the Conversion Ratio. However, SouthTrust is not required to adjust the Conversion Ratio, and it is possible under these circumstances that the First American Board could decide that proceeding with the Merger at the lower Conversion Ratio would still be in your best interest and consistent with the Board's fiduciary duties.

         Promptly after the Effective Time of the Merger, SouthTrust or its agents will send you a letter of transmittal for use in exchanging your stock certificates formerly representing First American Common Stock for the right to receive certificates representing the appropriate number of shares of SouthTrust Common Stock plus a cash payment for any fractional shares. YOU SHOULD NOT SEND IN YOUR FIRST AMERICAN STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "THE MERGER -- Exchange of Stock Certificates" at p. 29.

 Background of and Reasons for the Merger; Recommendations of the Board of Directors of First American

         The Board of Directors of First American believes that the Merger Agreement and the Merger are in the best interest of First American's shareholders. THE FIRST AMERICAN DIRECTORS UNANIMOUSLY RECOMMEND THAT FIRST AMERICAN SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. In unanimously approving the Merger Agreement, First American's directors considered a number of factors, including First American's and SouthTrust's financial conditions, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay and legal advice concerning the proposed Merger. The First American directors also took into account an opinion received from Allen C. Ewing & Co. ("Ewing"), First American's financial advisor in connection with the Merger, that the consideration to be received by shareholders of First American in the Merger is fair from a financial point of view.

         SouthTrust is engaging in the Merger because the Merger Agreement is consistent with SouthTrust's expansion strategy within the southern United States and because the acquisition of First American will increase SouthTrust's existing market share in southeastern Florida and enhance its competitive position in that market.

         See "THE MERGER -- Background of and Reasons for the Merger" at p. 17.

  Vote Required

         The Merger Agreement must be approved by the holders of two-thirds of all outstanding shares of First American Common Stock. The directors and executive officers of First American have indicated that they will vote a total of 60,626 shares of First American Common Stock owned by them in favor of the Merger Agreement. This represents about 47% of the shares of First American Common Stock outstanding.

  Interests of Certain Named Persons in the Merger; Affiliate Agreements

         Certain officers and directors of First American may have interests in the Merger that are different from your interests as a shareholder. For example, SouthTrust has agreed to indemnify directors, officers, employees and agents of First American from certain liabilities arising before and after the Merger, to the full extent permitted under Florida law and First American's Articles of Incorporation and Bylaws. In connection with the Merger Agreement, all of the First American directors have entered into affiliate agreements with SouthTrust which temporarily restrict them from transferring the SouthTrust Common Stock they receive in the Merger. Additionally, SouthTrust has joined in Employment Agreements with Robert J. MacWilliam and Steven C. Shackley, and ST-Bank has entered Stay Pay Agreements with Steven C. Shackley, Audrey F. Glover and Michael Float. For further details on these Employment and Stay Pay Agreements, see "THE MERGER -- Interests of Certain Named Persons in the Merger" at p. 24.

  Effective Time of the Merger

         If the conditions of the Merger Agreement are met, the Effective Time of the Merger will occur on the date and at the time on which the Merger is deemed effective by the Office of the Comptroller of the Currency. First American and SouthTrust have agreed to use their reasonable efforts to cause the Effective Time of the Merger to occur on the first business day following the later of (1) the effective date (including the expiration of any applicable waiting period) of the last consent of any regulatory authority required for the Merger and (2) the date on which the shareholders of First American approve the Merger Agreement, or (3) at such other time as the parties may agree. See "THE MERGER - Effective Time of the Merger" at p. 29 and "THE MERGER -- Regulatory Approvals and Certain Other Conditions to Consummation of the Merger" at p. 31 and "Waiver and Amendment" at p. 33.

         WE CANNOT ASSURE YOU THAT THE NECESSARY SHAREHOLDER AND REGULATORY APPROVALS WILL BE OBTAINED OR THAT THE OTHER CONDITIONS TO THE MERGER CAN OR WILL BE SATISFIED. FIRST AMERICAN AND SOUTHTRUST ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED ON OR BEFORE DECEMBER 11, 1998. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

  Ownership of SouthTrust following the Merger

         SouthTrust will issue approximately 253,546 shares of its stock to First American shareholders in connection with the Merger, which will constitute less than 1% of the outstanding stock of SouthTrust after the Merger. The shares will be listed for trading on the Nasdaq National Market ("NASDAQ").

  Opinion of Financial Adviser

         Allen C. Ewing & Co. ("Ewing"), acting as financial adviser to First American, has issued its Opinion stating that the consideration to be received by First American shareholders in the Merger is fair, from a financial point of view. The full text of Ewing's Opinion is set forth as Exhibit B to this Proxy Statement/Prospectus. See "THE MERGER -- Opinion of Financial Adviser" at p. 19.

  Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment

         The obligations of SouthTrust and First American to consummate the Merger are subject to certain conditions, including, among others, (1) the receipt of all required regulatory approvals with respect to the Merger, (2) the approval of the Merger Agreement by the requisite vote of First American shareholders, and (3) certain other conditions customary in transactions of this kind.

         The Merger must be approved by the Comptroller under the Bank Merger Act, and ST-Bank has submitted an application to the Comptroller seeking approval of the Merger which is still pending.

         If the Comptroller approves the Merger, then the United States Department of Justice has 30 days in which to comment adversely on the transaction or challenge the Merger on antitrust grounds. If the United States Attorney General does not give the Comptroller any adverse comments in the first 15 days after approval by the Comptroller and the United States Attorney General consents to the shorter period, then the Merger may be consummated before the 30 day period has ended. If an antitrust action is begun, then the effectiveness of the Comptroller's approval will be suspended unless a court specifically orders otherwise.

         THE MERGER CANNOT PROCEED WITHOUT THE REQUIRED REGULATORY APPROVALS. IT IS POSSIBLE THAT THESE GOVERNMENTAL AUTHORITIES MAY IMPOSE CONDITIONS FOR GRANTING APPROVAL. WE CANNOT PREDICT WHETHER WE WILL OBTAIN THE REQUIRED REGULATORY APPROVALS WITHIN THE TIME FRAME CONTEMPLATED BY THE MERGER AGREEMENT OR ON CONDITIONS THAT WOULD NOT BE DETRIMENTAL TO FIRST AMERICAN, SOUTHTRUST OR THE SURVIVING CORPORATION. WE CANNOT BE SURE THAT THE UNITED STATES DEPARTMENT OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE MERGER.

         We may amend the Merger Agreement at any time before the Merger actually takes place, and may agree to extend the time within which any action required by the Merger Agreement is to take place. However, if an amendment would change the amount or form of what First American's shareholders would receive in the merger, the amendment will have to be approved by our shareholders. See "THE MERGER -- Regulatory Approvals and Certain Other Conditions to the Merger" at p. 31 and "Waiver and Amendment" at p. 33.

  Termination

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger in any of the following ways:

         - by the mutual consent in writing of SouthTrust, ST-Sub, ST-Bank and First American;

         - by SouthTrust, ST-Sub, ST-Bank or First American if the Merger has not occurred on or prior to February 28, 1999, but only if the party electing to terminate is not in breach of the Merger Agreement;

         - by SouthTrust or First American (if the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if any of the conditions to the obligations of the other party to consummate the Merger cannot be satisfied or fulfilled;

         - by SouthTrust if SouthTrust determines that certain materially adverse events or conditions exist or there is any litigation or threat of litigation regarding the Merger Agreement or the transactions proposed by the Merger Agreement;

         - by First American if First American determines that certain materially adverse events or conditions exist or there is any litigation or threat of litigation regarding the Merger Agreement or the transactions proposed by the Merger Agreement;

         - by majority vote of the members of the entire Board of Directors of First American if certain criteria with respect to the average daily last sales prices of SouthTrust Common Stock are not met, as set forth in more detail in "THE MERGER
                  - Possible Conversion Ratio Adjustment" at p. 27; or

         - by First American if (1) First American receives a bona fide offer or proposal from a third party, (2) the Board of Directors of First American believes in good faith, after consulting with its financial advisor, that the Third Party proposal would result in a superior financial transaction for First American shareholders, and (3) outside counsel to First American provides a written opinion to the Board of Directors of First American to the effect that the First American Directors would breach their fiduciary duties if they did not terminate the Merger Agreement and enter appropriate agreements with the third party.

         If the Merger Agreement is terminated, then the only liability or obligation that will continue under the Merger Agreement (other than a possible termination fee) will be liability by a breaching party for an uncured willful breach of any representations, warranties, covenants or other agreements leading to the termination. Furthermore, First American shall pay to SouthTrust a cash amount of $500,000 as an agreed-upon termination fee as the sole and exclusive remedy against First American if (1) First American receives an offer or proposal to enter an acquisition transaction with a third party, (2) the Merger Agreement and the Merger are then not consummated, and (3) First American consummates or agrees to consummate an acquisition transaction with a third party within one year of termination of the Merger Agreement (or the date the acquisition transaction is offered to First American, whichever is later).

  No Solicitation

         First American has agreed that it will not, through any director or officer or other agent, solicit or encourage any acquisition proposal by any person. First American must promptly notify SouthTrust if it receives any inquiry or proposal relating to any acquisition transaction.

         However, First American may furnish information to a third party which has initiated the possibility of a transaction with First American and has expressed an intention to make a bona fide offer or proposal to First American to acquire First American. First American may then negotiate and take other appropriate actions with such third party if the Board of Directors of First American believes in good faith, after consulting with its financial advisor, that such actions would result in a superior financial transaction for First American shareholders. In such a situation, outside counsel to First American must provide a written opinion to the Board of Directors of First American to the effect that First American Directors would breach their fiduciary duties by failing to furnish such information or to negotiate or enter agreements with the third party.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         We have structured the Merger so that SouthTrust, First American and First American's shareholders should not recognize any gain or loss for federal income tax purposes in the Merger, except for taxes payable because of cash received by First American shareholders instead of fractional SouthTrust shares or pursuant to the exercise of dissenters' rights as described in this Proxy Statement/Prospectus.

         YOUR FEDERAL, STATE AND LOCAL TAX CONSEQUENCES MAY VARY DEPENDING UPON YOUR PARTICULAR CIRCUMSTANCES. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER IN YOUR PARTICULAR CIRCUMSTANCES.


RIGHTS OF DISSENT AND APPRAISAL

         Holders of First American Common Stock who do not vote in favor of the Merger and who follow certain procedures provided by law will be entitled to dissenters' rights. The text of the pertinent statutory provisions is attached as Exhibit C. If you have a beneficial interest in shares of First American Common Stock that is held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow the necessary steps properly and in a timely manner to perfect whatever dissenters' rights you may have. See "THE MERGER -- Rights of Dissent and Appraisal" at p. 35.

COMPARATIVE STOCK PRICES

         The SouthTrust Common Stock is quoted on NASDAQ under the symbol SOTR. As of September 30, 1998, SouthTrust had approximately 15,500 holders of record of SouthTrust Common Stock. As of September 30, 1998, First American had approximately 140 holders of record of First American Common Stock. First American Common Stock is not traded on any exchange, and there is no established public trading market for such stock. There are no bid or asked prices available for First American Common Stock. Management of First American is aware of certain transactions in First American Common Stock that have occurred since January 1, 1996. Although the prices of all transactions are not known, management of First American believes that such prices ranged from

$32.00 to $36.00 per share of First American Common Stock. No assurance can be given that these trades were effected on an arm's-length basis. Transactions in First American Common Stock are infrequent and are negotiated privately between persons involved in those transactions.

         The following table sets forth applicable last sales prices, and pro forma equivalents based upon such last sales prices, for SouthTrust Common Stock as of selected dates.

                                                      SouthTrust              First American
                                                     Common Stock              Common Stock
                                                   Last Sales Price            Equivalent(1)
                                                   ----------------           --------------

         July 2, 1998(2)                           $      44.75               $     84.44
         November 6, 1998(3)                       $      38.75               $     73.12

---------

(1) Proforma equivalents calculated using the last sales price for SouthTrust Common Stock as of the selected date multiplied by the Conversion Ratio of 1.887.
(2) Last trading day preceding public announcement of the proposed transaction.
(3) Most recent date practicable preceding the date of this Proxy Statement/Prospectus.

         See "MARKET PRICE AND DIVIDEND INFORMATION RESPECTING THE SOUTHTRUST COMMON STOCK AND THE FIRST AMERICAN COMMON STOCK" at p. 45.

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         SouthTrust has registered the shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement under the Securities Act. Therefore you may sell such shares without restriction unless you are deemed to be an "affiliate" (as defined under the Securities Act) of First American or you become an affiliate of SouthTrust. If you are an affiliate, then you can resell the shares of SouthTrust Common Stock only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates.

         Each affiliate of First American has executed and delivered to SouthTrust a written agreement restricting the transfer of shares of SouthTrust Common Stock received by such affiliate in the Merger. Affiliates must resell their SouthTrust Common Stock in compliance with the securities laws, and may not sell their SouthTrust Common Stock until such time as financial results covering at least thirty (30) days of combined operations of First American and SouthTrust have been published (within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies).

         See "THE MERGER -- Resale of SouthTrust Common Stock Received in the Merger" at p 30.

DIFFERENCES IN RIGHTS OF FIRST AMERICAN SHAREHOLDERS

         Once the Merger occurs, First American shareholders will become SouthTrust stockholders. As a result, your rights as a shareholder, which now are governed by Florida corporate law and First American's Articles of Incorporation and Bylaws, will be governed by Delaware corporate law and SouthTrust's Restated Certificate of Incorporation and Bylaws. Because of certain differences between the provisions of Florida corporate law and Delaware corporate law and of First American's Articles of Incorporation and Bylaws and SouthTrust's Restated Certificate of Incorporation and Bylaws, your current rights will change after the Merger. Some of these differences include anti-takeover provisions. See "COMPARISON OF THE SOUTHTRUST COMMON STOCK AND THE FIRST AMERICAN COMMON STOCK" at p. 47.

ACCOUNTING TREATMENT

         SouthTrust will account for the Merger as a pooling of interests. See "THE MERGER -- Accounting Treatment" at p. 31.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         We have made certain forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning the financial condition, results of operations, plans, objectives, future performance and business of each of SouthTrust and First American set forth in the following sections: "SUMMARY -- The Merger," "SUMMARY -- Comparative Stock Prices," "THE MERGER -- Background of and Reasons for the Merger," "THE MERGER -- Effective Time of the Merger," "THE MERGER -- Business and Management of First American Following the Merger; Plans for Business of First American," "Market Price and Dividend Information Respecting the SouthTrust Common Stock and the First American Common Stock" and "First American Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates," or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and the documents we incorporate by reference, could affect the future results of SouthTrust and First American and could cause those results to differ materially from those expressed in our forward-looking statements: we may not fully realize anticipated operating efficiencies; we may lose deposits, customers or revenues after the merger; competitive pressure in the banking industry, negative changes in general economic conditions or changes in banking regulation could affect our operations; changes in interest rates could reduce our operating margins; and changes may occur in the securities markets.

EQUIVALENT SHARE DATA

         The following summary presents comparative historical and pro forma unaudited per share data for both SouthTrust and First American. The pro forma amounts assume the Merger had been effective during the periods presented and had been accounted for as a pooling of interests. SouthTrust's pro forma amounts represent the combined pro forma results, and First American pro forma equivalent amounts are computed by multiplying the combined pro forma amounts by a factor of 1.887, to reflect the Conversion Ratio in the Merger. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated by reference herein.



                                                                Years Ended                Six Months Ended
                                                               December 31,                    June 30,
                                                    -------------------------------     ---------------------
                                                      1997         1996       1995         1998        1997
                                                    --------    --------    -------     --------    ---------

Net income per diluted common share:
         SouthTrust............................     $   2.03    $   1.79    $  1.57     $   1.09    $    0.98
         First American........................         2.74        1.87       2.90         1.51         1.38
         SouthTrust pro forma combined.........         2.03        1.79       1.57         1.09         0.98
         First American pro forma equivalent...         3.83        3.38       2.96         2.06         1.85

Cash dividends per common share:
         SouthTrust............................         0.67        0.59       0.53         0.38         0.33
         First American........................         0.00        0.00       0.00         0.00         0.00
         SouthTrust pro forma combined(1)......         0.67        0.59       0.53         0.38         0.33
         First American pro forma equivalent...         1.26        1.11       1.00         0.72         0.63

Book value per common share (period end):
         SouthTrust............................        14.28       12.03      10.85        15.65        13.05
         First American........................        36.23       33.56      32.05        37.58        34.86
         SouthTrust pro forma combined.........        14.29       12.04      10.86        15.65        13.06
         First American pro forma equivalent...        27.96       22.72      20.50        29.54        24.64

---------------------

(1) SouthTrust pro forma combined dividends represent historical cash dividends of SouthTrust.

SELECTED FINANCIAL DATA

         The following tables set forth certain selected historical consolidated financial information for First American and SouthTrust. The historical income statement data included in the selected financial data for the five most recent fiscal years are derived from audited consolidated financial statements of First American and SouthTrust. The financial data for the interim periods ended June 30, 1998 and June 30, 1997 are derived from the unaudited historical financial statements of SouthTrust and First American, respectively, and reflect in the respective opinions of management of SouthTrust and First American, all adjustments (consisting only of recurring adjustments) necessary for a fair presentation of such data. This information should be read in conjunction with the financial statements of First American and consolidated financial statements of SouthTrust, and the related notes thereto, contained in documents included elsewhere in this Proxy Statement/ Prospectus or incorporated herein by reference. See "FINANCIAL STATEMENTS OF FIRST AMERICAN" at p. F-i and "WHERE YOU CAN FIND MORE INFORMATION" at p. 75.

                    SOUTHTRUST CORPORATION AND SUBSIDIARIES


                                                                      Years Ended December 31,
                                                   --------------------------------------------------------------
                                                     1997          1996         1995         1994          1993
                                                   ---------    ---------    ---------     --------      --------

INCOME STATEMENT DATA
  (in thousands, except per share data):
  Interest income....................             $ 2,232,252  $ 1,804,220  $ 1,484,623   $ 1,108,612  $   927,551
  Interest expense...................               1,186,079      938,194      791,423       501,067      397,743
                                                  -----------  -----------  -----------   -----------  -----------
    Net interest income..............               1,046,173      866,026      693,200       607,545      529,808
  Provision for loan losses..........                  90,613       90,027       61,286        44,984       45,032
                                                  -----------  -----------  -----------   -----------  -----------
  Net interest income after
    provision for loan losses........                 955,560      775,999      631,914       562,561      484,776
  Non-interest income................                 270,507      254,809      208,664       184,778      174,702
  Non-interest expense...............                 748,216      643,298      536,534       485,999      434,951
                                                  -----------  -----------  -----------   -----------  -----------
  Income before income taxes.........                 477,851      387,510      304,044       261,340      224,527
  Income taxes.......................                 171,143      132,807      105,039        88,338       73,992
                                                  -----------  -----------  -----------   -----------  -----------
    Net income.......................             $   306,708  $   254,703  $   199,005   $   173,002  $   150,535
                                                  ===========  ===========  ===========   ===========  ===========


  Net income per diluted common share             $      2.03  $      1.79  $      1.57   $      1.43  $      1.29
  Cash dividends declared
    per common share.................                    0.67         0.59         0.53          0.45         0.40
  Average diluted common shares outstanding
    (in thousands)...................                 151,008      142,154      126,687       121,157      117,027


BALANCE SHEET DATA (at period end)
  (in thousands):
  Total assets.......................             $30,906,445  $26,223,193  $20,787,024   $17,632,059  $14,707,964
  Total loans, net...................              22,159,314   19,061,269   14,448,524    11,950,215    9,313,086
  Total deposits.....................              19,586,584   17,305,493   14,575,077    12,801,239   11,515,311
  Total stockholders' equity.........               2,194,641    1,734,892    1,430,870     1,135,268    1,051,766


                                                        Six Months
                                                      Ended June 30,
                                                ------------------------
                                                    1998         1997
                                                -----------  -----------

INCOME STATEMENT DATA
  (in thousands, except per share data):
  Interest income....................           $ 1,233,406  $ 1,068,836
  Interest expense...................               666,986      562,255
                                                -----------  -----------
    Net interest income..............               563,420      506,581
  Provision for loan losses..........                43,336       48,877
                                                -----------  -----------
  Net interest income after
    provision for loan losses........               520,084      457,704
  Non-interest income................               181,263      126,024
  Non-interest expense...............               435,419      356,199
                                                -----------  -----------
  Income before income taxes.........               265,928      227,529
  Income taxes.......................                89,984       81,262
                                                -----------  -----------
    Net income.......................           $   175,944  $   146,267
                                                ===========  ===========


  Net income per diluted common share           $      1.09  $      0.98
  Cash dividends declared
    per common share.................                  0.38         0.33
  Average diluted common shares outstanding
    (in thousands)...................               161,363      149,190


BALANCE SHEET DATA (at period end)
  (in thousands):
  Total assets.......................           $34,667,937  $29,192,946
  Total loans, net...................            24,300,039   20,808,177
  Total deposits.....................            21,150,845   18,679,409
  Total stockholders' equity.........             2,576,790    1,951,759


                              FIRST AMERICAN BANK

                                                                                                               Six Months
                                                             Years Ended December 31,                         Ended June 30,
                                        ------------------------------------------------------------     ----------------------
                                           1997         1996        1995         1994         1993          1998         1997
                                        ---------    ---------   ---------     --------     --------     ---------    ---------

INCOME STATEMENT DATA
  (in thousands, except per share data):
  Interest income...................    $    3,359   $   3,011   $   2,865     $  2,631     $  2,467     $   1,769     $    1,668
  Interest expense..................         1,342       1,302       1,197          956          897           747            672
                                        ----------   ---------   ---------     --------     --------     ---------     ----------
    Net interest income.............         2,017       1,709       1,668        1,675        1,570         1,022            996
  Provision (credit) for loan losses           108          32          33           45            0            65             33
                                        ----------   ---------   ---------     --------     --------     ---------     ----------
  Net interest income after
    provision for loan losses.......         1,909       1,677       1,635        1,630        1,570           957            963
  Non-interest income...............           225         160         148          151          185           131             98
  Non-interest expense..............         1,586       1,456       1,247        1,182        1,076           783            774
                                        ----------   ---------   ---------     --------     --------     ---------     ----------
  Income before income taxes........           548         381         536          599          679           305            287
  Income taxes......................           197         146         176          215          255           110            111
                                        ----------   ---------   ---------     --------     --------     ---------     ----------

  Net income .......................    $      351   $     235   $     360     $    384     $    424     $     195     $      176
                                        ==========   =========   =========     ========     ========     =========     ==========

  Net income per diluted common share   $     2.74   $    1.87   $    2.90     $   3.11     $   3.44     $    1.51     $     1.38
  Cash dividends declared
    per common share................             0           0           0            0            0             0              0
  Average diluted common shares
  outstanding (in thousands)........           129         126         124          124          123           129            128

BALANCE SHEET DATA (at period end)
  (in thousands):
  Total assets......................    $   44,295   $  39,074   $  35,628     $ 32,597     $ 32,806     $  45,385     $   42,091
  Total loans, net..................        29,583      26,958      23,238       23,811       24,230        30,032         29,056
  Total deposits....................        39,412      34,614      31,465       28,803       29,367        40,332         37,432
  Total stockholders' equity........         4,640       4,212       3,984        3,585        3,240         4,843          4,445

SELECTED PRO FORMA INFORMATION

         The following table sets forth certain unaudited pro forma combined condensed financial information for SouthTrust and First American giving effect to the Merger. The unaudited pro forma combined condensed financial presentation is presented for information purposes only and is not necessarily indicative of the combined financial position or results of operations which would actually have occurred if the transaction had been consummated in the past or which may be obtained in the future. This information should be read in conjunction with the financial statements of First American and consolidated financial statements of SouthTrust and the related notes thereto included elsewhere in this Proxy Statement/Prospectus or incorporated in this Proxy Statement/Prospectus by reference. See "FINANCIAL STATEMENTS OF FIRST AMERICAN" and "WHERE YOU CAN FIND MORE INFORMATION."

                         PRO FORMA COMBINED INFORMATION
                 SOUTHTRUST CORPORATION AND FIRST AMERICAN BANK

                                                                                      Six Months Ended
                                                  Years Ended December 31,                 June 30,
                                            ------------------------------------   -----------------------
                                               1997         1996         1995         1998         1997
                                            ----------   ----------   ----------   ----------   ----------

INCOME STATEMENT DATA
 (in thousands, except per share data):
Interest income .........................   $2,235,611   $1,807,231   $1,487,488   $1,235,175   $1,070,504
Interest expense ........................    1,187,421      939,496      792,620      670,733      562,927
                                            ----------   ----------   ----------   ----------   ----------
  Net interest income ...................    1,048,190      867,735      694,868      564,442      507,577
Provision for loan losses ...............       90,721       90,059       61,319       43,401       48,910
                                            ----------   ----------   ----------   ----------   ----------
Net interest income after provision for
  loan losses ...........................      957,469      777,676      633,549      521,041      458,667
Non-interest income .....................      270,732      254,969      208,812      181,394      126,122
Non-interest expense ....................      749,802      644,754      537,781      436,202      356,973
                                            ----------   ----------   ----------   ----------   ----------
Income before income taxes ..............      478,399      387,891      304,580      266,233      227,816
Income taxes ............................      171,340      132,953      105,215       90,094       81,373
                                            ----------   ----------   ----------   ----------   ----------
  Net income ............................   $  307,059   $  254,938   $  199,365   $  176,139   $  146,443
                                            ==========   ==========   ==========   ==========   ==========

Net income per diluted common share .....   $     2.03   $     1.79   $     1.57   $     1.09   $     0.98
Average diluted common shares outstanding
(in thousands) ..........................      151,251      142,392      126,921      161,606      149,432

BALANCE SHEET DATA
   (in millions)
Total assets ............................   $   30,950   $   26,262   $   20,823   $   34,713   $   29,235
Total loans, net ........................       22,189       19,088       14,472       24,330       20,837
Total deposits ..........................       19,626       17,340       14,606       21,191       18,716
Total stockholders' equity ..............        2,200        1,739        1,435        2,582        1,957

                                   THE MERGER

         The terms of the Merger are set forth in the Merger Agreement. The description of the Merger which follows summarizes the principal provisions of the Merger Agreement, is not complete and is qualified in all respects by reference to the Merger Agreement, a copy of which is attached as Exhibit A , and certain provisions of the National Bank Act relating to the rights of dissenting shareholders, a copy of which is attached hereto as Exhibit C. All First American shareholders are urged to read the Merger Agreement and the Exhibits in their entirety.


GENERAL

         The Merger Agreement has been approved by the Boards of Directors of First American, SouthTrust, ST-Sub and ST-Bank, by SouthTrust as the sole shareholder of ST-Sub and by ST-Sub as the sole shareholder of ST-Bank. The stockholders of SouthTrust are not required to approve the Merger.

         If First American shareholders approve the Merger Agreement at the Special Meeting, if required regulatory approvals are received and if other conditions are satisfied, then, First American will be merged with and into ST-Bank pursuant to the Merger Agreement, the Florida Banking Code and the National Bank Act, and ST-Bank will be the Surviving Corporation. At the Effective Time of the Merger, pursuant to the Merger Agreement, SouthTrust is to issue up to a total of 253,546 shares of SouthTrust Common Stock for all of the issued and outstanding shares of First American Common Stock (assuming that no dissenters' rights of appraisal are exercised in the Merger and assuming the exercise of all First American Options that are exercisable). As of the date of the Merger Agreement, a total of 128,865 shares of First American Common Stock were issued and outstanding. Options to purchase up to 5,500 shares of First American Common Stock were also outstanding. If the options are not exercised before the Effective Time of the Merger, then they will be assumed by SouthTrust and converted into options exercisable for shares of SouthTrust Common Stock.

         At the Effective Time of the Merger, each share (except (1) shares held by First American or by SouthTrust or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and (2) shares dissenting from approval of the Merger Agreement) of First American Common Stock, will become and be converted into the right to receive 1.887 shares of SouthTrust Common Stock, as the same may be adjusted pursuant to the terms of the Merger Agreement. See "THE MERGER -- Effect of the Merger on First American Common Stock."

         If the average of the daily last sales prices of SouthTrust Common Stock (the "Average Closing Price") as reported on NASDAQ for the ten consecutive full trading days in which such shares are traded on the NASDAQ during the ten-trading-day period ending on the date that this Proxy Statement is mailed to the shareholders of First American (the "Determination Period") is less than $41.1127, the Average Closing Price on June 26, 1998, and the percentage decline in such Average Closing Price since July 1, 1998, is greater than the percentage decline in a weighted average price of common stock of an Index Group of bank holding companies as provided in the Merger Agreement, then First American will have the right to elect to terminate the Merger Agreement unless SouthTrust elects to increase the Conversion Ratio in the manner described under "THE MERGER -- Possible Conversion Ratio Adjustment."

         The Conversion Ratio, including the number of shares of SouthTrust Common Stock issuable in the Merger, is also subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by SouthTrust.

         All rights with respect to shares of First American Common Stock issuable pursuant to the exercise of stock options ("First American Options") granted by First American under stock option plans of First American (the "First American Stock Option Plans"), and held by each participant under the plans, shall be converted into, as of the Effective Time of the Merger, the right of the holders of First American Options to receive shares of SouthTrust Common Stock. See "THE MERGER -- Effect of Merger on Stock Options."

         No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, instead, each holder of shares of First American Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to
(1) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled, multiplied by (2) the last sales price of SouthTrust Common Stock as reported by NASDAQ on the last trading day preceding the Effective Time of the Merger or on the date of exercise in the case of First American Options to be exercised for SouthTrust Shares.

         The Merger will become effective on the date and at the time on which the Merger is deemed effective by the Comptroller. The Merger Agreement provides that, unless otherwise mutually agreed upon in writing, the parties to the Merger Agreement will use their reasonable efforts to cause the effective time to occur as soon as practicable following the later to occur of (1) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger, and (2) the date on which the shareholders of First American approve the Merger Agreement, or such other time as the parties may agree. See "THE MERGER -- Effective Time of the Merger."


BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger

         From time to time over the past several years, the directors of First American had discussions regarding the prospects of First American, conditions in the community banking market in Florida, and the merger activity among financial institutions in the state. In November 1997, the Board of Directors of First American invited Ewing to make a presentation to the Board at an informal workshop concerning the current market for community banks in Florida and, specifically, Ewing's judgment as to the range of value that an interested acquiror might offer for First American. Representatives of Ewing met with First American's directors on December 3, 1997. At the meeting, the Ewing representatives and the Board discussed First American, the financial institutions industry in Florida, the range of prices that had been paid for sales of financial institutions over recent periods, the Board's desire to provide liquidity for First American Common Stock, the risk that the prices being received for sales of financial institutions in the prevailing market could decline over the ensuing years, the trend in the financial institutions industry for consolidation, the opportunities that bank mergers presented to First American, and the financial institutions that might have an interest in pursuing a transaction with First American. The Board also considered the increasingly competitive banking environment in which First American operates, the increased competition in both deposit and lending activities, and the inherent risk in relying on future First American growth and market penetration.

         While not making any final decision whether any transaction involving a sale of First American should be entered into, the Board of Directors authorized First American to retain Ewing to represent First American in soliciting indications of interest that might warrant serious consideration and potentially result in an agreement to merge or First American otherwise being acquired. Subsequent to the meeting, First American entered into an agreement with Ewing on January 20, 1998. Thereafter and with the assistance of First American management, Ewing prepared a confidential memorandum regarding First American. In February and March 1998, Ewing solicited interest from a variety of larger financial institutions whose operating strategy included the acquisition of banks on Florida's Treasure Coast. As a part of this process, SouthTrust entered into a confidentiality agreement with First American on March 9, 1998.

         On April 20, 1998, First American received a letter of intent from SouthTrust with respect to a proposed transaction. The letter of intent was reviewed by the First American Board at a special meeting held on April 21, 1998. Following review of the letter of intent, the directors authorized Mr. Robert J. MacWilliam (President and Chief Executive Officer of First American) to invite Mr. Benjamin C. Bishop, Jr. (Chairman of Ewing) to meet with the First American Board at a special meeting to be held on April 27, 1998 to review the SouthTrust letter of intent, as well as indications of interest received through Ewing's solicitation process. At the meeting of the Board held on April 27, 1998, Mr. Bishop of Ewing reviewed Ewing's solicitation process. Mr. Bishop indicated that Ewing initially received indications of interest from approximately six financial institutions, including thrifts, and, upon further negotiations, three institutions, including SouthTrust, expressed specific interest in providing a proposal for the acquisition of First American. All three proposals provided for, among other things, a proposed exchange ratio of the acquirer's shares for First American Common Stock with the transaction structured to provide the shareholders of First American with a tax-free merger. Ewing reviewed the three proposals with First American directors. Following the presentation, the Board decided to authorize Ewing to continue discussions with SouthTrust regarding a possible acquisition of First American by SouthTrust. The Board also authorized the signing of the SouthTrust letter of intent, with certain revisions which might provide First American additional rights in the event of certain decreases in SouthTrust Common Stock during the pendency of the acquisition transaction over decreases in the stocks of certain select financial institutions. The directors elected to pursue a transaction with SouthTrust because the indicated price and terms reflected in the SouthTrust proposal were superior to the terms proposed by the other two interested parties.

         In May and June 1998, representatives of SouthTrust and representatives of First American negotiated the terms of a definitive agreement. The agreement was reviewed by the Board of Directors of First American at a meeting held on June 25, 1998. At this meeting, legal counsel reviewed generally for First American's directors the fiduciary obligations of directors in sales of financial institutions and commented on the form of definitive agreement, the agreement to be entered into by First American's directors and the treatment in the Merger of outstanding First American Options. The agreement was further reviewed by the Directors of First American at a subsequent meeting held on June 26, 1998. At the meeting, representatives of Ewing rendered an oral opinion that the consideration to be paid by SouthTrust for the First American Common Stock is fair, from a financial point of view, to the shareholders of First American. First American's board then unanimously approved the Agreement and the transactions contemplated thereby. First American management also was authorized to execute the Agreement, which was signed by SouthTrust and First American effective July 1, 1998.

         First American's Board of Directors believes that the Merger is in the best interest of First American shareholders. The Board of Directors at First American considered a number of factors in deciding to approve and recommend the terms of the Merger to First American shareholders, including the following:

         -        terms of the proposed transaction;

         - the financial condition, results of operations, and future prospects of First American;

         - the value of the consideration to be received by First American shareholders relative to the book value and earnings per share of First American Common Stock;

         - the competitive and regulatory environment for financial institutions generally;

         - the fact that the Merger will enable First American shareholders to exchange their shares of First American Common Stock (for which there is no established public trading markets) for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded;

         - that the Merger will enable First American shareholders to hold stock in a financial institution that has historically paid cash dividends to its shareholders as compared to First American, which has not previously paid cash dividends;

         -        the likelihood of receiving the requisite regulatory approval;

         - that it is expected that the Merger will be a tax-free transaction (except with respect to cash received for First American Common Stock in lieu of fractional shares of SouthTrust Common Stock) for federal income tax purposes;

         -        and other information.

         The Board of Directors also took into account an opinion received from Ewing that the consideration to be received by the shareholders of First American in the Merger is fair from a financial point of view. See "-- Opinion of Financial Advisor." The foregoing discussion of the information and factors considered by the First American Board of Directors is not intended to be exhaustive of the factors considered by the Board of Directors. The First American Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

         The 1.887 shares of SouthTrust's Common Stock to be exchanged for each share of First American Bank's Common Stock reflects prices that were negotiated on an arm's-length basis between representatives of First American and representatives of SouthTrust. There was no affiliation, relationship, understanding or transaction between First American and its representatives, on one hand, and SouthTrust and ST-Bank, and their representatives, on the other hand, prior to the execution of the Merger Agreement.

         THE MEMBERS OF THE BOARD OF DIRECTORS OF FIRST AMERICAN HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTEREST OF FIRST AMERICAN SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF FIRST AMERICAN RECOMMENDS THAT SHAREHOLDERS OF FIRST AMERICAN VOTE IN FAVOR OF THE MERGER AGREEMENT.

         SouthTrust is engaging in the transactions pursuant to the Merger because the Merger is consistent with its expansion strategy within the southern United States and because the acquisition of First American will augment SouthTrust's existing market share in the southeastern Florida banking market and enhance its competitive position in such market.

OPINION OF FINANCIAL ADVISER

Fairness Opinion of Allen C. Ewing & Co.

         The Board of Directors of First American retained Ewing to assist them in developing and implementing a strategy for marketing First American and for the purpose of rendering its opinion to the First American shareholders as to the fairness, from a financial point of view, of the terms of any transaction resulting from the negotiations. The Board of Directors selected a proposal by SouthTrust as offering the greatest value and the most attractive terms to the First American shareholders.

         At the meeting of the First American Board held on May 14, 1998, Ewing delivered its oral opinion that subject to certain assumptions and market conditions, the offer to the First American shareholders in the form of a tax-free exchange of shares by ST-Sub on behalf of ST-Bank was fair, from a financial point of view. On June 30, 1998, Ewing delivered a written fairness opinion to the Board of Directors of First American, which opinion was updated as of November 10, 1998, the full text of which is annexed hereto as Exhibit B (the "Opinion"). No limitations were imposed by the Board of Directors of First American on the scope of Ewing's analysis or the procedures followed by Ewing in rendering its Opinion. Ewing's Opinion is directed to the First American Board and does not constitute a recommendation to any First American shareholder as to how such shareholder should vote on the Merger. Ewing has not been requested to opine as to, and the Opinion does not in any manner address, the underlying business decision by the First American Board to enter into the Merger.

         In issuing its Opinion, Ewing assumed and relied upon the accuracy and completeness of the financial and other information provided by First American in arriving at its Opinion. Ewing made no independent verification of the supplied information, nor did Ewing conduct a physical inspection of the properties and facilities of First American, nor did Ewing make or obtain any evaluation or appraisal of the assets or liabilities of First American, nor did Ewing review any credit or loan files from First American's loan portfolio. The Opinion is based upon market and economic conditions as they existed on the date of the Opinion. Events occurring after the date of issuance of the Opinion, including but not limited to, changes in the market price of securities, the results of operations, or material changes in the value of the assets or liabilities of First American could affect Ewing's final opinion which will be issued prior to closing.

         The full text of Ewing's Opinion is attached as Exhibit B to this Proxy Statement/Prospectus and is incorporated herein by reference. The description of the Opinion set forth here is qualified in its entirety by reference to Exhibit B. We urge First American shareholders to read the Opinion in its entirety.

         In arriving at its Opinion, Ewing:

         - reviewed the audited statements prepared by Rex Meighen & Company, Tampa, Florida, for the fiscal year ended December 31, 1997, and KPMG Peat Marwick, LLP, Vero Beach, Florida, for the fiscal years ended December 31, 1996, and December 31, 1995;

         - reviewed the Call Reports of First American filed with the regulators reflecting the operations of First American for the periods ended March 31, 1998, December 31, 1997, December 31, 1996, and December 31, 1995;

         -        reviewed the Agreement and Plan of Merger dated July 1, 1998;

         -        reviewed the budget for First American for the year 1998;

         - reviewed the three-year financial objectives for First American (1998-2000);

         -        reviewed other financial information concerning First
                  American;

         - compared the values and terms of the Merger Agreement with SouthTrust with the values and terms offered to shareholders of comparable institutions in Florida in recent transactions;

         - examined First American's market share in the Indian River County market;

         - compared First American's financial performance with other comparable banking institutions operating in Florida;

         - reviewed the financial condition of SouthTrust and the impact of the proposed transaction on the future market price of the shares of SouthTrust Common Stock; and

         - reviewed the price performance and trading activity in the shares of SouthTrust Common Stock.

Ewing held discussions with the management of First American concerning its historical operations and future prospects and the decision of its Board of Directors to negotiate with SouthTrust.

         The following paragraphs summarize the most pertinent portions of the financial and comparative analysis prepared by Ewing in arriving at its Opinion. The following summary is not intended to be a complete description of the analysis performed or the matters considered by Ewing in arriving at its Opinion.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its Opinion, Ewing did not attribute any particular weight to any one factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Ewing believes that its analysis must be considered as a whole and that considering any portions of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its Opinion. In its analysis, Ewing made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond First American's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Analyses relating to the value of businesses do not purport to be appraisals or to reflect the specific prices at which businesses may be sold. Ewing's Opinion, along with Ewing's presentations to the First American Board, were just one of many factors taken into consideration by the First American Board in reaching its decision to recommend a merger with ST-Bank to the First American shareholders.

Trading History of First American Common Stock. As the shares of First American Common Stock are closely held, Ewing confirmed that there was no meaningful trading market in the shares of First American Common Stock.

Selection of Valuation Method. In valuing financial institutions, Ewing believes that there are several methods available to determine if a prospective transaction is fair, from a financial point of view, to the shareholders of the institution to be acquired. These methods include:

         (1) Comparison Method: A comparison of the purchase price of the transaction with prices paid for similar banks during periods of similar economic activity and bank valuations based on ratios commonly used in the industry including price/book, price/earnings, and price/deposits.

         (2) Control Premium Method: This method only applies to companies where there is a public market for their shares, and, as there is not an active market for the shares of First American Common Stock, this method is not applicable.

         (3) Net Asset or Liquidating Value Method: This method does not apply to healthy banks and is only used in periods of severely depressed markets.

         (4) Discounted Cash Flow Method: This method is often used in valuing community banks for the primary purpose of confirming valuations determined by the Comparison or other Methods. The method is based on management's forecast of earnings and dividends, if projected, for a period of years with an estimate of the amount of a projected sale of the bank at the end of the period. The present value of these projected cash flows was determined using discount rates reflecting the perceived risks and accuracy of the projections. Earnings for small banks can be volatile because of the expenses associated with the addition of a new branch, a new marketing program, the hiring of new banking officers, etc. which can have an adverse short-term affect on earnings. Earnings projections for smaller banks, for these reasons, tend to have less reliability, and this reduces the value of the Discounted Cash Flow Method in determining market value.

         Ewing believes that the Comparison Method is the soundest choice for determining the fairness of this transaction, and that the Discounted Cash Flow Method is useful in confirming the valuations determined by the Comparison Method.

Analysis of Comparable Companies. Using industry information including information prepared by SNL Securities, Ewing compared the financial performance of First American with two relevant groups of banks. In the first group, Ewing compared performance indicators of First American with the average performance of the 217 independent community banks in Florida (the "Florida Banks").

----------------------------------------------------------------------------------------------------------------
      PERFORMANCE INDICATOR                           FIRST AMERICAN                     THE FLORIDA BANKS
----------------------------------------------------------------------------------------------------------------
Return on Average Assets                                    .63%                               1.02%
----------------------------------------------------------------------------------------------------------------
Return on Average Equity                                   8.39%                              11.00%
----------------------------------------------------------------------------------------------------------------
Equity / Assets                                            7.47%                               9.25%
----------------------------------------------------------------------------------------------------------------
Non-Performing Assets/Assets                                .14%                                .36%
----------------------------------------------------------------------------------------------------------------


These comparisons indicated a lower rate of profitability for First American.

         In the second group, Ewing compared performance indicators of First American with the average performance indicators of eleven comparable banks which were merged with larger companies in 1997 and 1998 (the "Comparable Banks").

----------------------------------------------------------------------------------------------------------------
      PERFORMANCE INDICATOR                           FIRST AMERICAN                     COMPARABLE BANKS
----------------------------------------------------------------------------------------------------------------
Return on Average Assets                                    .63%                               1.24%
----------------------------------------------------------------------------------------------------------------
Return on Average Equity                                   8.39%                              13.88%
----------------------------------------------------------------------------------------------------------------
Equity / Assets                                            7.47%                               9.00%
----------------------------------------------------------------------------------------------------------------
Non-Performing Assets/Assets                                .14%                                .17%
----------------------------------------------------------------------------------------------------------------

These comparisons also indicated a lower rate of profitability for First
American.

Analysis of Comparable Transactions. Ewing reviewed the terms and financial characteristics of selected transactions involving the acquisition of banks by commercial bank holding companies in Florida in 1997 and 1998. Ewing selected transactions for comparison purposes involving similar sized banks in Florida in periods of similar economic activity. Ewing determined that the period commencing January 1, 1997 through March 31, 1998 was the optimum period for the selection of comparable transactions, as the economy was robust and Florida banks were enjoying strong growth and profitability.

Because of the large amount of consolidation activity occurring in the Florida banking market, Ewing determined that there were a sufficient number of transactions involving comparable banks in Florida to provide a sufficiently large universe for comparison purposes. There were 36 transactions that occurred during this period involving Florida banks, and Ewing applied the following criteria in selecting the most comparable transactions. Ewing eliminated all transactions involving selling banks with assets less than $50 million and in excess of $100 million. Ewing eliminated all transactions in which the operations of the acquired bank were unprofitable in the year of acquisition and all transactions involving banks with non-performing assets in excess of 1% of assets. Ewing eliminated all transactions where the selling bank had a Return on Average Assets in the year of acquisition of less than 1% and/or a Return on Average Equity of less than 8%. Eleven of the 36 transactions met the above criteria, and they included the following transactions (identified by acquiree/acquiror):

CNB Holding Co./Colonial BancGroup
(Montgomery, AL)

Seminole Bank/F.N.B. Corporation
(Hermitage, PA)

Central Bank/BankUnited Financial
(Boca Raton, FL)

Murdock Florida Bank/American Bancshares
(Bradenton, FL)

First Central Bank/Colonial BancGroup
(Montgomery, AL)

West Coast Bank/F.N.B. Corporation
(Hermitage, PA)

Bank of Winter Park/Huntington Bancshares
(Columbus, OH)

Indian Rocks State Bank/F.N.B. Corporation
(Hermitage, PA)

First Independence Bank/Colonial BancGroup
(Montgomery, AL)

Citizens National Bank & Trust/Gulf West Banks
(St. Petersburg, FL)

Universal National Bancorp/Totalbank Corp. (Miami, FL)

Ewing utilized three ratios that are generally utilized in the industry for comparing prices paid in transactions involving banks.

----------------------------------------------------------------------------------------------------------------
               RATIO                             FIRST AMERICAN/ST-BANK               COMPARABLE TRANSACTIONS
----------------------------------------------------------------------------------------------------------------
Price / Book                                          2.49 times                              2.51 times
----------------------------------------------------------------------------------------------------------------
Price / Earnings                                     19.98 times                             19.87 times
----------------------------------------------------------------------------------------------------------------
Price as Percentage of Deposits                      24.96%                                  28.00%
----------------------------------------------------------------------------------------------------------------

Because the reasons for and circumstances surrounding each of the transactions analyzed were diverse and because of the inherent differences between the operations of First American and the eleven banks in the selected transactions, Ewing believed that a strict reliance on the quantitative comparable transaction analysis is not meaningful without further qualitative considerations. Ewing believed that the proper use of a comparable transaction analysis involves qualitative judgments concerning differences in the characteristics of each transaction and the prospective merger of First American with ST-Bank which may have affected the acquisition value of each of the acquired companies and First American. The qualitative factors considered by Ewing in connection with its Opinion included Ewing's views as to the number of potential buyers in each of these transactions and the ability of the acquirors to implement cost savings and business synergies as a result of each merger.

Discounted Cash Flow Analysis.     Ewing projected the cash flows of First
American based on First American's financial objectives for the three-year period ended December 31, 2000, which assume that First American would remain an independent bank. For purposes of this Discounted Cash Flow Analysis, Ewing assumed that the projected dividends would be paid by First American and that First American would enter into a merger contract as of December 31, 2000, at a price based on the level of current bank valuations. The derived value as of December 31, 2000, for First American was discounted to present value utilizing a discount rate which was determined based on Ewing's estimate of the rate that investors would require in making an investment based on the projected sale of First American. Ewing calculated the appropriate discount rate by layering appropriate risk rates which took into consideration the riskless rate of Treasury Notes for the indicated time period (three years), the general risks of equity investment, and the volatility of small bank earnings. Ewing used a range of 14% to 16% in its calculations of present value.

         Based on the Discounted Cash Flow Analysis, Ewing determined that the present value of the projected cash flows was very similar to the values represented by the Merger Agreement and that the Discounted Cash Flow Analysis supported the fairness of the transaction to the First American shareholders.

Analysis of Shares of SouthTrust Common Stock.     Ewing reviewed the
profitability, quality, and liquidity of the shares of SouthTrust Common Stock including a comparison of SouthTrust's operating performance with the average of six other regional bank holding companies ("BHCs") including AmSouth, Colonial, Compass, Regions, Union Planters, and Huntington.

----------------------------------------------------------------------------------------------------------------
     PERFORMANCE INDICATOR                            SOUTHTRUST                                 BHCS
----------------------------------------------------------------------------------------------------------------
Return on Average Assets                                 1.08%                                   1.24%
----------------------------------------------------------------------------------------------------------------
Return on Average Equity                                15.72%                                  15.78%
----------------------------------------------------------------------------------------------------------------
Non-Performing Assets/Assets                              .58%                                    .45%
----------------------------------------------------------------------------------------------------------------
Equity/Assets                                            7.10%                                   7.89%
----------------------------------------------------------------------------------------------------------------


Marketing of the Bank.    The Board of Directors of First American developed a
marketing program to solicit interest in First American from a selected list of qualified bank holding companies whose shares were acceptable in terms of investment value and quality. Ewing assisted the Board of Directors in this process which resulted in specific interest being expressed by several bank holding companies, including SouthTrust. The proposal from SouthTrust was selected by the Board because of the higher market value and more advantageous terms that it represented.

Compensation of Allen C. Ewing & Co.     Ewing served as financial advisor to
First American in addition to rendering its Opinion, and First American has agreed to pay Ewing a total fee equal to 1% of the value of the transaction at closing. First American agreed to indemnify Ewing against certain liabilities as delineated in Ewing's agreement with First American.

Experience of Allen C. Ewing & Co.     As a part of its investment banking
business, Ewing is regularly engaged in the valuation of securities in connection with mergers and acquisitions, underwritings, private placements, trading and market making activities, and valuations for various other purposes. First American's Board of Directors engaged Ewing based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in Florida, and its general investment banking experience in the financial services industry.

         In the ordinary course of its business as a broker/dealer, Ewing may, from time to time, purchase securities from, and sell securities to, banking and thrift companies and as a market maker in securities may from time to time have a long or short position in, and buy or sell, debt or equity securities of banking and thrift companies for its own account and for the account of its customers. As of the date of this Proxy Statement/ Prospectus, Ewing had no such position in the securities of First American or SouthTrust.

INTERESTS OF CERTAIN NAMED PERSONS IN THE MERGER

         Certain members of First American management and of First American's Board of Directors have interests in the Merger that are in addition to any interests they may have as shareholders of First American generally. These interests include, among others, provisions in the Merger Agreement relating to indemnification of First American's directors and officers and certain severance and other employee benefits, as described below.

         SouthTrust has agreed in the Merger Agreement that, for a period of three years after the Effective Time, it will indemnify, defend and hold harmless each person entitled to indemnification from First American against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including the transactions contemplated by the Merger Agreement) to the same extent and subject to the same conditions set forth in First American's Articles of Incorporation and Bylaws as in effect on the date of the Merger Agreement.

         Following the Effective Time of the Merger and subject to certain conditions described below, SouthTrust has agreed that the officers and employees of First American who SouthTrust or any of its affiliates employs will be eligible to participate in the employee benefit plans of SouthTrust, including welfare and fringe benefit plans, on the same basis as and subject to the same conditions as apply to any newly-hired employee of SouthTrust. The following exceptions apply:

         - with respect to SouthTrust's group medical insurance plan, SouthTrust will credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under First American's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's group medical benefits plan for such current year; and

        - credit for each such employee's past service with First American prior to the Effective Time of the Merger will be given by SouthTrust to employees for purposes of: (1) determining vacation and sick leave benefits and accruals in accordance with the established policies of SouthTrust; and
                  (2) establishing eligibility for participation in, and vesting under, SouthTrust's employee benefits plans and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service (except that such credit for past service will not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of SouthTrust).

         The Merger Agreement further provides that the First American Bank 401(k) Plan will either be merged into the SouthTrust Corporation Employee's Profit Sharing Plan (the "STPS Plan") effective as of January 1 of the year following the Effective Time of the Merger or will be terminated as of a date prior to, on or after the Effective Time of the Merger. From and after January 1 following the Effective Time of the Merger, for purposes of determining eligibility to participate in, and vesting in accrued benefits under, both the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan") and the STPS Plan, employment by First American will be credited as if it were employment by SouthTrust, but such service will not be credited for purposes of determining benefit accrual under the ST Retirement Plan.

         SouthTrust and First American have entered an employment agreement with Robert J. MacWilliam, the President and Chief Executive Officer of First American, dated July 1, 1998, which shall become effective immediately prior to the Effective Time of the Merger and will replace Mr. MacWilliam's existing employment agreement at that time. The employment agreement provides that upon the Effective Time of the Merger the employment obligations of First American under the Employment Agreement shall be assumed by ST-Bank and ST-Bank shall employ Mr. MacWilliams for a one-year term, annually renewable, and shall pay him an aggregate annual base salary at a rate of $115,000 per annum. If Mr. MacWilliam remains employed under the employment agreement through December 31, 1998, he shall receive a cash bonus of $45,000. Under the employment agreement, Mr. MacWilliam shall be entitled to participate on the same basis as other similarly situated employees of SouthTrust and its affiliates in all incentive and benefit programs or arrangements made available by SouthTrust and its affiliates to such employees, and, after December 31, 1998, he shall be entitled to participate in such bonus plans and programs as are available to similarly situated employees of SouthTrust and its affiliates on the same terms as such similarly situated employees. The employment agreement also provides for particular benefits including vacation, automobile and insurance. In the event that the employment agreement is terminated by ST-Bank for Cause (as defined in the employment agreement), by Mr. MacWilliam other than for Good Reason (as defined in the employment agreement) or as a result of Mr. MacWilliam's death or disability, then ST-Bank shall not be further obligated to make payments or provide benefits to Mr. MacWilliam except for earned but unpaid or unreimbursed amounts.

         SouthTrust and First American have also entered an employment agreement with Steven C. Shackley, Vice President -- Cashier of First American, dated July 1, 1998, which shall become effective immediately prior to the Effective Time of the Merger. The employment agreement provides that upon the effectiveness of the Merger, the employment obligations of First American under the employment agreement shall be assumed by ST-Bank and ST- Bank shall employ Mr. Shackley for a two year period and shall pay him an aggregate annual base salary at a rate of $50,000 per annum. After the employment agreement is assumed by ST-Bank, Mr. Shackley shall be entitled to participate in any annual bonus plan or other similar arrangement maintained by SouthTrust and its affiliates and in all incentive and benefit programs or arrangements made available by SouthTrust and its affiliates to similarly situated employees of SouthTrust and its affiliates on the same basis and terms as other similarly situated employees. In the event that Mr. Shackley's employment under the employment agreement shall be terminated by ST-Bank for Cause (as defined therein), by Mr. Shackley other than for Good Reason (as defined therein), or as a result of Mr. Shackley's death or disability, then ST-Bank shall have no further obligation to make payment or provide benefits to Mr. Shackley except earned but unpaid or unreimbursed amounts.

         ST-Bank has also entered separate Stay Pay Agreements with Steven C. Shackley, Audrey F. Glover and Michael Float, employees of First American, each dated July 1, 1998. Each agreement provides that if the Merger is consummated pursuant to the Merger Agreement, and the Employee continues his or her employment with First American through the Closing of the Merger, then the Employee who is a party to such agreement shall be entitled to receive a bonus equal to one year's base salary. Each Stay Pay Agreement further provides that the Employee who is a party thereto shall be entitled to an additional lump sum payment in the event the Employee continues in the employment of ST-Bank through the earlier of completion of conversion or the expiration of the twelfth calendar month following the Effective Time of the Merger.

         As of the date of this Proxy Statement/Prospectus, Robert J. MacWilliam (the President and Chief Executive Officer of First American) held stock options which entitled him to purchase, in the aggregate, up to 5,500 shares of First American Common Stock. Under the terms of the Merger Agreement, to the extent that such options are outstanding at the Effective Time, they shall be assumed by SouthTrust and exercisable thereafter (in accordance with the terms pursuant to which such options were issued) for a number of shares of SouthTrust Common Stock equal to 5,500 multiplied by the Conversion Ratio, and at an exercise price per share equal to the exercise price at which such options are exercisable at the Effective Time divided by the Conversion Ratio (rounding to the nearest cent).

EFFECT OF THE MERGER ON FIRST AMERICAN COMMON STOCK

         Pursuant to the Merger Agreement, First American will be merged with and into ST-Bank pursuant to the Florida Banking Code and the National Bank Act, and ST-Bank will be the Surviving Corporation. At the Effective Time of the Merger, and subject to approval of the Merger Agreement by the shareholders of First American at the Special Meeting, the receipt of required regulatory approvals, and satisfaction of other conditions, pursuant to the Merger Agreement, SouthTrust is to issue up to a total of 253,546 shares of SouthTrust Common Stock for all of the issued and outstanding First American Common Stock (assuming that no dissenters' rights of appraisal are exercised in the Merger and assuming the exercise of all First American Options that are exercisable). As of the date of the Merger Agreement, a total of 128,865 shares of First American Common Stock were issued and outstanding. An option for the purchase of up to 5,500 shares of First American Common Stock was also outstanding as of the date of the Merger Agreement. If the option is not exercised prior to the Effective Time of the Merger, then SouthTrust will assume the option which shall then be exercisable for a number of shares equal to 5,500 multiplied by the Conversion Ratio, at an exercise price equal to the initial exercise price divided by the Conversion Ratio.

         At the Effective Time of the Merger, each share (excluding (1) shares held by First American or by SouthTrust or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and (2) shares dissenting from approval of the Merger Agreement) of First American Common Stock, will become and be converted into the right to receive 1.887 shares of SouthTrust Common Stock subject to possible adjustment as described in "THE MERGER -- Possible Conversion Ratio Adjustment."

         The Conversion Ratio, including the number of shares of SouthTrust Common Stock issuable in the Merger, is also subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by SouthTrust.

         No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, instead, each holder of a share of First American Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment (without interest) in an amount equal to (1) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled, multiplied by (2) the last sales price of SouthTrust Common Stock as reported by NASDAQ on the last trading day preceding the Effective Time of the Merger or the date of exercise in the case of First American Options to be exercised for shares of SouthTrust Common Stock.

         Because, except as described above, the Conversion Ratio of shares of SouthTrust Common Stock for First American Common Stock is fixed, it will not compensate First American shareholders for decreases in the market price of SouthTrust Common Stock which could occur before the Effective Time of the Merger. Further, in the event the market price of SouthTrust Common Stock decreases after December 10, 1998, the date of the Special Meeting, the value of the SouthTrust Common Stock to be received in the Merger in exchange for the First American Common Stock would decrease below the value prevailing at the time the shareholders of First American consider and act upon the proposal to approve and adopt the Merger Agreement. However, in the event the market price of SouthTrust Common Stock increases, the value of the SouthTrust Common Stock to be received in the Merger in exchange for First American Common Stock would increase. First American's shareholders are advised to obtain current market quotations for SouthTrust Common Stock. No assurance can be given as to the market price of SouthTrust Common Stock on the date the Merger becomes effective or as to the market price of SouthTrust Common Stock thereafter.

EFFECT OF THE MERGER ON FIRST AMERICAN STOCK OPTIONS

         At the Effective Time of the Merger, all rights with respect to Common Stock pursuant to stock options ("First American Options") granted by First American under First American Stock Option Plans, which are outstanding at the Effective Time of the Merger, whether or not exercisable, shall be converted into options to purchase SouthTrust Common Stock and will be assumed by SouthTrust in accordance with the terms of the particular First American Stock Option Plan under which such First American Options were issued and the stock option agreement by which such First American Options are evidenced. From and after the Effective Time of the Merger, (1) each First American Option assumed by SouthTrust may be exercised solely for shares of SouthTrust Common Stock,
(2) the number of shares of SouthTrust Common Stock subject to such First American Option shall be equal to the number of shares of First American Common Stock subject to such First American Option immediately prior to the Effective Time multiplied by the Conversion Ratio, and (3) the per share exercise price under each such First American Option shall be adjusted by dividing the per share exercise price under each such First American Option by the Conversion Ratio and rounding up to the nearest cent.

         At all times after the Effective Time of the Merger, SouthTrust shall reserve for issuance such number of SouthTrust Shares as shall be necessary to permit the exercise of First American Options. At or (at the election of SouthTrust) within a reasonable time after the Effective Time of the Merger, SouthTrust has agreed in the Merger Agreement to file a registration statement on Form S-3 or Form S-8, as the case may be, with respect to the shares of SouthTrust Common Stock subject to the First American Options and to use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the First American Options remain outstanding.

         The number of SouthTrust Shares subject to First American Options to be assumed by SouthTrust and the exercise price of the options shall be subject to any Conversion Ratio adjustments.

         It is intended that the assumption of First American Options shall be undertaken in a manner that will not constitute a "modification" as defined in
Section 424 of the Code as to any stock option which is an incentive stock option as defined in Section 422 of the Code. All restrictions or limitations on transfer with respect to shares of First American Common Stock awarded under a First American Stock Option Plan ("Restricted Stock"), to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the shares of SouthTrust Common Stock into which such Restricted Stock is converted unless such restrictions arise under the Securities Act of 1933 and are eliminated by virtue of the Registration Statement filed by SouthTrust of which this Proxy Statement/Prospectus is a part.


                                  DEFINITIONS

Average Closing Price means the average of the daily last sales prices of SouthTrust Common Stock as reported on NASDAQ for the ten consecutive full trading days in which SouthTrust shares are traded on NASDAQ ending on the date specified.

Determination Date is the date on which this Proxy Statement/Prospectus is mailed to the First American shareholders.

Index Group means the group of bank holding companies identified in the Merger Agreement (see the box below).

Index Price means the weighted average of the closing prices of the companies in the Index Group (weighted according to the factors listed in the Merger Agreement).

Starting Date means July 1, 1998, the date of the Merger Agreement.

POSSIBLE CONVERSION RATIO ADJUSTMENT

         The Board of Directors of First American may have an opportunity to terminate the Merger Agreement upon the occurrence of certain events relating to the stock price of the SouthTrust Common Stock. In such event, SouthTrust may elect, at its sole option, to adjust the Conversion Ratio, as a result of which the Merger Agreement would not be terminated. The following explanation of the circumstances in which First American may terminate the Merger Agreement due to a decline in the value of SouthTrust Common Stock includes terms that we have defined in the box at right. Please refer to those definitions and to the Merger Agreement attached as Exhibit A for a complete understanding of this termination option.

         At any time during the ten-day period beginning two days after the Determination Date, the Board of Directors of First American may terminate the Merger Agreement IF BOTH:

         (1) the Average Closing Price of SouthTrust Common Stock as of the Determination Date shall be less than the Average Closing Price as of June 26, 1998, which was $41.1127, and

         (2) the quotient obtained by dividing the Average Closing Price on the Determination Date by the Average Closing Price on the Starting Date shall be less than the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date.


          If First American elects to terminate the Merger Agreement, it must give prompt written notice of the election to terminate to SouthTrust. First American may withdraw the notice of election to terminate at any time within the ten-day period in which First American may make the election. SouthTrust then will have five business days in which to elect to increase the Conversion Ratio so that it equals the quotient obtained by dividing $10,000,000 by the Average Closing Price on the Determination Date. If SouthTrust elects to increase the Conversion Ratio within the permitted five-business-day period, it will give prompt written notice to First American of the election and the revised Conversion Ratio. If SouthTrust elects to increase the Conversion Ratio, then no termination shall have occurred and the Merger Agreement will remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in the Merger Agreement to "Conversion Ratio" will then be deemed to refer to the Conversion Ratio as adjusted.

         We cannot assure you that the First American Board would exercise its rights to terminate the Merger Agreement if the criteria specified above are met. Furthermore, if the First American Board does elect to terminate the Merger Agreement in such circumstances, we cannot assure you that SouthTrust would elect to increase the Conversion Ratio as provided in the Merger Agreement.

                                THE INDEX GROUP

The Index Group is composed of the bank holding companies listed below (although a bank holding company may be removed from the list if certain unusual situations, as identified in the Merger Agreement, arise).* The bank holding companies and the weights attributed to them for the Index Price are as follows:

BANK HOLDING COMPANIES                  WEIGHTING
----------------------                  ---------
AmSouth Bancorporation                    4.7871
BB&T Corporation                          7.9746
Compass Bancshares, Inc.                  3.9285
Fifth Third Bancorp                       9.2214
First American Corporation                3.4815
First Security Corporation                6.8925
First Tennessee National Corporation      3.8226
First Virginia Banks, Inc.                3.0816
Hibernia Corporation                      7.7864
Huntington Bancshares, Inc.              11.3856
Mercantile Bancorporation, Inc.           7.7629
Regions Financial Corporation             5.9398
Summit Bancorp                           10.4799
Union Planters Corporation                4.0579
Wachovia Corporation                      9.3977
                                        --------

         Total                          100.0000%
                                        ========


*The Index Group originally included Star Banc Corporation and SunTrust Banks, Inc., but these bank holding companies have been removed due to certain significant transactions involving each of them and the relative weights attributed to each have been redistributed proportionally.

                  Certain possible effects of the above provisions on the Conversion Ratio may be illustrated by the following three scenarios:

                  (1) If the Average Closing Price on the Determination Date is not less than $41.1127, there would be no termination event and no adjustment to the Conversion Ratio.

                  (2) If the Average Closing Price on the Determination Date is less than $41.1127, but the quotient obtained by dividing the Average Closing Price on the Determination Date by the Average Closing Price on the Starting Date is greater than the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Start Date, there would be no termination event and no increase in the Conversion Ratio.

                  (3) If the Average Closing Price on the Determination Date is less than $41.1127, and the quotient obtained by dividing the Average Closing Price on the Determination Date by the Average Closing Price on the Starting Date is less than the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Start Date, there would be a termination event and the First American Board could, at its sole option, elect to terminate the Merger Agreement. However, if the First American Board elects to terminate the Merger Agreement on these grounds, SouthTrust could, at its sole option, override such termination by electing to increase the Conversion Ratio to equal the quotient obtained by dividing $10,000,000 by the Average Closing Price on the Determination Date.


         This paragraph uses a recent date, November 5, 1998, as a hypothetical Determination Date to further illustrate how First American's Board of Directors might have the option to terminate the Merger Agreement. For the ten-trading-day period ended November 5, 1998, the Average Closing Price per share of SouthTrust Common Stock was 36.4563, which is less than 41.1127, the Average Closing Price as of June 26, 1998. The quotient obtained by dividing the Average Closing Price on November 5, 1998, by the Average Closing Price on the Starting Date is .8659. The quotient obtained by dividing the Index Price on November 5, 1998, by the Index Price on the Starting Date is
 .9778. Because the relevant Average Closing Price quotient of .8659 is less than the relevant Index Price quotient of .9778 as of November 5,

1998, and the Average Closing Price as of that date is less than 41.1127, First American would have had the option to terminate the Merger Agreement if November 5, 1998 had been the Determination Date. Furthermore, if the relevant calculations as of the actual Determination Date, the date this Proxy Statement/Prospectus is mailed, were to produce the same results as the November 5, 1998, calculations, then First American's Board of Directors would have the right to terminate the Merger Agreement. In such circumstances, however, the Board of Directors may determine that it would be in the best interest of First American shareholders not to terminate the Merger Agreement. Furthermore, even if the First American Board elects to terminate in this scenario, SouthTrust would have the option to increase the Conversion Ratio, as described above, so that no termination will have occurred.

         The above scenarios are for illustrative purposes only and are not intended to, and do not, reflect the value of SouthTrust Common Stock that may actually be received by holders of First American Common Stock in the Merger, nor do they reflect all possible termination/increase scenarios.

         First American shareholders should be aware that the Average Closing Price as of the Determination Date and any subsequent increase in the Conversion Ratio, if at all, will be based on the average last sales price of SouthTrust Common Stock during the ten-trading-day period ending on the date that this Proxy Statement is sent to First American Shareholders. Accordingly, because the market price of SouthTrust Common Stock will fluctuate between the Determination Date and the Effective Time of the Merger, as well as on the date certificates representing shares of SouthTrust Common Stock are delivered in exchange for shares of First American Common Stock following consummation of the Merger, the value of the SouthTrust Common Stock actually received by First American shareholders may be more or less than (1) the Average Closing Price as of the Determination Date, or (2) the value of the SouthTrust Common Stock at the Effective Time.


EFFECTIVE TIME OF THE MERGER

         The Merger will become effective on the date and at the time on which the Merger is deemed effective by the Comptroller. The Merger Agreement provides that, unless otherwise mutually agreed upon in writing, the parties to the Merger Agreement will use their reasonable efforts to cause such Effective Time to occur as soon as practicable following the later to occur of (1) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger, and (2) the date on which the shareholders of First American approve the Merger Agreement, although SouthTrust and First American may agree to another date. The Merger cannot become effective until First American shareholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken.

                  NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER AND REGULATORY APPROVALS WILL BE OBTAINED OR THAT OTHER CONDITIONS PRECEDENT TO
                  THE MERGER CAN OR WILL BE SATISFIED. FIRST AMERICAN AND SOUTHTRUST ANTICIPATE THAT ALL CONDITIONS TO CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED ON OR BEFORE DECEMBER 11, 1998. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

         Either SouthTrust, ST-Sub, ST-Bank or First American generally may terminate the Agreement if the Merger is not consummated on or prior to February 28, 1999, but only if the party electing to terminate is not then in breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement. See "THE MERGER -- Regulatory Approvals and Certain Other Conditions to Consummation of the Merger" and "THE MERGER - Termination."

EXCHANGE OF STOCK CERTIFICATES

         Promptly after the Effective Time of the Merger, SouthTrust and First American will cause the exchange agent selected by SouthTrust (the "Exchange Agent") to mail appropriate transmittal materials to each former holder of record of shares of First American Common Stock. Shareholders should use these transmittal materials to exchange their certificates which formerly represented shares of First American Common Stock for exchange and conversion in accordance with the procedures provided for in this Proxy Statement/Prospectus and in the Merger Agreement. Shareholders should carefully follow the instructions in the letter of transmittal to ensure proper delivery to the Exchange Agent. FIRST AMERICAN SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS.

         After the Effective Time of the Merger, each holder of shares of First American Common Stock shall surrender the certificates representing those shares to the Exchange Agent and shall promptly receive in exchange:

         -        SouthTrust Common Stock
         - all undelivered dividends or distributions on the SouthTrust Common Stock declared after the Effective Time of the Merger (but without interest on such amounts)
         - cash in lieu of fractional shares of SouthTrust Common Stock to which the shareholder may otherwise be entitled.

A First American shareholder will not receive any SouthTrust Common Stock or other related payments until the shareholder has surrendered the shares of First American Common Stock for exchange. Neither SouthTrust nor the Exchange Agent shall be liable to a holder of First American Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

         Whenever SouthTrust may declare a dividend or other distribution on SouthTrust Common Stock, with a record date at or after the Effective Time of the Merger, the declaration will include dividends or other distributions on all shares issuable pursuant to the Merger Agreement. However, after the Effective Time of the Merger, a First American shareholder will not receive any dividend or other distribution payable after the Effective Time of the Merger with respect to SouthTrust Common Stock unless and until the holder duly surrenders his or her certificates representing shares of First American Common Stock.

         After the Effective Time of the Merger, there will be no transfers of shares of First American Common Stock on First American's stock transfer books. If certificates formerly representing shares of First American Common Stock are presented for transfer after the Effective Time of the Merger, they will be canceled and exchanged for shares of SouthTrust Common Stock and a check for the amount due in lieu of fractional shares, if any, pursuant to the Merger Agreement.

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         SouthTrust has registered the shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement, as required under the Securities Act. Therefore, shareholders of First American can sell their shares of SouthTrust Common Stock without restriction unless the shareholder was deemed to be an "affiliate" (as that term is defined in the rules under the Securities Act) of First American or becomes an affiliate of SouthTrust. Affiliates of First American may resell the shares of SouthTrust Common Stock only

         - pursuant to an effective registration statement filed to permit resale by shareholders who are affiliates;

         -         pursuant to Rule 145 under the Securities Act; or

         - in transactions otherwise exempt from registration under the Securities Act.

         SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Under the volume limitations of Rule 145, and based upon outstanding shares of SouthTrust Common Stock as of June 30, 1998 (exclusive of shares of SouthTrust Common Stock to be issued in the Merger), each affiliate of First American will be free to resell, during any given three-month period, up to approximately 1,646,756 shares of SouthTrust Common Stock, provided that such affiliate otherwise complies with the provisions of Rule 145.

         This Proxy Statement/Prospectus does not cover any resales of SouthTrust Common Stock received by persons who may be deemed to be affiliates of First American or SouthTrust.

         First American has identified certain persons as affiliates of First American. Each of those affiliates has executed a written agreement in the form provided for in the Merger Agreement providing that such affiliate will not sell, transfer or otherwise dispose of such shares of SouthTrust Common Stock to be received by such affiliate upon consummation of the Merger, except

         - in compliance with the Securities Act or the rules and regulations thereunder, and

         - after financial results covering at least 30 days of combined operations of First American and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

ACCOUNTING TREATMENT

         SouthTrust will account for the Merger as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of First American and SouthTrust will be carried forward at their previously recorded amounts. The Merger Agreement provides, as a condition of SouthTrust's obligations to consummate the Merger, that the transactions contemplated by the Merger Agreement qualify for pooling of interest accounting treatment, as determined by SouthTrust. To assure the availability of pooling-of-interests accounting treatment, affiliates of First American will be subject to certain restrictions on transfers of the SouthTrust Common Stock they receive. For more information on these restrictions, see "THE MERGER -- Resale of SouthTrust Common Stock Received in the Merger."

REGULATORY APPROVALS AND CERTAIN OTHER CONDITIONS TO THE MERGER

         SouthTrust and First American will not be obligated to consummate the Merger until certain conditions are satisfied, including, among others, (1) the receipt of all required regulatory approvals with respect to the Merger, (2) the approval of the Merger Agreement by the requisite vote of First American shareholders, and (3) certain other conditions as described in more detail below.

         SouthTrust and First American have submitted applications for the approvals described below to the appropriate regulatory agencies. WE CANNOT ASSURE YOU THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVALS. Any such approvals may impose conditions or be restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either SouthTrust or First American would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement that, SouthTrust or First American would not, in its reasonable judgment, have entered into the Merger Agreement had such condition or requirement been known.

         Any approval received from bank regulatory agencies reflects only their view that the Merger does not contravene applicable competitive standards imposed by law, and that the Merger is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

         First American and SouthTrust are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except those described below. If any other approval or action is required, SouthTrust and First American plan to seek such approval or action.

         The Merger cannot be consummated without certain regulatory approvals, including the approval of the Comptroller under the Bank Merger Act, which prohibits the merger or consolidation of any insured institution with any other depository institution without the approval of the insured institution's primary federal supervisory regulatory agency. On September 22, 1998, ST-Bank submitted to the Comptroller an application seeking approval of the Merger.

         The Bank Merger Act requires that the Comptroller take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. In essence, the Comptroller will deny approval of the Merger

         - if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or

         - if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Merger Act, the Comptroller also considers whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. The Comptroller has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. In addition, the Merger may not be consummated until the 30th day following the date of the approval of the Comptroller, during which period the United States Department of Justice may comment adversely on the transaction or challenge the Merger on antitrust grounds. However, the Merger may be consummated on or after the 15th day following the date of the approval of the Comptroller if the Comptroller does not receive any adverse comments from the United States Attorney General and the United States Attorney General consents to the shorter period. The commencement of an antitrust action would suspend the effectiveness of such an approval unless a court specifically orders otherwise. There can be no assurance that the United States Department of Justice or a State Attorney General will not challenge the Merger or, if such a challenge is made, as to the result of such a challenge.

         The consummation of the Merger is subject to (1) receipt of all necessary regulatory approvals and the expiration of all required notice and waiting periods following the granting of such approvals, (2) the approval of the Merger Agreement by the requisite vote of the shareholders of First American and (3) the satisfaction of certain other conditions on or before the Effective Time of the Merger. Such additional conditions include, among others, the following:

         - Neither the Commission nor any other Regulatory Authority will have issued any stop orders suspending the effectiveness of the Registration Statement or initiated or threatened any proceeding to suspend the effectiveness of the Registration Statement;

         - The representations and warranties of SouthTrust and First American, respectively, made in the Merger Agreement and assessed as of the time of the Merger Agreement and as of all times up to and including the Effective Time of the Merger will be accurate to the extent provided for in the Merger Agreement;

         - SouthTrust and First American, respectively, will have performed, and complied with all of their respective agreements and covenants pursuant to the Merger Agreement;

         - The receipt of the opinion of Bradley Arant Rose & White LLP as to certain tax matters (see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES");

         - The receipt of the opinion of Bradley Arant Rose & White LLP as to certain matters and the receipt of the opinion of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A. as to certain matters;

         - No court or governmental or regulatory authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, order or similar restriction or taken any other action which prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement;

         - The shares of SouthTrust Common Stock issuable pursuant to the Merger will have been approved for listing on NASDAQ;

         - First American shall have obtained the written agreement of the landlord of the building occupied by First American to change the name of the building to "SouthTrust Bank Building" or such other name that does not reference a banking institution other than SouthTrust and its affiliates.

         - SouthTrust shall not have determined that the transactions contemplated by the Merger Agreement fail to qualify for pooling of interests accounting treatment; and

         - In the case of SouthTrust's obligations, the holders of not more than 5% of First American Common Stock, will have taken appropriate steps to dissent from the Merger.

WAIVER AND AMENDMENT

         At any time before the Effective Time of the Merger, any party to the Merger Agreement may: (1) waive any default in the performance of any term of the Merger Agreement by the other party; (2) waive or extend the time for compliance or fulfillment by the other party of any and all of such other parties' obligations; and (3) waive any or all conditions to its obligations under the Merger Agreement, except any condition which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

         The parties to the Merger Agreement may amend the Merger Agreement in writing if all of the parties to the Merger Agreement execute the written amendment, except that the parties may not amend the Merger Agreement to reduce or modify the consideration to be received by the holders of First American Common Stock.

TERMINATION

         The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time of the Merger in any of the following ways:


         1. by the mutual consent in writing of SouthTrust, ST-Sub, ST-Bank and First American;

         2. by SouthTrust, ST-Sub, ST-Bank or First American if the Merger shall not have occurred on or prior to February 28, 1999, provided that the failure to consummate the Merger on or before such date is not accompanied by any breach of any of the representations, warranties, covenants or other agreements contained in the Merger Agreement by the party electing to terminate;

         3. by SouthTrust or First American (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions to the obligations of the nonterminating party to consummate the Merger cannot be satisfied or fulfilled;

         4.       by SouthTrust if:

                  (a) SouthTrust shall have determined that any fact, event or condition exists that, in the judgment of SouthTrust:

                  - is materially at variance with any warranty or representation of First American set forth in the Merger Agreement or is a material breach of any covenant or agreement of First American contained in the Merger Agreement,

                  - has a Material Adverse Effect or can be reasonably foreseen to have a Material Adverse Effect upon the Condition (as defined in the Merger Agreement) of First American on a consolidated basis or upon the consummation of the transactions contemplated by the Agreement,

                  - would be materially adverse to the interests of SouthTrust and ST-Bank on a consolidated basis,

                  - relates to or affects First American and would significantly and materially adversely affect the economic benefits reasonably and good faith expected to be obtained by SouthTrust from consummating the transaction contemplated by the Merger Agreement, including, without limitation, a significant and material adverse effect with respect to First American's consolidated financial condition or results of operation, credit quality or allowance for possible loan losses or any item related thereto, or

                  - renders the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or any other national securities exchange; or

                  (b) there shall be any litigation or threat of litigation

                  - challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by this Agreement,

                  - seeking damages in connection with the consummation of the transactions contemplated by the Merger Agreement or

                  - seeking to restrain or invalidate the consummation of the transactions contemplated by the Merger Agreement.

         5.       by First American if:

                  (a) First American shall have determined that any fact, event or condition exists that, in the judgment of First American,

                  - is materially at variance with any warranty or representation of SouthTrust, ST-Sub or ST-Bank contained in the Merger Agreement or is a material breach of any covenant or agreement of SouthTrust, ST-Sub or ST-Bank contained in the Merger Agreement,

                  - has a Material Adverse Effect or can be reasonably seen to have a Material Adverse Effect upon the consummation of the transactions contemplated by the Merger Agreement;

                  (b) there shall be any litigation or threat of litigation

                  - challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement,

                  - seeking damages in connection with the consummation of the transactions contemplated by the Merger Agreement or

                  - seeking to restrain or invalidate the consummation of transactions contemplated by this Agreement, or

                  (c) First American shall have determined that any fact, event or condition exists that, in the judgment of First American, would render the Merger and the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         6. by majority vote of the entire Board of Directors of First American if the average daily last sales price of SouthTrust Common Stock on the date this Proxy Statement/Prospectus is mailed is lower than the average daily last sales price of SouthTrust Common Stock on June 26, 1998, and the percentage drop in the ten-day average closing price of SouthTrust Common Stock is greater than the percentage drop in the one-day weighted average stock price of an Index Group of bank holding companies during the period from July 1, 1998, to the date this Proxy Statement/Prospectus is mailed, as set forth in greater detail in "THE MERGER - Possible Conversion Ratio Adjustment."

         7. by First American if (1) First American receives a bona fide offer or proposal from a third party (as defined in the Merger Agreement), (2) the Board of Directors of First American believes in good faith, after consultation with its financial advisor, that terminating the Merger Agreement and entering into certain appropriate agreements with such third party would result in a superior financial transaction for First American shareholders, and (3) outside counsel to First American provides a written opinion to the Board of Directors of First American to the effect that the failure to take such action would subject First American Directors to liability for breach of their fiduciary duties.

         If the Merger Agreement is terminated, then the only liability or further obligation that will continue under the Merger Agreement (other than a possible termination fee), will be liability by a breaching party for any uncured willful breach of any representations, warranties, covenants or other agreements giving rise to such termination. Furthermore, First American shall pay SouthTrust a cash amount of $500,000 as an agreed-upon termination fee as the sole and exclusive remedy of SouthTrust against First American if (1) First American receives an offer or proposal to enter an acquisition transaction with a third party, (2) thereafter the Merger Agreement and the Merger are not consummated and (3) an Acquisition Transaction is consummated or a definitive agreement is entered into by First American relating to an Acquisition Transaction within one year of the later of the termination of the Merger Agreement or the date the Acquisition Transaction is offered, presented or proposed to the Board of First American.

CERTAIN EXPENSES

         The parties to the Merger Agreement will bear their own expenses incurred in connection with consummating the transactions contemplated by the Merger Agreement. SouthTrust will pay all the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

RIGHTS OF DISSENT AND APPRAISAL

         A shareholder of First American may dissent from the Merger and receive in cash the appraised value, as of the Effective Time of the Merger, of the shares of First American Common Stock held by such shareholder pursuant to
Section 215a of the United States Code (the "Dissent Provisions"). Section 215a of the United States Code is the controlling provision relating to the dissent rights of First American shareholders in light of Section

658.41(2) of the Florida Banking Code which provides that federal, rather than Florida law, will be controlling in the merger of a Florida bank into a national bank. The appraised value of the First American Common Stock may differ from the consideration that a shareholder of First American is entitled to receive in the Merger. The following is only a summary of the Dissent Provisions. We urge each First American shareholder to read carefully the full text of the Dissent Provisions set forth as Exhibit C to this Proxy Statement/Prospectus.

         Under the Dissent Provisions, a shareholder of First American may dissent from the Merger by (1) voting against the Merger or by giving notice in writing at or prior to the Special Meeting to First American that the shareholder dissents from the Merger Agreement, AND (2) making a written request to ST-Bank, within thirty days of the Effective Time of the Merger and accompanied by the surrender of the shareholder's stock certificates, to receive the fair value of the shares of First American Common Stock.

         The value of the shares of any dissenting shareholder shall be determined as of the Effective Time of the Merger by an appraisal made by a committee of three persons. The committee will be composed of one person selected by the holders of a majority of the shares of First American Common Stock for which rights of dissent are being asserted, one selected by the Board of Directors of ST-Bank and the third selected by the other two. The valuation agreed upon by any two of the three appraisers shall govern. However, if the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the dissenting shareholder who has appealed to the Comptroller.

         If, within ninety days from the Effective Time of the Merger, for any reason one or more of the three appraisers is not selected as provided by the Dissent Provisions, or the appraisers shall fail to determine the value of the shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. In any event, ST-Bank shall promptly pay the value of shares ascertained under the Dissent Provisions to the dissenting shareholders. In addition, the SouthTrust Common stock that would have been delivered to the dissenting shareholders but for their dissent may, if required by law, be sold at an advertised public auction at which SouthTrust may bid. If the shares are auctioned and are sold at a price greater than that paid to the dissenting shareholders, such excess amount would be remitted to the dissenting shareholders. The Comptroller has taken the position that a shareholder may dissent as to less than all of the shares of stock owned by such shareholder. ST-Bank shall pay the expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be.

CONDUCT OF BUSINESS BY FIRST AMERICAN PENDING THE MERGER

         The Merger Agreement provides that, until the Effective Time of the Merger, and except with the prior approval of SouthTrust, or as otherwise required by law or regulation, First American will operate its business only in the usual, regular and ordinary course, preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees. First American also will take no action which would adversely affect its ability to obtain required regulatory approvals or to perform any of its material obligations under the Merger Agreement. The Merger Agreement further provides that, until the Effective Time of the Merger, First American will NOT do or agree or commit to do any of the following without the prior written consent of
SouthTrust:

         (1) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of First American;

         (2) except for the issuance of the First American Shares pursuant to the terms of the First American Options, (A) change the number of shares of the authorized, issued or outstanding capital stock of First American, (B) issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of First American, or (C) declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of First American;

         (3) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

         (4) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on December 31, 1997 and disclosed in a Disclosure Schedule delivered pursuant to the Merger Agreement and other than expenditures necessary to maintain existing assets in good repair;

         (5) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein or any tangible or intangible personal property having a book value in excess of or in exchange for consideration in excess of $25,000 for each such parcel or interest;

         (6) pay any bonuses to any executive officer or director except pursuant to the terms of an enforceable written agreement as reflected in a Disclosure Schedule delivered pursuant to the Merger Agreement; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

         (7) enter into or extend any agreement, lease or license relating to real property, tangible or intangible personal property or any service or other function (including, without limitation), data processing or bankcard functions relating to First American that involves an aggregate of $25,000;

         (8) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with First American's past practices;

         (9) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years, or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation, or any Derivative Contract; or

         (10) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing subsidiaries of First American which has been approved in advance in writing by SouthTrust, (B) foreclosures in the ordinary course of business, (C) acquisitions of control by First American in a fiduciary capacity or (D) the creation of new subsidiaries organized to conduct and continue activities otherwise permitted by this Agreement.

         First American has also agreed that it will not, acting through any director or officer or other agent, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by First American to, solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to First American. First American has agreed to promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by First American. As used in this paragraph, "takeover proposal" means any proposal for a merger or other business combination involving First American or for the acquisition of a significant equity interest in First American or for the acquisition of a significant portion of the assets or liabilities of First American.

         Notwithstanding the foregoing, First American may furnish information concerning its business, properties or assets to a corporation, partnership, person or other entity or group (a "Third Party") which has initiated the possibility of effecting a transaction with First American and has expressed an intention to make a bona fide offer or proposal to First American to acquire First American. Following receipt of a bona fide offer or proposal, from such Third Party, First American may negotiate and take any of the actions otherwise prohibited by the foregoing paragraph, including without limitation, entering into appropriate agreements with such Third Party, if the Board of Directors of First American believes in good faith, after consultation with its financial advisor, that such actions would result in a superior financial transaction for First American shareholders, and if outside counsel to First American provides a written opinion to the Board of Directors of First American to the effect that the failure to furnish such information, or negotiate or enter into appropriate agreements with such Third Party, would subject First American Directors to liability for breach of their fiduciary duties.

BUSINESS AND MANAGEMENT OF FIRST AMERICAN FOLLOWING THE MERGER; PLANS FOR BUSINESS OF FIRST AMERICAN

         Upon consummation of the Merger, First American will be merged into ST-Bank, with ST-Bank being the surviving corporation in the Merger (the surviving corporation being sometimes referred to herein as the "Surviving Corporation"). As of the Effective Time of the Merger, First American and SouthTrust anticipate that the Board of Directors of the Surviving Corporation will consist of those persons who are serving as directors of ST-Bank as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger. First American and SouthTrust further anticipate that the officers of the Surviving Corporation will be those persons serving as officers of ST-Bank as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

         After the Effective Time of the Merger, SouthTrust will integrate the operations of First American into the operations of ST-Bank, with efforts directed toward preserving the existing customer and banking relationships of First American as part of ST-Bank.

         Following the Effective Time of the Merger, SouthTrust has agreed:

         - to cover the officers and employees of First American who are employed by ST-Bank under the employee benefit plans of SouthTrust;

         - to grant such employees coverage and benefits under such employee benefit plans comparable to those granted SouthTrust employees of comparable position and seniority; and,

         - subject to the provisions discussed in the following paragraph, to credit service with First American prior to the Effective Time of the Merger for purposes of determining eligibility of such employees to participate in such employee benefit plans.

         The Merger Agreement further provides that the First American 401(k) Plan will either be merged into the SouthTrust Corporation Employee's Profit Sharing Plan ("STPS Plan") or will be terminated as of a date prior to the Effective Time of the Merger. From and after January 1 following the Effective Time of the Merger, for purposes of determining eligibility to participate in, and vesting in accrued benefits under both the ST Retirement Plan and the STPS Plan, employment by First American will be credited as if it were employment by SouthTrust, but such service will not be credited for purposes of determining benefit accrual under the ST Retirement Plan.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

         The following discussion is a summary of the material federal income tax consequences of the Merger to holders of First American Common Stock. The discussion is included for general information purposes only and applies only to a holder of First American Common Stock who holds such stock as a capital asset. This discussion may not apply to special situations, such as holders of First American Common Stock, if any, who received their First American Common Stock upon the exercise of employee stock options or otherwise as compensation and holders that are insurance companies, securities dealers, financial institutions or foreign persons.

EACH HOLDER OF FIRST AMERICAN COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES IN HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Neither SouthTrust, ST-Sub, ST-Bank nor First American has requested or will receive an advance ruling from the Internal Revenue Service ("IRS") as to any of the federal income tax consequences of the Merger to holders of First American Common Stock or to SouthTrust, ST-Sub, ST-Bank or First American. The consummation of the Merger is conditioned upon the receipt by First American of an opinion of Bradley Arant Rose & White LLP as to certain of the federal income tax consequences of the Merger to the holders of First American Common Stock (pursuant to Section 9.8 of the Merger Agreement as modified by that certain Side Letter dated October 20, 1998, and signed by all of the parties to the Merger Agreement providing that such opinion would be delivered by Bradley Arant Rose & White LLP at the Closing). The opinion of Bradley Arant Rose & White LLP is based entirely upon the Code, current regulations under the Code, current administrative rulings and practice, and judicial authority, all of which are subject to change, possibly with retroactive effect. Management of SouthTrust has represented to Bradley Arant Rose & White LLP that it has no plan or intention to cause SouthTrust to redeem or otherwise reacquire the shares of SouthTrust Common Stock issued in the Merger.

         Unlike a ruling from the IRS, an opinion is not binding on the IRS and SouthTrust and First American cannot (and do not here) assure the First American shareholders that the IRS will not take a position contrary to one or more positions reflected in this Proxy Statement/Prospectus or that the positions stated in the opinion will be upheld by the courts if challenged by the IRS.

         In the opinion of Bradley Arant Rose & White LLP, the following federal income tax consequences to the holders of First American Common Stock will result from the Merger:

                  (1) For federal income tax purposes the Merger will be viewed as an acquisition by ST-Sub of substantially all of the assets of First American solely in exchange for SouthTrust voting Common Stock and the assumption of all the liabilities of First American by ST-Sub, followed by the transfer of the assets of First American to ST-Bank and the assumption by ST- Bank of the liabilities of First American.

                  (2) The acquisition by ST-Sub of substantially all of the assets of First American in exchange solely for shares of SouthTrust voting common stock and the assumption by ST-Sub of

         First American's liabilities will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code. For purposes of the opinion, "substantially all" means at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of First American. Pursuant to Section 368(a)(2)(C) of the Code, the acquisition by ST-Sub of substantially all of the assets of First American will not be disqualified under Section 368(a)(1)(C) of the Code solely by reason of the fact that the assets of First American that were acquired by ST- Sub are transferred to ST-Bank. SouthTrust, ST-Sub and First American each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code. The requirement under Section 368(a)(2)(G) of the Code that First American distribute the stock, securities, and other properties it receives, as well as its other properties, in pursuance of the plan of reorganization will be satisfied by reason of the issuance by ST-Sub of the merger consideration directly to the holders of First American Common Stock, and by reason of the cessation of the separate corporate existence of First American pursuant to the Merger Agreement and the applicable provisions of the Florida Code.

                  (3) No gain or loss will be recognized by the shareholders of First American upon the receipt of SouthTrust Common Stock (including the Rights associated therewith) solely in exchange for their shares of First American Common Stock. In addition, no gain or loss will be recognized by First American shareholders upon the receipt of the Rights attached to the SouthTrust Common Stock.

                  (4) The basis of the SouthTrust Common Stock to be received by the First American shareholders will be the same as the basis of First American Common Stock surrendered in exchange therefor, except for the basis allocated to any fractional shares.

                  (5) The holding period of the shares of SouthTrust Common Stock to be received by the shareholders of First American will include the period during which First American Common Stock surrendered in exchange therefor was held, provided that the shares of First American Common Stock were held as capital assets within the meaning of Section 1221 of the Code as of the Effective Time of the Merger.

                  (6) First American shareholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their First American Common Stock, subject to the provisions and limitations of Section 302 of the Code. Those First American shareholders who hold no SouthTrust Common Stock, directly or indirectly through the application of Section 318(a) of the Code, following the Merger shall be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the Code, and the cash received will be treated as a distribution in full payment in exchange for First American Common Stock as provided in Section 302(a) of the Code. As provided in Section 1001 of the Code, gain will be realized and recognized by such shareholders measured by the difference between the redemption price and the adjusted basis of the First American shares surrendered as determined under Section 1011 of the Code. Provided
         Section 341 of the Code (relating to collapsible corporations) is inapplicable and the First American Common Stock is a capital asset in the hands of such shareholders, the gain, if any, will constitute capital gain. Such gain will constitute a long-term capital gain if the surrendered First American shares were held by the shareholder for a period greater than one year prior to the Merger; if the surrendered First American shares where held by such shareholder for a period of one year or less, the gain will constitute short-term capital gain.

                  (7) The payment of cash to a First American shareholder in lieu of issuing a fractional share interest in SouthTrust Common Stock will be treated as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be a capital gain or loss.

         The opinion of Bradley Arant Rose & White LLP is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any State or any political subdivision of any State. The opinion also does not extend to any tax effects or consequences of the Merger to SouthTrust, ST-Sub or ST-Bank other than those expressly stated in the opinion. No opinion is expressed as to the federal tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion.


                    DESCRIPTION OF SOUTHTRUST CAPITAL STOCK

GENERAL

         The authorized capital stock of SouthTrust consists of 500,000,000 shares of common stock, par value $2.50 per share (referred to throughout this Proxy Statement/Prospectus as "SouthTrust Common Stock"), and 5,000,000 shares of preferred stock, par value $1.00 per share ("SouthTrust Preferred Stock"). As of June 30, 1998, there were 164,675,600 shares of SouthTrust Common Stock issued and outstanding, exclusive of shares held as treasury stock, and no shares of SouthTrust Preferred Stock were outstanding. As of June 30, 1998, there were 7,987,500 shares of SouthTrust Common Stock reserved for issuance pursuant to employee benefit plans. In addition, 500,000 shares of SouthTrust Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK -- SouthTrust Common Stock-Stockholder Rights Plan."

         Since SouthTrust is a holding company, the right of SouthTrust, and hence the right of creditors and stockholders of SouthTrust, to participate in any distribution of assets of any subsidiary (including ST-Bank) upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of SouthTrust itself as a creditor of the subsidiary may be recognized.

         The following summary is not intended to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of the State of Delaware and SouthTrust's Restated Certificate of Incorporation, including the Certificate of Designations describing the Series A Junior Participating Preferred Stock, and SouthTrust's Restated By-laws.

SOUTHTRUST COMMON STOCK

Dividend Rights

         Holders of SouthTrust Common Stock are entitled to dividends when, as and if declared by SouthTrust's Board of Directors out of funds legally available for payment of dividends, subject to any prior rights of any SouthTrust Preferred Stock outstanding. Under Delaware law, SouthTrust may pay dividends out of surplus (whether capital surplus or earned surplus) or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The sources of funds for payment of dividends by SouthTrust are its subsidiaries. Because its primary subsidiary is a bank, payments made by such subsidiary to SouthTrust are limited by law and regulations of the bank regulatory authorities. See "MARKET PRICE AND DIVIDEND INFORMATION RESPECTING THE SOUTHTRUST COMMON STOCK AND THE FIRST AMERICAN COMMON STOCK."

Voting Rights and Other Matters

         The holders of SouthTrust Common Stock are entitled to one vote per share on all matters brought before the stockholders. The holders of SouthTrust Common Stock do not have the right to cumulate their shares of SouthTrust Common Stock in the election of directors. SouthTrust's Restated Certificate of Incorporation requires the vote of the holders of 70% of the voting power of the outstanding voting securities of SouthTrust to approve a transaction or a series of transactions with an "Interested Stockholder" (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect. An exception exists in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of SouthTrust's Board of Directors who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

         The SouthTrust Common Stock does not have any conversion rights, and there are no redemption or sinking fund provisions applicable to the SouthTrust Common Stock. Holders of SouthTrust Common Stock are not entitled to any preemptive rights to subscribe for any additional securities which may be issued.

Liquidation Rights

         In the event of liquidation, holders of SouthTrust Common Stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any SouthTrust Preferred Stock issued by SouthTrust.

Provisions with Respect to Board of Directors

         SouthTrust's Restated Certificate of Incorporation provides that the members of SouthTrust's Board of Directors are divided into three classes as nearly equal in number as possible. Stockholders elect each class for a three-year term. At each annual meeting of stockholders of SouthTrust, the stockholders elect roughly one-third of the members of SouthTrust's Board of Directors for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of SouthTrust's Board of Directors cannot be changed in one year, and at least two annual meetings must be held before stockholders can change a majority of the members of SouthTrust's Board of Directors.

Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation

         The General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation and By-laws of SouthTrust provide that stockholders may remove a director, or SouthTrust's entire Board of Directors, only for cause. The Restated Certificate of Incorporation and By-laws of SouthTrust also provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office. Stockholders may amend certain portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs, including those related to business combinations and the classified Board of Directors, only by the affirmative vote of the holders of 70% of the voting power of the outstanding voting stock of SouthTrust.

Possible Effects of Special Provisions

         Certain of the provisions contained in the Restated Certificate of Incorporation and By-laws of SouthTrust described above have the effect of making it more difficult to change SouthTrust's Board of Directors, and may make SouthTrust's Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure. As a result, these provisions may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the capital stock of SouthTrust.

Stockholder Rights Plan

         On February 22, 1989, the Board of Directors of SouthTrust declared a dividend to holders of SouthTrust Common Stock of record on March 6, 1989 (the "Record Date") of one right (a "Right" and collectively, the "Rights") for, and to be attached to, each share of SouthTrust Common Stock outstanding on the Record Date. Each Right entitles the holder of the Right to purchase from SouthTrust one one-hundredth of a share of SouthTrust Preferred Stock designated as the Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a purchase price of $75.00 (the "Purchase Price"). Such resolutions also provide that as long as the Rights are attached to shares of SouthTrust Common Stock as provided in the Rights Agreement referred to below, the appropriate number of Rights will be issued with each share of SouthTrust Common Stock issued after the Record Date. The number of Rights attached to or to be issued with each share of SouthTrust Common Stock as well as the redemption price for each Right, were appropriately decreased as a result of a three-for-two stock split effected by SouthTrust on January 24, 1992, a three-for-two stock split effected by SouthTrust on May 19, 1993, and a three-for-two stock split effected by SouthTrust on February 26, 1998. Accordingly, at the present time eight-twenty sevenths of a Right is attached to each share of SouthTrust Common Stock and eight-twenty sevenths of a Right will be issued with each share of SouthTrust Common Stock exchanged in the Merger for First American Stock.

         The Rights will expire on February 22, 1999 unless redeemed earlier and will not be exercisable or transferable separately from the shares of SouthTrust Common Stock until the close of business on the Distribution Date, which will occur on the earlier of (1) the tenth day following a public announcement that a person (an "Acquiring Person") or any associate or affiliate of an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding SouthTrust Common Stock (the "Stock Acquisition Date"); or (2) the tenth day following commencement of a tender or exchange offer which would result in the ownership of 20% or more of the outstanding SouthTrust Common Stock; or (3) the tenth day after SouthTrust's Board of Directors declares, upon a determination by at least a majority of SouthTrust's Disinterested Directors, that a person, alone or with affiliates and associates (an "Adverse Person"), has become the beneficial owner of a substantial amount (not to be less than 10%) of outstanding SouthTrust Common Stock and that such person's ownership either is intended to cause SouthTrust to take action adverse to its long-term interests or may cause a material adverse impact on SouthTrust to the detriment of SouthTrust's stockholders.

         - Each holder of a Right will have the right to receive, upon payment of the Purchase Price, in lieu of Series A Preferred Stock, a number of shares of SouthTrust Common Stock (or, in certain circumstances, cash or other property) having a value equal to twice the Purchase Price in the event that:

         - SouthTrust's Board of Directors determines that a person is an Adverse Person;

         - SouthTrust is the surviving corporation in a merger with an Acquiring Person and SouthTrust's Common Stock remains outstanding and unchanged and is not exchanged for securities of the Acquiring Person or other property;

         - an Acquiring Person receives a financial benefit or advantage, through certain self-dealing transactions involving SouthTrust, greater than that received by other stockholders of SouthTrust or that which would have resulted from arms-length negotiations;

         - a person becomes the beneficial owner of 30% or more of the outstanding SouthTrust Common Stock (except pursuant to a "Fair Offer" as determined by the Disinterested Directors); or

         - while there is an Acquiring Person, an event involving SouthTrust or any of its subsidiaries occurs which results in the Acquiring Person's proportionate ownership interest being increased by more than 1%.

         Rights are not exercisable following the occurrence of any of the events set forth above until the expiration of the period during which the Rights may be redeemed by SouthTrust as described below. Notwithstanding the foregoing, after the occurrence of any of the events set forth above, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person or an Adverse Person will be null and void.

         Unless the Rights are redeemed earlier, if, after the Distribution Date, SouthTrust is acquired in a merger or other business combination in which SouthTrust is not the surviving corporation or in which SouthTrust Common Stock is changed into or exchanged for securities of any other person or other property (other than a merger which follows a Fair Offer) or 50% or more of the assets or earning power of SouthTrust and its subsidiaries (taken as a whole) are sold or transferred, the Rights Agreement provides that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has value equal to twice the Purchase Price.

         At any time until ten days following the Stock Acquisition Date (subject to certain provisions requiring action by a majority of the Disinterested Directors, as defined in the Rights Agreement), SouthTrust may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Prior to the Distribution Date, SouthTrust may, except with respect to the Purchase Price, redemption price or date of expiration of the Rights, amend the Rights in any manner. At any time after the Distribution Date, SouthTrust may amend the Rights in any manner that does not adversely affect the interest of holders of the Rights as such.

         The Rights have certain anti-takeover effects and may adversely affect a third party's attempt to acquire SouthTrust. The Rights will cause substantial dilution to a person or group that attempts to acquire SouthTrust. The Rights should not interfere with any merger or other business combination approved by SouthTrust's Board of Directors since, among other things, the Board of Directors may, at its option, under certain circumstances, redeem all but not less than all of the then outstanding Rights at the redemption price, as discussed above.

         The foregoing description of the Rights and the Series A Preferred Stock is not intended to be complete and is qualified in its entirety by reference to the Rights Agreement between SouthTrust and Mellon Bank, N.A. (now known as ChaseMellon Shareholder Services LLC), as Rights Agent, and the Certificate of Designation for the Series A Preferred Stock, copies of each of which are exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

Transfer Agent

         The transfer agent for SouthTrust Common Stock is ChaseMellon Shareholder Services LLC.

SOUTHTRUST PREFERRED STOCK

General

         Under SouthTrust's Restated Certificate of Incorporation, SouthTrust's Board of Directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of SouthTrust Preferred Stock, in one or more series, by adopting a resolution or resolutions providing for the issuance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, call provisions, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, non-cumulative or partially cumulative. The holders of SouthTrust Preferred Stock would not have any preemptive right to subscribe for any shares issued by SouthTrust. It is not possible to state the actual effect of the authorization and issuance of SouthTrust Preferred Stock upon the rights of holders of SouthTrust Common Stock unless and until SouthTrust's Board of Directors determines the price and specific rights of the holders of a series of SouthTrust Preferred Stock. Such effects might include, however,

         - restrictions on dividends on SouthTrust Common Stock if dividends on SouthTrust Preferred Stock have not been paid;

         - dilution of the voting power of SouthTrust Common Stock to the extent that SouthTrust Preferred Stock has voting rights, or that any SouthTrust Preferred Stock series is convertible into SouthTrust Common Stock;

         - dilution of the equity interest of SouthTrust Common Stock unless the SouthTrust Preferred Stock is redeemed by SouthTrust; and

         - SouthTrust Common Stock not being entitled to share in SouthTrust's assets upon liquidation until satisfaction of any liquidation preference granted SouthTrust Preferred Stock.

         While the ability of SouthTrust to issue SouthTrust Preferred Stock is, in the judgment of SouthTrust's Board of Directors, desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, its issuance could impede an attempt by a third party to acquire a majority of the outstanding voting stock of SouthTrust.

Series A Junior Participating Preferred Stock

         In connection with the adoption of the Stockholder Rights Plan described above, SouthTrust's Board of Directors designated 500,000 shares of SouthTrust's authorized but unissued SouthTrust Preferred Stock as Series A Junior Participating Preferred Stock (which has been previously referred to as the "Series A Preferred Stock"). The terms of the Series A Preferred Stock are such that one share of Series A Preferred Stock will be approximately equivalent in terms of dividend and voting rights, before adjustment for the three-for-two stock split effected on January 24, 1992, the three-for-two stock split effected on May 19, 1993, and the three-for-two stock split effected on February 26, 1998, to 100 shares of SouthTrust Common Stock. No shares of Series A Preferred Stock have been issued as of the date of this Proxy Statement/Prospectus.

              MARKET PRICE AND DIVIDEND INFORMATION RESPECTING THE SOUTHTRUST COMMON STOCK AND THE FIRST AMERICAN COMMON STOCK

MARKET PRICE

         The SouthTrust Common Stock is quoted on NASDAQ under the symbol SOTR. The following table sets forth, for the periods indicated, the high and low sales prices per share of the SouthTrust Common Stock as reported by NASDAQ. On November 6, 1998, the last reported sale price of the SouthTrust Common Stock as reported by NASDAQ was $38.75. All prices are adjusted to reflect a three-for-two stock split effected on February 26, 1998.

                                                                    Price*
                                                        ------------------------------
                                                             High               Low
                                                             ----               ---
     1996:

         First Quarter..............................    $   19.1719        $   16.8281
         Second Quarter.............................        19.0000            17.7500
         Third Quarter..............................        21.2500            17.6719
         Fourth Quarter.............................        24.0781            20.3281

     1997:

         First Quarter..............................        28.0781            22.7500
         Second Quarter.............................        28.2500            23.5781
         Third Quarter..............................        34.4531            27.5000
         Fourth Quarter.............................        42.8281            30.6719

     1998:

         First Quarter..............................        45.1250            35.7500
         Second Quarter ............................        45.0000            39.2500
         Third Quarter..............................        45.3750            30.6875

------------------

* The information listed above was obtained from the National Association of Securities Dealers, Inc., and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.


         First American Stock is not traded on any exchange, and there is no established public trading market for such stock. There are no bid or asked prices available for First American Stock. Management of First American is aware of certain transactions in First American Common Stock that have occurred since January 1, 1996. Although the prices of all transactions are not known, management of First American believes that such prices ranged from $32.00 to $36.00 per share of First American Common Stock. No assurance can be given that these trades were effected on an arm's-length basis. Transactions in First American Common Stock are infrequent and are negotiated privately between persons involved in those transactions.

         On June 26, 1998, the last sale price of SouthTrust Common Stock as obtained from NASDAQ was $42.75. On July 2, 1998 and July 6, 1998 (the trading days immediately before and after the public announcement of the Merger), the last sale prices of SouthTrust Common Stock, as obtained from NASDAQ, were $44.75 and

$44.9375, respectively; and on November 6, 1998, the last sale price of SouthTrust Common Stock as obtained from NASDAQ was $38.75.


DIVIDENDS


         The following table sets forth, for the periods indicated, the dividends declared by SouthTrust per share of SouthTrust Common Stock, as well as the pro-forma dividend per share (based on the number of shares of SouthTrust Common Stock to be issued per share of First American Common Stock) after the Merger. The dividends have been adjusted to reflect a three-for-two stock split effected on February 26, 1998. First American has never paid any cash dividends on the First American Common Stock.

                                                                                Pro-Forma
                                          SouthTrust                          Dividend Per
                                         Common Stock                           Share of
                                         Dividend Per                        First American
                                             Share                              Stock(1)
                                      ------------------                     --------------
1996:

    First Quarter                         $  0.1467                            $  0.2768
    Second Quarter                           0.1467                               0.2768
    Third Quarter                            0.1467                               0.2768
    Fourth Quarter                           0.1467                               0.2768

1997:


    First Quarter                            0.1667                               0.3146
    Second Quarter                           0.1667                               0.3146
    Third Quarter                            0.1667                               0.3146
    Fourth Quarter                           0.1667                               0.3146

1998:

    First Quarter                            0.1900                               0.3583
    Second Quarter                           0.1900                               0.3583
    Third Quarter                            0.1900                               0.3583

---------------
(1) The pro-forma dividend per share of First American Stock is equal to the SouthTrust Common Stock dividend per share multiplied by the Conversion Ratio and represents the dividend that would have been distributed on the number of shares of SouthTrust Common Stock to be received for each share of First American Common Stock. See "COMPARISON OF THE SOUTHTRUST COMMON STOCK AND THE FIRST AMERICAN STOCK."

         Dividends paid by SouthTrust on the SouthTrust Common Stock are at the discretion of SouthTrust's Board of Directors and are affected by certain legal restrictions on the payment of dividends as described below, SouthTrust's earnings and financial condition and other relevant factors. SouthTrust has increased the dividend paid on the SouthTrust Common Stock for 28 consecutive years. The current policy of SouthTrust is to pay dividends on a quarterly basis. Subject to an evaluation of its earnings and financial condition and other factors, including the legal restrictions on the payment of dividends as described below, SouthTrust anticipates that it will continue to pay regular quarterly dividends with respect to the SouthTrust Common Stock.

         There are certain limitations on the payment of dividends to SouthTrust by its bank subsidiary. As a national banking association, the amount of dividends that SouthTrust's subsidiary bank may declare in one year, without approval of the Comptroller, is the sum of the bank's retained net profits for that year and its retained net profits for the preceding two years. Under rules promulgated by the Comptroller, the calculation of net profits is more restrictive under certain circumstances. Under the foregoing laws and regulations, at December 31, 1997, approximately $472.5 million was available for payment of dividends to SouthTrust by its bank subsidiary.

                               COMPARISON OF THE
                            SOUTHTRUST COMMON STOCK
                          AND THE FIRST AMERICAN STOCK

         The rights of First American shareholders are governed by the Articles of Incorporation of First American, the Bylaws of First American and the laws of the State of Florida. The rights of SouthTrust stockholders are governed by the Restated Certificate of Incorporation of SouthTrust, the By-laws of SouthTrust and the laws of the State of Delaware. After the Merger becomes effective, the rights of First American shareholders who become SouthTrust stockholders will be governed by the laws of the State of Delaware and by SouthTrust's Restated Certificate of Incorporation and By-laws. The following summary of the rights of the holders of SouthTrust Common Stock and the holders of First American Common Stock is qualified in its entirety by reference to the Restated Certificate of Incorporation and By-laws of SouthTrust, the Articles of Incorporation and Bylaws of First American, the General Corporation Law of the State of Delaware, the Florida Banking Code and the Florida Business Corporation Act.

DIVIDENDS

         The sources of funds for payments of dividends by SouthTrust are its subsidiaries. Because First American and the primary subsidiaries of SouthTrust are financial institutions, payments made by such subsidiaries to SouthTrust and by First American to its shareholders are limited by law and regulations of the bank regulatory authorities. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock-Dividend Rights" and "MARKET PRICE AND DIVIDEND INFORMATION RESPECTING THE SOUTHTRUST COMMON STOCK AND THE FIRST AMERICAN STOCK" for information concerning the effect of such limitations on SouthTrust's and First American's ability to pay dividends. Delaware General Corporation Law provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Florida Banking Code provides that a Florida banking corporation may declare dividends equal to the net profits of the period to which such dividends relate plus its retained net profits of the preceding two years. Further, with the approval of the Florida Department of Banking and Finance (the "Florida Department"), a bank may declare a dividend from retained net profits which accrued prior to the preceding two years. Notwithstanding the foregoing, at least 20% of the bank's net profits must be carried over to the bank's surplus fund until the surplus fund shall equal at least the amount of its common and preferred stock then issued and outstanding. In any event, no bank may declare any dividend at a time at which its net income for the current year, combined with the retained net income for the preceding two years, is a loss or which would cause the capital accounts of the bank to fall below the minimum amounts required by state or federal law. Under the foregoing laws and regulations, at June 30, 1998, approximately $786,000 was available for payment of dividends to its shareholders by First American.

VOTING RIGHTS AND OTHER MATTERS

         All voting rights of SouthTrust are vested in holders of SouthTrust Common Stock, subject to the rights, if any, of any series of their respective classes of preferred stock, with the holder of each share of SouthTrust Common Stock being entitled to one vote. All voting rights of First American are vested in the holders of shares of First American Common Stock, with the holder of each of such share being entitled to one vote. The holders of



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SouthTrust Common Stock and First American Common Stock do not have the right to cumulate their votes in the election of directors.

         As described above under the caption "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock - Voting Rights and Other Matters," the Restated Certificate of Incorporation of SouthTrust requires the vote of the holders of 70% of the outstanding voting securities of SouthTrust to approve a transaction or a series of transactions with an Interested Stockholder (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect. The Restated Certificate of Incorporation of SouthTrust provides an exception in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of the Board of Directors of SouthTrust who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder. The Articles of Incorporation and Bylaws of First American do not contain any prohibitions of or limitations on transactions between First American and a related party or shareholder.

         SouthTrust is subject to Section 203 of the Delaware General Corporation Law. That section generally provides that a corporation may not engage in a business combination, except with extraordinary corporate approval, with any person deemed to be an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder. An "interested stockholder" is defined as any person who directly or indirectly owns 15% or more of the outstanding voting stock of the corporation within the three-year period beginning immediately prior to the date on which such determination is made. The extraordinary corporate approval must consist of board approval prior to the time the person became an interested stockholder or approval of the transaction by the board of directors and at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder; in the absence of such approval, the interested stockholder must own at least 85% of the voting stock of the corporation.

         First American is subject to Section 607.0901 of the Florida Business Corporation Act. That section generally provides that a business combination with any person deemed to be an "interested shareholder" must be approved by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder unless any of the following conditions apply to the transaction:

         - the transaction has been approved by a majority of the disinterested directors;

         - the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement of such transaction;

         - the interested shareholder has been a beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years preceding the announcement of such transaction;

         - the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of disinterested directors;

         - the corporation is an investment company registered under the Investment Company Act of 1940; or

         - consideration will be paid to holders of each class or series of voting shares of the corporation and certain conditions concerning the consideration received are met.



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



         An "interested shareholder" is defined as any person who directly or indirectly owns more than 10% of the outstanding voting shares of a corporation. First American is also subject to Section 607.0902 of the Florida Business Corporation Act. That section generally provides that, in the event a person acquires shares in a corporation giving that person certain levels of voting control of the corporation, such person's shares will have the same voting rights as other shareholders' shares only to the extent granted by resolution approved by the shareholders of the corporation.

         The effect of the business combination and affiliated transactions provisions is to make more difficult the acquisition of a majority control of a corporation or the use of its assets to finance such acquisition.

         The Delaware General Corporation Law enumerates several situations in which class voting is required with respect to amendments to a corporation's certificate of incorporation, whether or not the holders of such shares are entitled to vote thereon by the provisions of the certificate of incorporation. Class voting is required on amendments which: (1) increase or decrease the aggregate number of authorized shares, (2) increase or decrease the par value of the shares of such class, or (3) alter or change the powers, preferences or special rights of the shares of such class as to affect them adversely. However, in such situations, only the shares of the series affected by the amendment will be considered a separate class for the purpose of the class voting requirements. Furthermore, the authorized shares of any class of stock may be increased or decreased by the affirmative vote of a majority of the stockholders, irrespective of the class voting requirement set forth above, if so provided in the original certificate of incorporation or in any amendments thereto which created such class of stock or which were authorized by a resolution adopted by the affirmative vote of the holders of a majority of shares of such class.

         The Florida Business Corporation Act enumerates several situations in which class voting is required with respect to amendments of a corporation's articles of incorporation, whether or not the holders of such shares are entitled to vote thereon by the provisions of the articles of incorporation. Class voting is required on amendments which:

         - increase or decrease the aggregate number of authorized shares of the class;

         - effect an exchange reclassification of all or part of the shares of the class into shares of another class;

         - effect an exchange reclassification, or create a right of exchange, of all or part of the shares of another class into the shares of the class;

         - change the designation, rights, preferences, or limitations of all or part of the shares of the class;

         - change the shares of all or part of the class into a different number of shares of the same class;

         - create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of the class;

         - increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class;

         - limit or deny existing preemptive rights on all or part of the shares of the class; or

         - cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class.

         Additionally, if a proposed amendment to a corporation's articles of incorporation entitling two or more series of shares to vote as separate classes would affect those two or more series in the same or substantially similar way, shares of all the series so affected must vote together as a single class on the proposed amendment. Voting by class or series as a separate voting group is required on a plan of merger if the plan contains a provision which, if contained in a proposed amendment to the articles of incorporation, would entitle the class or series to vote as a separate voting group on the proposed amendment.

         The By-laws of SouthTrust provide that the members of SouthTrust's Board of Directors are to be divided into three classes as nearly equal as possible. Each such class is elected for a three-year term. At each annual meeting of stockholders, the stockholders elect roughly one-third of the members of SouthTrust's Board of Directors for a three-year term, and the other directors will remain in office. Therefore, control of SouthTrust's Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of SouthTrust's Board of Directors can be changed. Without this provision in the Bylaws of SouthTrust, all directors would stand for election at each annual meeting. The Bylaws of First American provide that the entire Board of Directors of First American is to be elected by majority vote of the shares entitled to vote at an annual meeting of shareholders at which such election is to occur. Directors so elected serve for a term of one year and until their successors shall be elected and shall qualify.

         Both the Delaware General Corporation Law and Florida Business Corporation Act provide (unless otherwise provided in a corporation's charter or bylaws), that the shareholders may remove a director, or the entire board of directors, with or without cause by vote of the holders of a majority of the shares of capital stock of the corporation then entitled to vote on the election of directors. The Restated Certificate of Incorporation and By-laws of SouthTrust, however, provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or SouthTrust's entire Board of Directors from office and such removal may be effected only for cause. The vacancy created by any such removal will then be filled by majority vote of the directors then in office, and the successor director so elected will fill the unexpired term of the director removed from office. The Bylaws of First American provide that any or all of the directors may be removed with or without cause by vote of a majority of all of the shares outstanding and entitled to vote at a special meeting of shareholders called for that purpose.

         The By-laws of SouthTrust also provide that the remaining directors may fill any vacancies on SouthTrust's Board of Directors, caused by the death or resignation of a director or the creation of a new directorship. A person selected by the remaining directors to fill a vacancy will serve until the annual meeting of stockholders at which the term of the class of directors to which such director has been appointed expires. Therefore, if a director who was recently elected to a three-year term resigns, the remaining directors will be able to select a person to serve the remainder of that three-year term, and such person will not be required to stand for election until the third annual meeting of stockholders after such director's appointment. The Bylaws and Articles of First American provide that the stockholders may authorize the Board of Directors to increase the number of directors by no more than two directors in any one year and, by a majority vote, appoint qualified persons to fill the resulting vacancies. The Bylaws and Articles of First American do not otherwise address vacancies created in the Board of Directors.

         Under the Delaware General Corporation Law (unless otherwise provided in a corporation's charter), any action required or permitted to be taken by the stockholders of a corporation may be taken without a meeting and without a stockholder vote if a written consent is signed by the holders of the shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. Under the Restated Certificate of Incorporation of SouthTrust, action by written consent of the stockholders is prohibited. Further, under the Restated Certificate of Incorporation and By-laws of SouthTrust, the stockholders are not permitted to call a special meeting of stockholders or to require that SouthTrust's Board of Directors call such a meeting. Under the Florida Business Corporation Act, any action required or permitted to be taken by the shareholders of a corporation may be taken



                                      52
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without a meeting and without a shareholder vote if a written consent is signed by all of the holders of the outstanding capital stock of the corporation.

         Certain portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs, including those related to business combinations and SouthTrust's classified Board of Directors, may be amended only by the affirmative vote of the holders of 70% of the outstanding voting stock of SouthTrust. First American's Articles of Incorporation generally may be amended by shareholders upon recommendation of the Board of Directors. Amendments to the Articles of Incorporation of First American also require the approval of the Florida Department of Banking and Finance. The Bylaws of First American may be amended by the affirmative vote of a majority of the shareholders present and voting at any special or annual meeting, provided a statement of the proposed amendment is contained in the notice of the meeting, or by the affirmative vote of a majority of all the directors present and voting at any regular or special meeting of First American's Board of Directors, provided that in the case of a special meeting a statement of the proposed amendment is contained in the notice of the meeting.

         The provisions contained in the Restated Certificate of Incorporation of SouthTrust described above have the effect of making it more difficult to change SouthTrust's Board of Directors, and may make SouthTrust's Board of Directors less responsive to shareholder control. Those provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure. This also can affect the price that a potential purchaser would be willing to pay for the stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the stock of SouthTrust.

DISSENT AND APPRAISAL RIGHTS

         A shareholder of First American has dissent and appraisal rights pursuant to Section 215a of the United States Code (the "NBA Dissent Provisions"). Section 215a of the United States Code is the controlling provision relating to the dissent rights of First American shareholders in light of Section 658.41(2) of the Florida Banking Code which provides that federal, rather than Florida law, will be controlling in the merger of a Florida bank into a national bank. Under the NBA Dissent Provisions, a shareholder of First American may dissent from the Merger and receive the value of the shares of First American Common Stock (as calculated in accordance with the NBA Dissent Provisions) in lieu of the stated merger consideration.

         Under Section 262 of the General Corporation Law of Delaware (the "Delaware Dissent Provisions"), a stockholder has no right to dissent to a merger if, at the record date, the shares of the corporation were listed on a national securities exchange, designated as a national market system security on NASDAQ or held by more than 2,000 stockholders. Since the shares of SouthTrust Common Stock are listed on NASDAQ and held by more than 2,000 stockholders of record, the stockholders of SouthTrust do not have any right to dissent pursuant to the Delaware Dissent Provisions.

RIGHTS ON LIQUIDATION

         In the event of liquidation, the holders of SouthTrust Common Stock and the holders of First American Common Stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any preferred stock presently outstanding or hereafter issued by either corporation.

PREEMPTIVE RIGHTS

         The holders of SouthTrust Common Stock and First American Stock do not have any preemptive rights to purchase additional shares of any class of securities, including common stock, of SouthTrust or First American, respectively, which may hereafter be issued.



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REPORTS TO STOCKHOLDERS AND SHAREHOLDERS

         The SouthTrust Common Stock is registered under the Exchange Act, and, therefore, SouthTrust is required to provide annual reports containing audited financial statements to stockholders and to file other reports with the Commission and solicit proxies in accordance with the rules of the Commission. SouthTrust also provides reports to its stockholders on an interim basis containing unaudited financial information.

         The First American Common Stock is not registered under the Exchange Act. First American provides its shareholders with annual reports containing audited financial statements of First American. In addition, First American regularly files reports with the FDIC and the Florida Department of Banking, certain of which may be inspected by the public.

STOCKHOLDERS' RIGHTS PLAN

         As described above under the caption "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock - Stockholder Rights Plan," presently attached to each share of SouthTrust Common Stock is eight-twenty sevenths of a Right issued pursuant to the Rights Agreement described under such caption. Each Right entitles the holder thereof to purchase from SouthTrust one one-hundredth of a share of Series A Preferred Stock at the Purchase Price. First American has not adopted any similar plan.


                           SUPERVISION AND REGULATION


SOUTHTRUST

General

         SouthTrust is a bank holding company within the meaning of the Bank Holding Company Act and is registered with the Federal Reserve Board. ST-Bank, SouthTrust's banking subsidiary, is subject to restrictions under federal law which limit the transfer of funds by ST-Bank to SouthTrust and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by ST-Bank to SouthTrust or any nonbanking subsidiary are limited in amount to 10% of ST-Bank's capital and surplus and, with respect to SouthTrust and all such nonbanking subsidiaries, to an aggregate of 20% of ST-Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. The Bank Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in nonbanking activities. An exception to this prohibition is for activities expressly found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         As a bank holding company, SouthTrust is required to file with the Federal Reserve Board periodic reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of SouthTrust and each of its subsidiaries.

         The approval of the Comptroller is required for any dividend proposed to be paid by ST-Bank to SouthTrust if the total of all dividends declared by ST-Bank in any calendar year would exceed the total of its retained net profits, as defined by the Comptroller, for that year, combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Under the foregoing laws and regulations, at June 30, 1998, approximately $400.0 million was available for payment of dividends to SouthTrust by its subsidiaries, primarily ST-Bank. The payment of dividends by ST-Bank may also be affected by other factors, such as the maintenance of adequate capital for ST-Bank. In addition to the foregoing restrictions, the Federal Reserve Board has the power to prohibit the payment of dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company experiencing earnings weaknesses should not pay cash



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dividends that exceed its net income or that could only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. Furthermore, the Comptroller has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice.

Capital Adequacy

         Under the Federal Reserve Board's risk-based capital guidelines applicable to SouthTrust, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a "well capitalized" bank under the guidelines, a bank must have a total risk-based capital ratio in excess of 10%. At June 30, 1998, ST-Bank was considered "well capitalized." Under these guidelines, at least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting certain intangibles, and certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier 1 capital and a limited amount of loan loss reserves. ST-Bank is subject to similar capital requirements adopted by the Comptroller. In addition, the Federal Reserve Board, the Comptroller and the Federal Deposit Insurance Corporation (the "FDIC") have adopted a minimum leverage ratio (Tier 1 capital to adjusted quarterly average assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets. On December 31, 1997, ST-Bank had a Tier 1 capital ratio of 7.76%, a total risk-based capital ratio of 10.87% and a leverage ratio of 6.66%.

         Failure to meet capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC, issuance of a capital directive, a prohibition on the taking of brokered deposits and certain other restrictions on its business.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the depositary institution regulatory and funding provisions of the Federal Deposit Insurance Act as well as several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depositary institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, is adequately capitalized if it meets each such measure, is undercapitalized if it fails to meet any such measure, is significantly undercapitalized if it is significantly below such measure and is critically undercapitalized if it fails to meet any critical capital level set forth in applicable regulations. The critically undercapitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions became subject to restrictions on borrowing from the Federal Reserve System, effective as of December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Source of Strength

         According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support.

The Riegle-Neal Interstate Banking and Branching Efficiency Act

         The Interstate Banking Act provides that, adequately capitalized and managed bank holding companies are permitted to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks were preempted as of the effective date, although states were permitted to require that target banks located within the state be in existence for a period of up to five years before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps which prohibit acquisitions that would result in the acquiror controlling 30% or more of the deposits of insured banks and thrifts held in the state in which the acquisition or merger is occurring or in any state in which the target maintains a branch or 10% or more of the deposits nationwide. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state acquirors, and the federal deposit caps apply only to initial entry acquisitions.

         In addition, the Interstate Banking Act provides that as of June 1, 1997, adequately capitalized and managed banks may engage in interstate branching by merging banks in different states and allowing banks to maintain branches in states other than the states where they maintain their principal place of business. Acting pursuant to this authorization, SouthTrust, effective June 2, 1997, consolidated all of its then existing banking subsidiaries into its largest banking subsidiary and changed the subsidiary's name to SouthTrust Bank, National Association.

         Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agency. The likelihood and timing of any such changes and the impact such changes might have on SouthTrust and its subsidiaries, however, cannot be determined at this time.

FIRST AMERICAN

         First American is chartered by the State of Florida. It is subject to comprehensive regulation, examination and supervision by the Florida Department and the Federal Reserve, and is subject to other laws and regulations applicable to banks. Such regulations include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital and liquidity ratios; the granting of credit under equal and fair conditions; disclosure of the cost and terms of such credit; restrictions as to permissible investments and governance of other aspects of First American's business and operations. First American is examined periodically by both the Florida Department and the Federal Reserve, and submits regular periodic reports regarding its financial condition and other matters to each of them. Both the Florida Department and the Federal Reserve have a broad range of powers to enforce regulations under their respective jurisdictions, and to take discretionary actions determined to be for the protection of the safety and soundness of First American, including the institution of cease and desist orders and the removal of directors and officers. First American's deposit accounts are insured by the Bank Insurance Fund of the FDIC up to a maximum of $100,000 per insured depositor. The FDIC issues regulations, has authority to conduct periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. This supervision and regulation is intended primarily for the protection of depositors.

         Any insured bank which is not operated in accordance with or does not conform to Federal Reserve or FDIC regulations, policies and directives may be sanctioned for non-compliance. Proceedings may be instituted against any insured bank or any director, officer, or employee of such bank engaging in unsafe and unsound practices, including the violation of applicable laws and regulations. The Federal Reserve and the FDIC have the authority to terminate insurance of accounts pursuant to procedures established for that purpose.


         CERTAIN INFORMATION CONCERNING THE BUSINESS OF FIRST AMERICAN

GENERAL

         First American was organized in 1984 as a commercial Florida banking corporation with the primary purpose of serving the banking needs of Indian River County, Florida and its surrounding areas. First American began operating on November 19, 1984. First American opened its first branch bank facility on May 20, 1996. First American is headquartered in Vero Beach, Florida, and as of June 30, 1998, First American had assets of $45.3 million, deposits of $40.3 million, and stockholder's equity of $4.8 million.

         Since its origination in 1984, First American has provided both traditional commercial banking services, including but not limited to interest and non-interest bearing checking accounts, savings accounts, money market deposit accounts, certificates of deposit, individual retirement accounts as well as commercial loans, real estate mortgage loans, and consumer loans.

         First American provides commercial banking services primarily to residents of Indian River County, Florida through two banking offices, one located at 4000 20th Street, Vero Beach, Florida 32960, which serves as the principal office of First American, and the other located at 780 U.S. Highway 1, Suite 101, Vero Beach, Florida 32960. First American offers ATM service at its principal office.

         First American acts as a depository for treasury, tax, and loan payments. First American also acts as an issuing agent for traveler's checks and assists those customers who purchase U.S. Savings Bonds. First American offers full teller services, wire transfer services, ACH receipt and origination services, safe deposit boxes, drive in banking, and night depository services at all locations, and also offers an ATM machine at its 20th Street location.

         The business of First American consists primarily of attracting retail deposits from the general public in the area serviced by First American's offices and using the funds generated from the deposits to make secured and unsecured commercial loans, loans for the purchase, construction, financing, and refinancing of commercial and residential real estate in First American's primary market area of Indian River County, Florida and its surrounding areas. First American also makes consumer purpose loans.

         The principal sources of funds for First American's lending and investment activities are deposits, repayment of loans, and proceeds from the sale of investment securities. First American's revenues are lending and deposit activities. First American's principal expenses are interest paid on deposits and general operating expenses such as salaries, employee benefits, and occupancy expenses.

         First American offers a range of short to medium term commercial and consumer loans. Commercial loans include, but are not limited to, both secured and unsecured financing for working capital (including inventory and receivables), business expansion loans (including acquisition of real estate and improvements), purchase of equipment and machinery, as well as construction of investment property such as residences, apartment complexes, and office buildings. Consumer purpose loans include secured and unsecured loans for financing automobiles, home improvements, and other personal expenditures. First American also originates a variety of residential real estate loans including mortgage loans that are collateralized by first or second mortgages for purchase, refinance, or home improvement.

         First American provides a variety of banking services to individuals, businesses, and other institutions located in First American's primary market area. Deposit services include non-interest and interest bearing checking accounts, money market deposit accounts, savings accounts, certificates of deposit, and individual retirement accounts. Interest bearing deposit products carry rates of interest that First American believes are generally competitive to other rates that are offered in the market area served by First American. All deposit account service charges are also competitive with other fee schedules offered in the market area served by First American. All deposit accounts are insured by FDIC to the maximum extent provided by law.

         First American offers ATM cards with access to local, state, national, and international networks. First American offers safe deposit boxes, wire transfer services, direct deposit services, and ACH origination services at all of its banking locations.

         First American encounters vigorous competition both in making loans and attracting deposits. The deregulation of the banking industry and the evolution of interstate banking has created a highly competitive environment for commercial banking in First American's market area. First American competes with other local, regional, and national commercial banks as well as with credit unions, finance companies, security brokerage companies, investment management firms, mutual funds, insurance companies, and other financial intermediaries operating in First American's market area. Many of these competitors have substantially greater resources and have higher lending limits than First American, and they also offer certain services, such as fiduciary services, that First American does not provide.

         Indian River County, Florida is serviced by approximately ten commercial banks with 41 branch offices, one credit union, two savings banks and approximately 15 brokerage firms. Competition among financial institutions is largely based upon interest rates offered on deposit accounts and loans, service charges on deposits, the quality of services rendered, the convenience of banking facilities, and in the case of commercial borrowers, relative lending limits.

         As is the case with all financial institutions, generally First American's operations and profitability are significantly influenced by general economic conditions and by the related monetary and fiscal policies of the Federal Reserve System. Deposit flows and interest rates on competing investments and general market rates of interest influence First American's cost of funds. Lending activities are affected by the demand for financing of real estate and other types of loans which in turn are affected by the interest rate at which such financing may be offered and other factors that affect local demand and availability of funds.

EMPLOYEES

         As of June 30, 1998, First American had 24 full time employees, none of whom are represented by a collective bargaining agreement. Management believes that employee relations are good.


DESCRIPTION OF PROPERTIES

         The main office of First American is located at 4000 20th Street, Vero Beach, Florida, which location is owned by First American and contains 3,570 square feet of office space and 1,330 square feet of space for drive- through lanes. First American's branch office located at 780 U.S. Highway 1, Suite 101, Vero Beach, Florida is subject to a lease which includes several renewal options the last of which expires in 2012.


LEGAL PROCEEDINGS

         First American is from time to time a party to litigation which arises in the normal course of First American's business. First American does not have any pending litigation that separately or in the aggregate is currently expected to have a material adverse effect upon the operating results or financial condition of First American.


REGULATION AND LEGISLATION

         As a state chartered bank, First American is subject to extensive examination by the Florida Department. First American is also a member bank of the Federal Reserve and is subject to regulation and examination by the Federal Reserve. First American files reports with both regulatory bodies concerning First American's financial condition and must obtain approval from those regulatory agencies prior to entering into certain transactions. Periodic safety and soundness examinations are performed by the Florida Department and by the Federal Reserve. Both regulatory authorities monitor First American's compliance with all applicable regulations and laws on a continuous basis.


CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

         First American's officers and directors and certain business organizations and individuals associated with them have been customers of First American, have had banking transactions with First American, and are expected to continue such transactions in the future. In connection with such transactions, First American's directors have borrowed funds from time to time for various business and personal reasons. The extensions of credit made by First American to its directors and officers (1) were made in the ordinary course of business, (2) were made on substantially the same terms, including interest rates and collateral requirements as those prevailing at the time for comparable transactions with other persons, and (3) do not involve more than a normal risk of collectibility or present other unfavorable features.


BENEFICIAL OWNERSHIP OF FIRST AMERICAN COMMON STOCK

         The following table sets forth, as of September 30, 1998, (a) the names of the persons known by First American to be beneficial owners of more than 5% of shares of First American Common Stock, and the name of each of First American's directors and executive officers, (b) the number and percentage of shares of First American Common Stock owned by each person and by all of the directors and executive officers of First American as a group; and (c) the estimated number of shares of SouthTrust Common Stock each such person or group is expected to receive as a result of the Merger (assuming that such persons do not exercise their rights to dissent) calculated by multiplying the number of shares of First American Common Stock beneficially owned by such person or group by the Conversion Ratio as set forth in the Merger Agreement.

                                                                                          Estimated
                                                                                           Number
                                                 Number of                                of Shares
                                                 of Shares                              of SouthTrust
                                                Beneficially          Percentage of     Common Stock
     Beneficial Owner                            Owned(1)             Total Shares(2)    to be Owned
-------------------------------                 ------------          ---------------   --------------
DIRECTORS:
Samuel A. Block                                        6,050               4.7                11,419
Allen A. Edwards(3)                                    8,470               6.6                15,987
Ronald E. Ewing                                        6,050               4.7                11,419
Paul E. Koehler                                          726               0.6                 1,370
Robert J. MacWilliam (4)                              10,104               7.8                19,071
Ronald R. McCall, Sr.                                  4,235               3.3                 7,993
Angelo J. Sanchez                                        935               0.7                 1,764
Charles R. Sexton, Sr.                                 6,050               4.7                11,419
D.B. Smith (5)                                         7,601               5.9                14,347
Andrew W. Williams (6)                                10,224               7.9                19,298
Steven C. Shackley                                       181               0.1                   341
                                                ------------          --------           -----------
All Directors &                                       60,626                47%              114,428
Executive Officers as Group
(a total of 11 people)

(1) Under applicable regulations of the Securities and Exchange Commission, shares are considered to be beneficially owned by a person if such person either (a) directly or indirectly has or shares a power to vote or dispose of the shares whether or not such person has any economic interest in the shares, or (b) has the right to acquire such shares within 60 days of the date of this Proxy Statement/Prospectus. Unless otherwise indicated, the named beneficial owner has the sole voting and investment power with respect to the shares reports.

(2) For the purpose of computing beneficial ownership and the percentage of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within 60 days after such date are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(3) The address for Allen A. Edwards is 18 Tarpon Drive, Vero Beach, Florida 32963.

(4) The address for Robert J. MacWilliam is 440 45th Court, Vero Beach, Florida 32968. The amounts shown for Mr. MacWilliam do not include 5,500 shares held as options that are fully vested.

(5)  The address for D.B. Smith is 1635 51st Court, Vero Beach, Florida 32966.

(6) The address for Andrew W. Williams is 176 Ocean Way, Vero Beach, Florida 32963.


   FIRST AMERICAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

         This analysis has been prepared to provide insight into the financial condition of First American and addresses the factors which have affected First American's results of operation for the six month periods ended June 30, 1998 and 1997, and for the fiscal years ended December 31, 1997, 1996, and 1995. First American's financial statements and accompanying notes which follow are an integral part of this review and should be read in conjunction with it.

         First American conducts a general commercial banking business in Indian River County, Florida and in the surrounding areas. The business consists primarily of attracting deposits from the general public and applying those funds for the origination of loans for commercial, consumer, and residential purposes. First American's profitability depends primarily on net interest income which is the difference between interest income generated from interest earning assets (i.e., loans and investments) less interest expenses incurred on interest bearing liabilities (i.e., customer and borrowed funds). Net interest income is affected by the relative amounts of interest earning assets, interest bearing liabilities and the interest rates paid on these balances.

         Net interest income is dependent upon First American's interest rate spread, which is the difference between the average yield earned on interest earning assets and the average rate paid on interest bearing liabilities. When the interest that is generated on interest earning assets exceeds the interest that is paid on interest bearing liabilities, First American generates a positive interest rate spread (net rate of yield). During 1997 First American's yield on net average earning assets was 5.41%, and for the six month period ending June 30, 1998 First American's yield on net average earning assets was 4.99%. During 1996 and 1995, First American's yield on net average earning assets was 5.01% and 4.66%, respectively. The net yield is impacted by interest rates, deposit flows, and loan demand.

         In addition, First American's profitability is affected by such factors as the level of non-interest income and expenses, the provision for loan losses, and the effective tax rate. Non-interest income consists primarily of service charges and other deposit fees, and also fees raised from mortgage origination activities. Non-interest expense consists primarily of compensation and benefits, occupancy related expenses, and other operating expenses.

         Since the commencement of banking operations in November 1984, First American's total assets have grown to $45,384,501 million as of June 30, 1998. To augment it's normal growth and to achieve greater market share, First American established a branch facility which opened on May 20, 1996. The branch has contributed to the growth of First American, and as of September 30, 1998, First American's branch facility accounts for 21.37% of First American's total deposits. First American has continued to sustain its growth while maintaining a strong capital position through the generation and retention of profits.


RESULTS OF OPERATIONS

         Comparison of Six Months Ended June 30, 1998 and 1997

         For the six month period ended June 30, 1998, First American reported net income of approximately $195,012, or $1.51 per outstanding share of stock, as compared to a net income of $175,651 or $1.38 per outstanding share of stock for the six month period ended June 30, 1997, which is an increase of $19,361. Basic net income for the six month period ended June 30, 1998, was greater than the six month period ended June 30, 1997, primarily due to the progress of the branch bank facility and the progressive improvement of the branch's contribution to earnings. Total assets as of June 30, 1998, were approximately $45,384,501 which is an increase of $3,293,590 or 8% over June 30, 1997. Net interest earnings increased to approximately $1,021,976 as of June 30, 1998, which is an increase of approximately $26,650 or 3% over June 30, 1997.

         Total non-interest income for the six month period ended June 30, 1998 was approximately $130,769 as compared to total non-interest income of approximately $97,918 for the six month period ended June 30, 1997, an increase of $32,851 or 34%. Total other operating expenses were $782,733 for the six month period ended June 30, 1998, as compared to $774,493 for the six months period ended June 30, 1997, an increase of $8,240 or 1%.

         First American's loans totaled approximately $30,409,798 at June 30, 1998, an increase of $1,005,829 or 3% over June 30, 1997. The allowance for loan losses was $300,577 or 1% of total outstanding loans at June 30, 1998, which is up from $276,073 or .95% of total loans at June 30, 1997.

         First American's yield on net average earning assets during the six month period ended June 30, 1998, was 4.99%, which compared to a yield on net average earnings of 5.27% during the same period of 1997.

         Comparison of the Fiscal Years Ended December 31, 1997 and 1996

         For the year ended December 31, 1997, First American reported net income of $350,546 or $2.74 per share of outstanding stock, as compared to net income of $234,736 or $1.87 per outstanding share of stock for the year ended December 31, 1996. A 10% stock dividend was issued by First American on June 20, 1997. The 1997 income increased from 1996, notwithstanding the fact that the branch bank facility established by First American on May 20, 1996, had not yet reached the level of profitability.

         Net interest income before provision for loan losses for the year ended December 31, 1997, was approximately $2,016,829 or 5.41% of average net earning assets, as compared to $1,709,083 or 5.01% of average net earning assets for the year ended December 31, 1996. The increase in net interest income from 1996 to 1997 was due primarily to an increase in net earning assets.

         First American's total assets were approximately $44,294,904 and $39,073,509 at December 31, 1997, and December 31, 1996, respectively. Total assets increased approximately $5,221,395 or 13.4% from December 31, 1996, to December 31, 1997. First American's earning assets were approximately $40,309,453 at December 31, 1997, representing an increase of $5,156,829, or 14.7%, from December 31, 1996.

         First American's loans totaled approximately $29,936,707 at December 31, 1997, an increase of $2,641,198 or 9.7% from December 31, 1996. The allowance for loan losses was $283,230 or .95% of total outstanding loans at December 31, 1997. This compares to allowance for loan losses of $268,375 or
 .98% of total outstanding loans as of December 31, 1996.


         Comparison of Fiscal Years Ended December 31, 1996 and 1995

         For the year ended December 31, 1996, First American reported net income of $234,736 or $1.87 per outstanding share as compared to net income of $360,025 or $2.90 per outstanding share for the year ended December 31, 1995. The 1996 net income was a decrease of $125,289 from 1995. The decrease resulted from the expenses incurred in establishing and supplementing First American's first branch office.

         Net interest income before provision of loan losses for the year ended December 31, 1996, was approximately $1,709,083 or 5.01% of average net earning assets, as compared to $1,668,285 or 5.33% of average net earning assets for the year ended December 31, 1995. The increase in net interest income from 1995 to 1996 was due primarily to an increase in net earning assets. First American's total assets were approximately $39,073,509 and $35,627,613 at December 31, 1996 and 1995 respectively. Total assets increased approximately $3,445,896 or 9.7% from December 31, 1995, to December 31, 1996. First
American's earning assets were approximately $35,152,624 at December 31, 1996, which represents an increase of $2,742,343 or 8.5% from December 31, 1995.

         First American's loans totaled approximately $27,295,509 at December 31, 1996, which is an increase of $3,766,454 or 16% from December 31, 1995. The allowance for loan losses was $268,375 or .98% of total outstanding loans as of December 31, 1996. This compares to an allowance for loan losses of $222,138 or
 .94% of total loans at December 31, 1995.

NET INTEREST INCOME

         Net interest income, which constitutes the principal source of income for First American, represents the difference between interest income on interest earning assets and interest expense on interest bearing liabilities. The primary interest earning assets of First American are loans made to businesses and individuals. Interest bearing liabilities consist primarily of time deposits, interest bearing checking accounts ("NOW accounts"), savings deposits, money market deposits, and individual retirement accounts. Funds generated by these sources are invested in interest bearing assets accordingly. Net interest income depends on the volume of average interest earning assets and average interest bearing liabilities, and the interest rates earned and paid on interest earning assets and interest bearing liabilities.

         Net interest income for the six months ended June 30, 1998 and 1997 was approximately $1,021,976 and $995,326 respectively, and the yield on net average interest earning assets was 4.99% and 5.27%, respectively.

         Net interest income for the years ended December 31, 1997, 1996 and 1995 was approximately $2,016,289, $1,709,083, and $1,668,285, respectively.
The yield on net average earning assets was 5.41%, 5.01%, and 4.66% respectively. Total interest expense for the years ended December 31, 1997, 1996 and 1995 was approximately $1,342,543, $1,301,787, and $1,196,859, respectively. The average cost of interest bearing liabilities for each period was 4.64%, 5.16%, and 4.86%, respectively.

           COMPARATIVE AVERAGE BALANCES, INTEREST, AND AVERAGE YIELDS

                                                       (DOLLARS IN THOUSANDS)

                                                       Six Months Ended June 30,
                                                       -------------------------
                                                   1998                              1997
                                      ----------------------------      --------------------------
                                                Interest                          Interest
                                      Average   Income/     Yield/      Average   Income/   Yield/
                                      Balance   Expense      Rate       Balance   Expense     Rate
                                      -------   -------     ------      -------   --------  -------
Interest earning assets:
  Loans receivable, net               $ 29,745  $ 1,443      9.70%     $ 28,277   $ 1,387     9.81%
  Investment securities, taxable         5,960      184      6.17%        7,306       223     6.10%
  Investment securities nontaxable         -0-      -0-       -0-%          -0-       -0-      -0-%
  Federal funds sold                     5,219      142      5.44%        2,177        57     5.24%
                                      --------  -------     -----      --------   -------   ------
    Total interest earning assets       40,924    1,769      8.65%       37,760     1,667     8.82%

Non-interest earning assets:
  Cash and due from banks                2,463                            2,177
  Other assets                           1,741                            2,146
                                      --------                         --------
    Total non-interest earning assets    4,204                            4,323
                                      --------                         --------

      Total assets                    $ 45,128                         $ 42,083
                                      ========                         ========

Interest bearing liabilities:
Deposits
  Interest bearing demand and
    NOW deposits                      $    766  $     5      1.31%     $    869   $     6     1.38%
  Savings deposits                       1,877       21      2.24%        1,739        19     2.19%
  Money market deposits                  4,042       46      2.28%        4,910        59     2.40%
  Time deposits                         24,550      674      5.49%       21,897       588     5.37%
  Repurchase agreements                    -0-      -0-       -0-%          -0-       -0-      -0-%
                                      --------  -------    ------      --------   -------   ------
    Total interest bearing liabilities  31,235      747      4.78%       29,415       672     4.56%

Non-interest bearing liabilities:
  Non-interest bearing deposits          8,869                            7,898
  Other liabilities                        -0-                              -0-
    Total non-interest bearing           8,869                            7,898
      liabilities                          261                              465
                                      --------                         --------
      Total liabilities                  9,130                            8,363
                                      ========                         ========
Stockholder's equity                     4,763                            4,305
                                      --------                         --------
    Total liabilities and
      stockholder's equity            $ 45,128                         $ 42,083
                                      ========                         ========
    Net interest income               $  1,022                         $    995
                                      ========                         ========
    Net yield on average earning assets                    4.99%                              5.27%
                                                           ====                             ======



                                                                   Years Ended December 31,
                                                                   ------------------------
                                                            1997                                 1996
                                                   --------------------            -----------------------------
                                                          Interest                           Interest
                                              Average     Income/    Yield/        Average   Income/    Yield/
                                              Balance     Expense     Rate         Balance   Expense     Rate
                                              -------     -------    -------       -------   -------    -------
Interest earning assets:
  Loans receivable, net                      $ 28,982     $ 2,863       9.83%     $ 23,798   $ 2,413      10.14%
  Investment securities, taxable                6,376         392       6.14%        6,643       404       6.02%
  Investment securities nontaxable                -0-         -0-        -0-%          -0-       -0-        -0-%
  Federal funds sold                            1,941         104       5.15%        3,683       194       5.26%
                                             --------     -------    -------      --------   -------    -------
    Total interest earning assets              37,299       3,359       9.00%       34,124     3,011       8.82%

Non-interest earning assets:
  Cash and due from banks                       2,329                                1,903
  Other assets                                  2,080                                1,918
                                             --------                             --------
    Total non-interest earning assets           4,409                                3,821
                                             --------                             --------

      Total assets                           $ 41,708                             $ 37,945
                                             ========                             ========

Interest bearing liabilities:
Deposits
  Interest bearing demand and
    NOW deposits                             $    869     $    12        1.36%    $    963   $    14       1.45%
  Savings deposits                              1,780          39        2.24%       1,447        33       2.28%
  Money market deposits                         4,440         106        2.38%       4,038       100       2.48%
  Time deposits                                21,836       1,185        5.43%      18,791     1,155       6.14%
  Repurchase agreements                           -0-         -0-         -0-%         -0-       -0-        -0-%
                                             --------     -------    --------     --------   -------    -------
    Total interest bearing liabilities         28,925       1,342        4.64%      25,239     1,302       5.16%

Non-interest bearing liabilities:
  Non-interest bearing deposits                 7,785                                8,257
  Other liabilities                               -0-                                  -0-
    Total non-interest bearing                  7,785                                8,257
      liabilities                                 500                                  247
                                             --------                             --------
      Total liabilities                         8,285                                8,504
                                             ========                             ========
Stockholder's equity                            4,498                                4,202
                                             --------                             --------
    Total liabilities and
      stockholder's equity                   $ 41,708                             $ 37,945
                                             ========                             ========
    Net interest income                      $  2,017                             $  1,709
                                             ========                             ========
    Net yield on average earning assets                                  5.41%                              5.01%
                                                                     ========                           ========

         The effect on interest income, interest expense, and net interest income for the periods indicated, of changes in average balance and rate, is shown below. The effect of a change in average balance has been determined by applying the average rate at the year-end for the earlier period to the change in average balance at the year-end for the later period. Changes resulting from average balance/rate variances are included in changes resulting from volume.

                       RATE/VOLUME ANALYSIS OF NET INCOME

         The following table sets forth the extent to which changes in volume and rates of earning assets and interest-bearing liabilities affected change in interest income or interest expense in the indicated time periods. For each major balance sheet category, information is provided relating to (1) changes in volume (changes in average balance multiplied by the prior year's average interest rate), (2) changes in rate (changes in average interest rate multiplied by the prior year's average balance), and (3) the total change in interest income/expense. Changes attributable jointly to volume and rate have been allocated proportionately.

                                                  Six Months Ended                Year Ended                     Year Ended
                                                      June 30,                   December 31,                   December 31,
                                               1998 Compared to 1997         1997 Compared to 1996          1996 Compared to 1995
                                              --------------------------   --------------------------    --------------------------
                                              Increase (Decrease) Due to   Increase (Decrease) Due to    Increase (Decrease) Due to
                                              --------------------------   --------------------------    --------------------------
                                              Average   Average   Total    Average    Average   Total     Average   Average   Total
                                              Volume     Rate     Change    Volume     Rate     Change    Volume     Rate     Change
                                              -------   -------   ------   -------    -------   ------    -------   -------   ------
                                                                               (Dollars in Thousands)
Interest earned on:
   Loans receivable, net                       $  73     $(17)    $  56     $ 510     $ (60)    $ 450     $  40     $ (19)    $  21
   Investment securities, taxable                (41)       2       (39)      (18)        6       (12)      141         2       143
   Investment securities, non-taxable              0        0         0         0         0         0         0         0         0
   Federal funds sold                             80        5        85       (93)        3       (90)        3       (21)      (18)
                                               -----     ----     -----     -----     -----     -----     -----     -----     -----
      Total interest income                      112      (10)      102       399       (51)      348       184       (38)      146

Interest paid on:
   Interest bearing demand and
      NOW deposits                             $  (1)    $  0     $  (1)    $  (3)    $   1     $  (2)    $  (1)    $  (5)    $  (6)
   Savings deposits                                1        1         2         7        (1)        6         2         1         3
   Money market deposits                         (10)      (2)      (12)        9        (3)        6        (9)      (11)      (20)
   Time deposits                                  73       13        86       174      (144)       30        44        84       128
                                               -----     ----     -----     -----     -----     -----     -----     -----     -----
   Repurchase agreements                           0        0         0         0         0         0         0         0         0
                                               -----     ----     -----     -----     -----     -----     -----     -----     -----
      Total interest expense                      63       12        75       187      (147)       40        36        69       105
                                               -----     ----     -----     -----     -----     -----     -----     -----     -----
      Change in interest income                $  49     $(22)    $  27     $ 212     $  96     $ 308     $ 148     $(107)    $  41
                                               =====     ====     =====     =====     =====     =====     =====     =====     =====


PROVISION FOR LOAN LOSSES

         First American recorded a provision for loan losses of $65,000 during the six month period ended June 30, 1998 as compared to $32,500 for the six month period ended June 30, 1997. For the year ended December 31, 1997, First American recorded a provision for loan losses of $107,500 as compared to $32,388 for the year ended December 31, 1996. First American recorded a provision for loan losses in the amount of $33,535 for the year ended December 31, 1995.

         The total allowance for loan losses was $283,230 or .95% of total outstanding loans at December 31, 1997 as compared to $268,375 or .98% of total outstanding loans at December 31, 1996. The total allowance for loan losses was $222,138, or .94% at December 31, 1995.

         First American's policy is to record a provision for loan losses consistent with current levels of net charge-offs, loan growth, aggregate credit quality trends (including an assessment of existing levels of classified criticized assets) and current economic conditions.

         First American's allowance for loan losses represents an amount which, in the judgment of management and First American's Board of Directors, will be adequate to absorb losses on existing loans that may become uncollectible. The adequacy of the allowance for loan losses is evaluated monthly based on a regular review of First American's loan portfolio, non accruing loans, past due loans, and other loans that management and First American's Board of Directors believe to require special attention.


NON-INTEREST INCOME

         First American's's non-interest income includes service charges and other fees on deposit accounts, fees from mortgage origination activities, and other miscellaneous fee income. For the six month periods ended June 30, 1998 and 1997, non-interest income was approximately $130,769 and $97,918, respectively.

         Non-interest income totaled approximately $225,041, $160,419 and $148,095 for the years ended December 31, 1997, 1996, and 1995 respectively. Of the $64,622 increase in non-interest income from 1996 to 1997, approximately 56% of the increase was attributed to service charges on deposit accounts.


         The following table compares the various categories of non-interest income for the periods indicated.

                                                NON-INTEREST INCOME

                                            Six Months Ended June 30,                 Years Ended December 31,
                                            -------------------------                 ------------------------
                                             1998              1997                      1997           1996
                                             ----              ----                      ----           ----

Service Charge and other fees              $ 81,265         $ 75,888                  $ 160,996      $ 125,050
Miscellaneous income                         49,504           22,030                     65,842         34,431
Securities gain (loss), net                       0                0                     (1,797)           938
                                           --------         --------                  ---------      ---------
     Total non-interest income             $130,769         $ 97,918                  $ 225,041      $ 160,419
                                           ========         ========                  =========      =========


NON-INTEREST EXPENSE

         Non-interest expense for the six months ended June 30, 1998 and 1997 totaled $782,733 and $774,493, respectively.

         Non-interest expense for the years ended December 31, 1997, 1996, and 1995 totaled approximately $1,586,441, $1,455,778, and $1,246,890, respectively. The increase in non-interest expenses of $130,663 from 1996 to 1997 was primarily due to the establishment of First American's first branch bank facility.

         The increase in non-interest expense from 1995 to 1996 of $208,888 was due primarily to the addition of personnel to service the broadening of First American's customer base and its demands.

         The following table summarizes the various categories of non-interest expense for periods indicated.

                                               NON-INTEREST EXPENSE

                                             Six Months Ended June 30,                Years Ended December 31,
                                             -------------------------                ------------------------
                                             1998               1997                    1997            1996
                                             ----               ----                    ----            ----
Salaries and employee benefits            $ 381,543          $ 375,644              $  801,215      $  721,230
Occupancy expense                            75,263             70,300                 139,647          63,982
Marketing and advertising                    16,759             17,779                  41,493          36,922
Data processing fees                         67,608             62,528                 124,464         105,852
Furniture and equipment                      34,235             43,315                  82,064          76,874
FDIC premiums                                 2,193              1,089                   3,538           2,000
Professional fees                            10,250             21,364                  40,990          40,518
Printing, stationery and supplies            30,279             31,776                  60,026          61,706
Director fees and expenses                   41,900             41,900                  82,650          82,550
Postage                                      18,818             17,549                  35,792          31,331
Other expenses                              103,885             91,249                 174,562         232,813
                                          ---------          ---------              ----------      ----------
     Total non-interest expense           $ 782,733          $ 774,493              $1,586,441      $1,455,778
                                          =========          =========              ==========      ==========


INCOME TAXES

         For the six month periods ended June 30, 1998 and 1997, First American's provision for income taxes was approximately $110,000 and $110,600, respectively. For the years ended December 31, 1997, 1996, and 1995, First American's provision for income taxes was approximately $197,382, $146,600, and $175,930, respectively. The increases from 1996 to 1997 and from 1995 to 1996 were due to increased earnings before taxes.


ASSET/LIABILITY MANAGEMENT

         First American seeks to maximize net interest income through growth in net earning assets and by protecting First American's net interest margin and ensuring adequate liquidity for growth in deposit flows. First American accomplishes this by structuring the balance sheet so that repricing opportunities exist for both assets and liabilities during approximately the same time intervals in the future. First American's management and Board of Directors recognize that a perfectly matched interest rate sensitive balance sheet is not possible and that imbalances in repricing opportunities at any point in time constitutes First American's interest sensitivity position.

         First American's management attempts to manage these imbalances to provide for a consistently growing positive net interest rate margin under all interest rate environments. To this end, First American's management and First American's Asset and Liability Committee monitors the structure of First American's rate-sensitive assets and liabilities. As an additional measure, First American's management generally restricts the maturities of its fixed interest rate loans to a maximum of five years in order to create repricing opportunities. First American also restricts the maturities of the securities of First American's investment portfolio to a maximum of five years.

         A traditional indicator of the interest rate sensitivity position of a financial institution's balance sheet is the difference between rate sensitive assets and rate sensitive liabilities at given forward-looking time horizons, which is referred to as First American's "GAP" measurement. GAP analysis is a traditional indicator used for monitoring interest rate risk and First American employs GAP analysis as one of the means of monitoring First American's exposure to the risk of interest rate sensitivity. Management believes that First American was not subject to any excessive interest rate risk at June 30, 1998.

             INTEREST RATE SENSITIVITY ANALYSIS AS OF JUNE 30, 1998

                             (Dollars in Thousands)

                               TERM TO REPRICING

                                                90 Days                  91 Days                   More Than
                                                or Less                 to 1 Year                    1 Year                   Total
                                                -------                 ---------                    ------                   -----
Interest-earning assets
    Federal funds sold                       $    5,275               $         0                $         0             $     5,275
    Investment securities, taxable                    0                       500                      5,559                   6,059
    Loans, net                                    8,742                     2,440                     19,227                  30,409
                                             ----------               -----------                -----------             -----------
        Total interest-earning assets        $   14,017               $     2,940                $    24,786             $    41,743
                                             ==========               ===========                ===========             ===========

Interest-bearing liabilities:
    NOW & savings accounts                   $    2,568               $         0                $         0             $     2,568
    Money market deposit                          4,567                         0                          0                   4,567
    Time & IRA time deposit                       5,312                     6,063                     13,618                  24,993
                                             ----------               -----------                -----------             -----------

Total interest-bearing liabilities           $   12,447               $     6,063                $    13,618             $    32,128
                                             ==========               ===========                ===========             ===========

Interest sensitivity gap period              $    1,570               $    (3,123)               $    11,168             $     9,615
                                             ==========               ===========                ===========             ===========

Cumulative gap                               $    1,570               $    (1,553)               $     9,615
                                             ==========               ===========                ===========

Cumulative ratio of interest-earning
    assets to interest-bearing liabilities       112.61%                    48.49%                    182.01%

Cumulative gap to total assets                     3.46%                    -3.42%                     21.19%

           INTEREST RATE SENSITIVITY ANALYSIS AS OF DECEMBER 31, 1997

                             (Dollars in Thousands)

                               TERM TO REPRICING

                                                90 Days                 91 Days                   More Than
                                                or Less                to 1 Year                    1 Year                   Total
                                                -------                ---------                    ------                   -----
Interest-earning assets
    Federal funds sold                       $    4,825               $        0                $         0             $     4,825
    Investment securities, taxable                  993                      500                      4,055                   5,548
    Loans, net                                    9,728                    2,019                     18,190                  29,937
                                             ----------               ----------                -----------             -----------
        Total interest-earning assets        $   15,546               $    2,519                $    22,245             $    40,310
                                             ==========               ==========                ===========             ===========

Interest-bearing liabilities:
    NOW & savings accounts                   $    2,620               $        0                $         0             $     2,620
    Money market deposit                          4,252                        0                          0                   4,252
    Time & IRA time deposit                       6,481                   12,613                      5,239                  24,333
                                             ----------               ----------                -----------             -----------

Total interest-bearing liabilities           $   13,353               $   12,613                $     5,239             $    31,205
                                             ==========               ==========                ===========             ===========

Interest sensitivity gap period              $    2,193               $  (10,094)               $    17,006             $     9,105
                                             ==========               ==========                ===========             ===========

Cumulative gap                               $    2,193               $   (7,901)               $     9,105
                                             ==========               ==========                ===========

Cumulative ratio of interest-earning
    assets to interest-bearing liabilities      116.42%                    19.97%                    424.60%

Cumulative gap to total assets                    4.95%                   -17.84%                     20.56%

FINANCIAL CONDITION:

LENDING ACTIVITIES

    The primary source of income for First American is the interest earned on loans. Loans are the single largest component of First American's earning assets, as well as the highest yielding component. Due to the importance of loans to First American's profitability, most other assets and liabilities are managed to accommodate the funding of loans.

    At June 30, 1998, First American's total assets were approximately $45,384,501 as compared to $42,090,911 at June 30, 1997. At December 31, 1997,
total assets were approximately $44,294,904 as compared to $39,073,509 at December 31, 1996. At June 30, 1998, total loans were approximately $30,409,798 or 67% of total assets, as compared to total loans of $29,403,969 or 70% of total assets at June 30, 1997. At December 31, 1997, total loans were $29,936,707 or 68% of total assets as compared to total loans of $29,403,969 or 70% of total assets at June 30, 1997. At December 31, 1997, total loans were $29,936,707 or 68% of total assets as compared to total loans of $27,295,509 or 70% of total assets at December 31, 1996, and $23,529,055 or 66% of total assets at December 31, 1995. Management believes that the increase in loans from 1995 to 1997 is primarily attributable to a continued, strong local and regional economy, and a relatively stable interest rate environment, as well as the favorable reputation First American enjoys among small businesses and professionals in First American's primary market area.

    The following table summarized the composition of First American's loan portfolio by type of loan on the dates indicated.

                           LOAN PORTFOLIO COMPOSITION

                             (Dollars in Thousands)

                                        Six Months Ended                       Years Ended December 31,
                                        ----------------                       ------------------------
                                          June 30, 1998                        1997                1996
                                          -------------                        ----                ----

                                          Amount           %          Amount         %         Amount          %
                                          ------          --          ------        --         ------         --
Type of loan:
  Commercial and financial                 $ 3,967         13%        $ 4,466        15%      $ 4,752        17%
  Real estate construction                     808         02%            932        03%          305        01%
  Real estate mortgage                      18,717         62%         17,970        60%       17,384        64%
  Installment loans to individuals           6,918         23%          6,569        22%        4,854        18%
                                           -------     ------         -------    ------       -------     ------

       Total loans                         $30,410        100%        $29,937       100%      $27,295       100%
                                                       ======                    ======                   ======

Less:
  Unearned loan fees                            77                         71                      69
  Allowance for loan losses                    301                        283                     268
                                           -------                    -------                 -------

       Net loans                           $30,032                    $29,583                 $26,958
                                           =======                    =======                 ========


  The following tables set forth the maturities of loans outstanding at December 31, 1997, and an analysis of sensitivities of all loans due to changes in interest rates.

                             LOAN MATURITY SCHEDULE

                             (DOLLARS IN THOUSANDS)


                                                    At December 31, 1997
                                              ---------------------------------
                                                                   Due After 1
                                                Due in 1            Year But             Due After
                                              Year or Less       Before 5 Years           5 Years         Total
                                              ------------       --------------           -------       --------
Residential
     Real Estate Loans                           $ 2,103              $ 7,728             $   468        $10,299

All Other Loans                                    9,660                9,493                 485         19,638
                                                 -------              -------             -------        -------
                                                 $11,763              $17,221             $   953        $29,937
                                                 =======              =======             =======        =======


         The following table sets forth as of June 30, 1998, and December 31, 1997, the dollar amounts of loans due after one year which had predetermined interest rates and which had floating or adjustable rates.

                             DOLLAR AMOUNT OF LOANS

                             (Dollars in Thousands)

                                            June 30, 1998                         December 31, 1997
                                            -------------                         -----------------
Type of interest rate:
     Predetermined                              $19,227                                 $18,190
     Floating or adjustable                       4,817                                   4,722
                                                -------                                 -------

         Total                                  $24,044                                 $22,912
                                                =======                                 =======


ASSET QUALITY

         Management has sought to maintain a high quality of assets and adhere to sound underwriting and lending practices. An analysis of the loan portfolio reveals a significant concentration of real estate related credits. At June 30, 1998, approximately 64% of total loans were secured by real estate. As of December 31, 1997, approximately 63% of total loans were secured by real estate. At December 31, 1996 and 1995, respectively, approximately 65% and 70% of total loans were secured by real estate.

         As of June 30, 1998, First American was the owner of two parcels of "other real estate owned". One parcel is a 69 acre citrus grove that is located in St. Lucie County, Florida, and is carried on the books of First American at a value of $247,132. First American has placed a sales listing for the real estate. The other parcel of other real estate owned by First American is a parcel of real estate that is zoned heavy commercial and is carried on the books of First American at a value of $59,713. A sales listing has also been placed for this parcel of other real estate owned.

         As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual when it is not reasonable to expect collection of interest under the original terms of the loan due to a deterioration in the financial condition of the borrower. At June 30, 1998, First American had one non-accrual loan totaling $32,692.

         Loan concentrations are defined as amounts of monies loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic and other conditions. First American constantly evaluates these concentrations for the purpose of assessing needed adjustments to First American's lending activities. Items that influence such adjustments are changes in the economy, loan to deposit ratios, and industry trends. First American has a target mix of 10% commercial loans, 65% real estate loans and 25% consumer loans for the purpose of further reducing risk resulting from concentration of credit.

         First American's Board of Directors and management place great emphasis on strong loan underwriting procedures. First American has a loan review process the objective of which is to quickly identify and evaluate corrective action that is needed for marginal or trouble loans. In addition to the review of such loans by Bank management, all due and delinquent loans are also reviewed on a monthly basis by First American's Board of Directors.


CLASSIFICATION OF ASSETS

         Interest on loans is accrued and credited to income based upon the principal balance outstanding. Unless mitigating circumstances exist, it is the policy of First American to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is 90 days past due, or financial condition of the borrower has deteriorated, or when the principal and interest is not likely to be paid in accordance with the terms of the obligation. Loans are not returned to accrual status until principal and interest payments are brought current. Interest that is accrued and unpaid at the time a loan is placed on a non-accrual status is charged against income. Subsequent payments received are applied to the outstanding principal until the loan is removed from non-accrual status.

         Real estate acquired by First American as a result of foreclosure is classified as "other real estate owned." The properties are recorded on the date acquired at the lower of fair market value less estimated selling costs, or First American's recorded investment in the related loan. If the fair market value, after deducting the estimated selling closing costs of the acquired property, is less than the recorded investment in the related loan, the estimated loss is charged to the allowance for loan losses at that time. The resulting carrying value established at the date of the foreclosure becomes the new cost basis for subsequent accounting. After foreclosure, if the fair market value less estimated selling costs of the property, becomes less than its cost, the provision is charged to the provision for loan losses. Any costs related to the developmental improvement of the property are capitalized, whereas those costs relating to holding the property for sale are charged as expense.

         At December 31, 1997, 1996, and 1995, First American had $503,527, $452,077, and $486,267, respectively, in other real estate owned. As of June 30, 1998, First American had $306,845 in other real estate owned.


ALLOWANCE FOR LOAN LOSSES

         In originating loans First American recognizes that credit losses will be experienced and the risk of loss will depend largely on the type of loan made, the credit worthiness of the borrower over the term of loan, and in case of a collateralized loan the quality of the collateral of the loan as well as changes in general economic conditions. It is management policy to maintain an adequate allowance for loan losses based on, among other things, First American's historical loss experience, evaluation of economic conditions, and regular reviews of delinquencies and of the quality of the loan portfolio.

         The allowance for loan losses has been established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans are included in the provision for loan losses. Loans continue to be classified as incurred unless they have been brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or a portion of a loan is determined to be uncollectible, the portion that is deemed to be uncollectible is charged against the allowance.

         It is management's policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is 90 days past due, the financial condition of the borrower deteriorates, or when principal or interest is not likely to be paid in accordance with the terms of the obligation. The exception to this policy is when the loan is a secured loan and management has investigated the circumstances of the loan and has reasonable cause to believe that the loan will be brought current from a specific source of repayment.

         Management continues to actively monitor First American's asset quality and to charge off loans against the allowance for loan losses when appropriate, or to provide specific loan losses when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if the economic conditions differ from the economic conditions used as assumptions in making the initial determinations.

         First American's allowance for loan losses was $300,577 as of June 30, 1998 (.98% of total loans), and $283,230 at December 31, 1997 (.95% of total loans). First American experienced charge-offs totaling $48,528 during the six month period ended June 30, 1998. First American had recoveries of $875 of previously charged off loans during the six month period ended June 30, 1998. First American experienced charge-offs totaling $98,878, $25,180, and $82,830 during the fiscal years ended December 31, 1997, 1996, and 1995, respectively. During those same years First American had recoveries of previously charged-off loans totaling $6,233, $39,029, and $1,320 respectively.

         At June 30, 1998 First American's allowance for loan losses was comprised of a general loan portfolio allocation totaling $279,125, and a specific allocation totaling $21,452. At June 30, 1998, First American's Board of Directors determined that the allowance for loan losses was adequate.

         The following table sets forth an analysis of First American's allowance for possible loan losses for the periods indicated.

                        SUMMARY OF LOAN LOSS EXPERIENCE

                                                                             (Dollars in Thousands)
                                                                               SIX MONTHS ENDED                   YEARS ENDED
                                                                              ---------------------               -----------
                                                                                    JUNE 30,                      DECEMBER 31,
                                                                                    --------                      ------------
                                                                              1998            1997           1997            1996
                                                                              ----            ----           ----            ----
Total net loans outstanding at end of period                                 $30,032        $29,056       $ 29,583        $ 26,957
Average net loans outstanding during the year                                 29,745         28,277         28,982          23,798
Allowance for loan losses, beginning of period                                   283            268            268             222
Loans charged-off during the period:
           Commercial and financial                                               28             25             85              13
           Real estate mortgage                                                    3              0              0               0
           Real estate construction                                                0              0              0               0
           Installment loans to individuals                                       17              0             13              12
                                                                                                                          --------
                   Total loans charged-off                                        48             25             98              25
Recoveries of loans previously charged-off:
            Commercial and financial                                               0              0              6              29
            Real estate mortgage                                                   0              0              0               8
            Real estate construction                                               0              0              0               0
            Installment loans to individuals                                       1              0              0               2
                                                                             -------                                      --------
                   Total recoveries                                                1              0              6              39
Net loans charged-off (recoveries) during the
         period                                                                   47             25             92             (14)
Provisions for loan losses                                                        65             33            107              32
                                                                             -------        -------       --------        --------
Allowance for loan losses, end of period                                     $   301        $   276       $    283        $    268
                                                                             =======        =======       ========        ========
Non-performing loans, end of period                                               33              0              0             199
Net charge-offs (recoveries) during year to average                                            .002            .03            (.05)
         net loans
Allowance as a percentage of non-performing
            loans                                                              912.1%            --             --           134.7%

INVESTMENT ACTIVITIES

         Management and the Board of Directors of First American have made it a policy to classify virtually all investment securities purchased as "available for sale." Securities in this category are to be held for indefinite periods of time and not intended to be held until maturity. These securities could, however, be held until maturity if management deems it to be advantageous to First American.

         Assets included in this category are those assets that management intends to use as a part of its overall assets/liability strategy, and that may be sold in response to changes in interest rates, corresponding prepayment risk changes, liquidity needs, and other factors related to management's assets/liability strategy.

         Securities in this category are recorded at fair market value. Both unrealized gains and losses on securities available for sale, net of taxes, are included as separate components of stockholder's equity in the balance sheet until the gains or losses are realized.

         The cost of investment securities sold is determined by the specific identification method. If a security has a decline in fair market value that is other than temporary then the security will be written down to its fair market value by recording a loss in the statement of operations.

         As of June 30, 1998, management currently had $54,931 of securities classified as "held to maturity," and no "trading" securities.

         At June 30, 1998, First American had an unrealized gain on securities available for sale (net of taxes) of approximately $3,841. As of June 30, 1998, First American's investment portfolio totaled approximately $6,059,197 compared to $5,547,746 at December 31, 1997. At June 30, 1998, 95% ($5,751,000) of First
American's investment portfolio consisted of U.S. Government Agency securities and 5% ($308,197) of the portfolio consisted of high grade corporate securities.

         The following table summarizes the carrying value of First American's investment portfolio as of the dates indicated.

                        INVESTMENT SECURITIES PORTFOLIO

                             (Dollars in Thousands)

                                                            At June 30,              At December 31,
                                                               1998              1997            1996
                                                            -----------        ---------       ---------
Investment securities, available for sale:
   U.S. treasury securities                                 $         0        $     500       $   1,246
   U.S. government agencies                                       5,751            4,743           4,960
   Corporate debt securities                                        253              250             800
                                                            -----------        ---------       ---------
     Total investment securities, available for sale        $     6,004        $   5,493       $   7,006
                                                            ===========        =========       =========

Investment securities, held to maturity:
   U.S. treasury securities                                 $         0        $       0       $       0
   U.S. government agencies                                           0                0               0
   Primarily Federal Reserve Stock                                   55               55              50
                                                            -----------        ---------       ---------
     Total investment securities, held to maturity          $        55        $      55       $      50
                                                            ===========        =========       =========

   Total                                                    $     6,059        $   5,548       $   7,056
                                                            ===========        =========       =========


         The following table sets forth the weighted average yield of the investment portfolio of First American as of June 30, 1998. The calculation of the weighted average interest yields is based on yield, weighted by the respective costs of the securities.

                    INVESTMENT CATEGORY AS OF JUNE 30, 1998

                             (Dollars in Thousands)

                                                                                               Average
                                                                     Amount                     Yield
                                                                ---------------            ---------------

Investment Category:
Securities available for sale:
     0-1 year                                                       $  253                      6.15%
     1-5 years                                                       5,751                      6.19%
                                                                    ------                      ----
           Total                                                    $6,004                      6.18%
                                                                    ------                      ----

Securities held to maturity:
     0-1 year                                                           55                      6.00%
     1-5 years                                                           0                         0
    5-10 years                                                           0                         0
                                                                   -------                      ----
           Total                                                        55                      6.00%
                                                                   =======                      ====

Total investment securities                                        $ 6,059                      6.17%
                                                                   =======                      ====


DEPOSIT ACTIVITIES

         Deposits are the primary source of funds for First American's lending and other investment activities. In addition to deposits, First American derives funds from interest payments, loan principal payments, and funds provided from operations. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced by competitive and general market interest rates, overall economic growth, and activity in First American's market area. First American also has federal funds purchase lines available from two correspondent banks for short term borrowing needs. First American has never experienced the need to use the federal funds purchase borrowing lines of credit.

         First American attracts deposits from within its principal market area through the offering of a full line of deposit products. Deposit products include checking accounts, money market accounts, savings accounts, regular time deposits, and individual retirement savings plans.

         First American does not generally accept deposits from areas outside its local geographic market and has not aggressively pursued large denomination or high interest bearing certificates of deposit outside of First American's local market area. As of June 30, 1998, First American had $5,969,000 in time deposits with balances of $100,000 or more. As of December 31, 1997, 1996, and 1995, First American had time deposits in excess of $100,000 totaling $4,684,419, $3,948,787 and $4,115,306, respectively.

         First American establishes maturity terms, service fees, and withdrawal penalties on a periodic basis. The determination of interest rates and terms is dependant upon funds acquisition and liquidity needs, interest rates paid by competitors, growth goals, loan demand and federal regulations.

         The following table sets forth the average balances and average weighted rates for First American's categories of deposits for the periods indicated.

                                    DEPOSITS

                             (DOLLARS IN THOUSANDS)

                                       Six Months Ended June 30,                  Fiscal Year Ended December 31,
                                                  1998                        1997                               1996
                                       ------------------------------  -----------------------------   -----------------------------
                                       Average   Average   % of Total  Average  Average   % of Total   Average  Average   % of Total
                                       Balance   Rate      Deposits    Balance  Rate      Deposits     Balance  Rate      Deposits
                                       -------   -------   ----------  -------  -------   ----------   -------  -------   ----------

Non-interest bearing demand
       deposits                        $ 8,869        --%       22.11% $ 7,785       --%       21.21%   $8,257       --%    24.65%
Interest bearing demand and
      NOW deposits                         766      1.31%        1.91%     869     1.36%        2.37%      963     1.45%     2.87%
Savings account deposits                 1,877      2.24%        4.68%   1,780     2.24%        4.85%    1,447     2.23%     4.32%
Money market accounts
      deposits                           4,042      2.28%       10.08%   4,440     2.38%       12.09%    4,038     2.48%    12.06%
Time deposits                           24,550      5.49%       61.22%  21,836     5.43%       59.48%   18,791     6.14%    56.10%
                                       -------                  -----  -------     ----       ------   -------     ----     -----
      Total                            $40,104                    100% $36,710                   100%  $33,496                100%
                                       =======      ----        =====  =======     ----       ======   =======     ----     =====
Weighted Average Rate (All Deposits)                3.73%                          3.66%                           3.89%
                                                    ====                           ====                            ====


         The following table indicates the amount of First American's certificates of deposit of $100,000 or more by time remaining until maturity at June 30, 1998.

                                                                             Certificates of
                                                                         $100,000 or greater
                                                                       (Dollars in Thousands)
Maturity Period As of June 30, 1998
        Under three months                                                      $2,119
        Over three months through twelve months                                  3,017
        Over twelve months                                                         833
                                                                                ------
                Totals                                                          $5,969
                                                                                ======

RETURN ON EQUITY AND ASSETS

         The following table sets forth First American's performance ratios for the periods indicated.

                                                                                        At December 31,
                                                                                   --------------------------
                                                                                   1997                  1996
                                                                                   ----                  ----
Return on average assets                                                            .84                   .62
Return on average equity                                                           7.79                  5.59
Dividend payout ratio                                                               N/A                   N/A
Year-end equity to year-end total assets                                          10.48                 10.78
Average interest-earning assets to average interest bearing liabilities            1.29                  1.35
Non-performing loans and other real estate owned to average total assets           1.20                  1.72
Non-performing loans to total loans                                                 .00                   .07
Allowance for loan losses to total loans                                            .95                   .98
Net charge-offs (recoveries) to average net loans                                   .03                  (.05)


LIQUIDITY AND CAPITAL RESOURCES

         First American's principal sources of funds are deposits, principal and interest payments on loans, interest on investments, and sales of investment securities. During 1997, First American experienced deposit growth of $4.8 million, or 14%. Management is unaware of any trends in the sources or uses of funds by First American that are expected to have a material adverse impact on First American's liquidity position. First American believes it maintains significant sources of secondary liquidity in case events occur that would cause a material change in the liquidity position of First American. First American maintains two overnight federal fund purchase lines of credit with correspondent banks. First American also meets the definition of a "well capitalized" financial institution.

         At June 30, 1998, shareholder equity was approximately $4,842,966 or 10.6% of total assets compared to $4,640,326 or 10.5% of total assets as of December 31, 1997. At June 30, 1998, and December 31, 1997, respectively, First American's Tier I risk base capital ratios were approximately 16.99% and 15.98%. All of First American's capital ratios are in excess of the regulatory guidelines for a "well capitalized" bank.


IMPACT OF INFLATION AND CHANGING PRICES

         First American's financial statements have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of First American is reflected in increased operating cost. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. Consequently, changes in interest rates have a more significant impact on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services in general.


FEDERAL AND STATE TAXATION

         Although a bank's income tax liability is determined under the provisions of the Code, which is applicable to taxpayers or corporations, sections 581 and 597 of the Code apply specifically to financial institutions.

         The two primary areas in which the treatment of financial institutions differs from the treatment of other corporations under the Code are in the areas of bond gains and losses, and bad debt deductions. Bond gains and losses generated from the sale or exchange of portfolio securities are generally treated for financial institutions as ordinary gains and losses as opposed to capital gains and losses for other corporations. The Code considers bond portfolios held by First American to be inventory in a trade or business rather than to be capital assets. Banks are allowed a statutory method for calculating a tax deductible reserve for bad debt deductions.

         First American is also subject to certain taxes imposed by the State of Florida.



                      WHERE YOU CAN FIND MORE INFORMATION
               (INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE)


         The SEC allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC by SouthTrust. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the following documents filed by SouthTrust with the Commission:

                  1. SouthTrust's Annual Report on Form 10-K for the year ended December 31, 1997 (including therein SouthTrust's Proxy Statement for its Annual Meeting of Stockholders held April 15, 1998) (Commission File No. 0-3613);

                  2. SouthTrust's Quarterly Report on Form 10-Q, dated March 31, 1998 and June 30, 1998 (Commission File No. 0-3613);

                  3. SouthTrust's Current Report on Form 8-K, dated January 12, 1998 (Commission File No. 0-3613).

         All documents filed by SouthTrust pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy
Statement/Prospectus and prior to final adjournment of the Special Meeting, shall be deemed to be incorporated by reference into this Proxy
Statement/Prospectus from the date of the filing of such documents.

         The audited financial statements of SouthTrust incorporated herein by reference should only be read in conjunction with the discussion of consummated and pending acquisitions set forth under the caption "SUMMARY - Parties to the Merger - SouthTrust.

         We will provide upon written or oral request, without charge, copies of all documents with respect to SouthTrust incorporated by reference (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated into the documents incorporated by reference) to each person to whom a copy of this Proxy Statement/Prospectus is delivered. You should direct requests for such copies to:

         Mr. Alton E. Yother
         Secretary, Treasurer and Controller
         SouthTrust Corporation
         420 North 20th Street, 34th Floor
         Birmingham, Alabama 35203
         telephone number (205) 254-5000.


                                 LEGAL MATTERS

         Bradley Arant Rose & White LLP Birmingham, Alabama, counsel for SouthTrust will give an opinion as to certain legal matters in connection with the SouthTrust Common Stock being offered by this Proxy Statement/Prospectus. As of March 31, 1998, the partners and associates of the firm of Bradley Arant Rose & White LLP beneficially owned approximately 3,052,500 shares of SouthTrust Common Stock.

         The law firm of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., Orlando, Florida, will give an opinion as to certain legal matters relating to the Merger for First American.


                                    EXPERTS

         The consolidated financial statements of SouthTrust Corporation and subsidiaries incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

         Rex Meighen & Co., independent public accountants, have audited the financial statements of First American included in this Proxy Statement/Prospectus for the periods indicated in their report. We included these financial statements in this Proxy Statement/Prospectus in reliance upon the authority of Rex Meighen & Co. as experts in giving said reports. The financial statements of First American Bank of Indian River County as of December 31, 1996 and 1995, and for each of the years in the two-year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

OTHER BUSINESS

         The Board of Directors of First American does not know of any matter to be brought before the Special Meeting other than as described in the Notice of Special Meeting accompanying this Proxy Statement/Prospectus. If any other matter comes before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment with respect to such other matters.

                              FIRST AMERICAN BANK

                          Independent Auditor's Report
                                      and
                          Audited Financial Statements

                        December 31, 1997, 1996 and 1995



                  Independent Accountant's Compilation Report
                                      and
                         Compiled Financial Statements

                             June 30, 1998 and 1997

            INDEX TO THE FINANCIAL STATEMENTS OF FIRST AMERICAN BANK


FIRST AMERICAN BANK

INDEPENDENT AUDITOR'S REPORT, December 31, 1997...........................................  F-1

FINANCIAL STATEMENTS, December 31, 1997

      BALANCE SHEET.......................................................................  F-2

      STATEMENT OF INCOME.................................................................  F-3

      STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY........................................  F-4

      STATEMENT OF CASH FLOWS.............................................................  F-5

      NOTES TO FINANCIAL STATEMENTS.......................................................  F-6


INDEPENDENT AUDITOR'S REPORT, December 31, 1996 and 1995.................................. F-19

FINANCIAL STATEMENTS, December 31, 1996 and 1995

      BALANCE SHEETS...................................................................... F-20

      STATEMENTS OF EARNINGS.............................................................. F-22

      STATEMENTS OF STOCKHOLDERS' EQUITY.................................................. F-23

      STATEMENTS OF CASH FLOWS............................................................ F-24

      NOTES TO FINANCIAL STATEMENTS....................................................... F-25


FINANCIAL STATEMENTS, June 30, 1998 and 1997

      CONDENSED BALANCE SHEETS............................................................ F-41

      CONDENSED STATEMENTS OF INCOME...................................................... F-42

      CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY.............................. F-43

      CONDENSED STATEMENTS OF CASH FLOWS.................................................. F-44

      NOTES TO CONDENSED FINANCIAL STATEMENTS............................................. F-45

INDEPENDENT AUDITORS' REPORT


To The Board of Directors
First American Bank of Indian River County
Vero Beach, Florida


We have audited the accompanying balance sheet of First American Bank of Indian River County as of December 31, 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First American Bank of Indian River County at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                      /s/ Rex Meighen & Company

                                      Certified Public Accountants

Tampa, Florida
February 3, 1998

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                                 BALANCE SHEET
                               DECEMBER 31, 1997


                                     ASSETS

Cash and due from banks                                                     2,539,269
Federal funds sold                                                          4,825,000
                                                                          -----------
                Total cash and equivalents                                  7,364,269
Securities held-to-maturity, at cost which approximates
          market                                                               54,931
Securities available-for-sale                                               5,492,815

Loans                                                                      29,936,707
Less: Allowance for loan losses                                               283,230
    Deferred loan fees and discounts                                           70,695
                                                                          -----------
                Net loans                                                  29,582,782

Premises and equipment, net                                                   626,269
Accrued interest receivable                                                   369,403
Other real estate owned, (net of $444 allowance)                              503,527
Other assets                                                                  300,908
                                                                          -----------

                Total assets                                              $44,294,904
                                                                          ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits:
         Noninterest bearing demand                                       $ 8,207,229
         Interest bearing demand                                              798,787
         Money markets                                                      4,252,190
         Savings                                                            1,821,389
         Time deposits                                                     24,332,896
                                                                          -----------
                Total deposits                                             39,412,491
  Accrued interest payable                                                    127,434
  Accrued expenses and other liabilities                                      114,653
                                                                          -----------

                Total liabilities                                          39,654,578
                                                                          -----------

Commitments and Contingencies (Note N)

Stockholders' Equity
  Common stock, $10 par value, authorized 213,000
    shares; issued and outstanding, 117,150 shares                          1,171,500
  Additional paid-in capital                                                  888,340
  Retained earnings                                                         2,584,273
  Unrealized loss on securities available-for-sale, net                        (3,787)
                                                                          -----------

                Total stockholders' equity                                  4,640,326
                                                                          -----------
                Total liabilities and stockholders' equity
                                                                          $44,294,904
                                                                          ===========


See Accompanying Notes to Financial Statements

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                              STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997



INTEREST INCOME
  Interest and fees on loans                                                        $ 2,863,263
  Interest and dividends on investment securities:
         U. S. Treasury                                                                  49,922
         U. S. Government Agencies                                                      314,779
         Corporate                                                                       27,548
  Income on Federal funds sold                                                          103,860
                                                                                    -----------

                     Total interest income                                            3,359,372

INTEREST EXPENSE ON DEPOSITS                                                          1,342,543
                                                                                    -----------

                     Net interest income                                              2,016,829

PROVISION FOR LOAN LOSSES                                                               107,500
                                                                                    -----------
                     Net interest income after provision for loan losses              1,909,329
                                                                                    -----------

OTHER INCOME
  Service charges on deposit accounts                                                   160,996
  Miscellaneous income                                                                   65,842
  Loss on sales of investment securities available for sale                              (1,797)
                                                                                    -----------

                     Total other income                                                 225,041
                                                                                    -----------

OTHER EXPENSES
  Compensation and employee benefits                                                    801,215
  Occupancy expense                                                                     139,647
  Furniture and equipment expense                                                        82,064
  Net cost of operations of other real estate owned                                      23,452
  Miscellaneous expenses                                                                540,063
                                                                                    -----------

                     Total other expenses                                             1,586,441
                                                                                    -----------

INCOME BEFORE INCOME TAXES                                                              547,929

INCOME TAXES                                                                            197,382
                                                                                    -----------

NET INCOME                                                                          $   350,547
                                                                                    ===========

BASIC EPS                                                                           $      2.74
                                                                                    ===========


See Accompanying Notes to Financial Statements

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                           Net           Total
                                  Additional                            Unrealized       Stock-
                       Common      Paid-in    Retained      Treasury     Holding         holders'
                       Stock       Capital    Earnings        Stock       Losses         Equity
                     ----------   --------   ----------     ---------   ----------     ----------
Balance at
 December 31, 1996   $1,065,000   $548,662   $2,654,953     $(38,570)   $  (18,425)    $4,211,620

Sale of treasury
 stock                       --     24,952           --       38,570            --         63,522

Stock dividend          106,500    314,726     (421,226)          --            --             --

Net income                   --         --      350,546           --            --        350,546

Net change in
 net unrealized
 holding losses
 on securities               --         --           --           --        14,638         14,638
                     ----------   --------   ----------     --------    ----------     ----------
Balance at
 December 31, 1997   $1,171,500   $888,340   $2,584,273           --    $   (3,787)    $4,640,326
                     ==========   ========   ==========     ========    ==========     ==========


See Accompanying Notes to Financial Statements

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997


 CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                   $   350,546
  Adjustments to reconcile net income to net cash
   provided by operating activities:
         Depreciation and amortization                                              62,702
         Discount accretion                                                         (8,872)
         Provision for loan losses                                                 107,500
         Net recoveries (charge-offs) of other real estate owned                     3,500
         Deferred income taxes                                                      (7,050)
         Loss on sale of securities available-for-sale                               1,797
         Proceeds from sale of loans held for sale                               1,044,476
         Originations of loans held for sale                                    (1,073,025)
         (Increase) decrease in assets:
                Accrued interest receivable                                         12,726
                Other assets                                                       (48,789)
         Increase (decrease) in liabilities:
                Accrued interest payable                                             6,841
                Accrued expenses and other liabilities                             (12,165)
                                                                               -----------
                Net cash provided by operating activities                          440,187
                                                                               -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Securities available-for-sale:
         Proceeds from maturities                                                2,300,000
         Proceeds from sales                                                     1,741,758
         Purchases of securities                                                (2,499,922)
  Securities to be held-to-maturity:
         Purchases of securities                                                    (4,981)
  Net increase in loans                                                         (2,838,884)
  Sale of other real estate owned                                                   32,284
  Purchase of premises and equipment                                                (3,156)
                                                                               -----------
                Net cash used in investing activities                           (1,272,901)
                                                                               -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                                       4,798,013
  Proceeds from sale of treasury stock                                              63,522
                                                                               -----------
                Net cash provided by financing activities                        4,861,535
                                                                               -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                        4,028,821
CASH AND CASH EQUIVALENTS
  Beginning of year                                                              3,335,448
                                                                               -----------
  End of year                                                                  $ 7,364,269
                                                                               ===========

Supplemental Disclosure of Cash Flow Information Cash paid during the year for:
         Interest                                                              $ 1,335,702
         Income taxes                                                          $   179,218



See Accompanying Notes to Financial Statements

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:
   The Bank provides a wide range of banking services to individual and corporate customers primarily located in Indian River County, Florida, and the surrounding counties. The Bank is subject to State and Federal bank regulatory authorities and undergoes periodic regulatory examinations.

Basis of Financial Statement Presentation:
   The accounting and reporting policies of First American Bank of Indian River County (the Bank) conform with generally accepted accounting principles and with general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

   Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and valuation of foreclosed assets. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.

   Management believes that the allowance for losses on loans and real estate owned is adequate. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents:
   The Bank defines cash and cash equivalents as cash on hand, amounts due from banks and Federal Reserve, and highly-liquid investments purchased with a remaining maturity of three months or less at time of purchase including Federal funds sold. Federal funds sold generally cover one day periods.

Investments:
   Statement of Financial Accounting Standards No. 115 ("FAS 115"), Accounting for Certain Investments in Debt and Equity Securities, sets the standard for classification of and accounting for investments in equity securities that have readily determinable fair values, and all investments in debt securities which are to be classified as held-to- maturity securities, available-for-sale securities, or trading securities.

   Debt securities that an enterprise has the positive intent and ability to hold to maturity are classified as held-to- maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

   The Bank classifies its investments at the purchase date in accordance with the above-described guidelines. Premiums or discounts on securities at the date of purchase are being amortized or accreted, respectively, over the estimated life of the security using a method which approximates the level yield method. Gains and losses realized on the disposition of securities are based on the specific identification method and are reflected in other income. A decline in the market value of any available-for-sale or held-to-maturity security that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans:
   Loans receivable are stated at unpaid principal balance less the allowance for loan losses and net of deferred loan origination fees and costs.

   Interest on loans is accounted for on the accrual basis. Generally, the Bank's policy is to discontinue the accrual of interest on loans delinquent over ninety days unless fully secured and in the process of collection. The accrued and unpaid interest is reversed from current income and thereafter interest is recognized only to the extent payments are received. A nonaccrual loan may be restored to accrual basis when interest and principal payments are current and prospects for future recovery are no longer in doubt.

   The Bank accounts for impaired loans under Statement of Financial Accounting Standards No. 114 ("FAS 114"), Accounting by Creditors for Impairment of a Loan, which sets the standard for recognition of loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings.

   Under FAS 114, a loan is impaired when it is probable that a creditor will be unable to collect the full amount of principal and interest due according to the contractual terms of the loan agreement. When a loan is impaired, a creditor has a choice of ways to measure the impairment. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral of a collateral-dependent loan. Creditors may select the measurement method on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. A creditor in a troubled debt restructuring involving a restructured loan should measure impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

Facilities:
   Facilities are stated at cost, less accumulated depreciation and amortization. Charges to income for depreciation and amortization are computed on the straight-line method over the assets' estimated useful lives.

   When properties are sold or otherwise disposed of, the gain or loss resulting from the disposition is credited or charged to income. Expenditures for maintenance and repairs are charged against income and renewals and betterments are capitalized.

Allowance for Loan Losses:
   The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged-off against the allowance when management believes that the collectibility of principal is unlikely. Recoveries of amounts previously charged-off are credited to the allowance. The allowance for loan losses is based on management's evaluation of various factors including prevailing and anticipated economic conditions, diversification and size of the loan portfolio, current financial status and credit standing of the borrower, the status and level of nonperforming assets, past and expected loan loss experience, adequacy of collateral, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows.

Loan Origination Fees and Costs:
   Loan origination and commitment fees and certain direct loan origination costs are deferred and recognized over the term of the related loans as a yield adjustment under a method which approximates the interest method. Fees and direct loan origination costs for unexercised commitments are recognized in income upon expiration of the commitment.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes:
   The Bank accounts for income taxes under the asset and liability method as prescribed in FAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Basic EPS:
   Basic EPS is computed by dividing net income by the weighted average (128,063) shares of common stock outstanding during the year. Retroactive effect has been given to stock dividends including a 10% stock dividend issued in the subsequent period.

Real Estate Owned:
   Real estate owned represents property acquired through foreclosure, or deeded to the Bank in lieu of foreclosure, on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Other real estate owned at time of foreclosure is recorded at the lower of the Bank's cost of acquisition or the asset's fair value less costs to sell, which becomes the property's new basis. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expenses incurred in maintaining assets and subsequent write-downs to reflect declines in the fair value or changes in the selling costs of the property are in the allowance for losses on real estate owned which is included in net costs of operations of other real estate owned.

Off Balance Sheet Financial Instruments:
   In the ordinary course of business, the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.


NOTE B - SECURITIES AVAILABLE-FOR-SALE

On December 31, 1997, the Bank classified the following investments as securities available-for-sale. The amortized cost and estimated market value of securities available-for-sale are as follows:

                                                  AMORTIZED     UNREALIZED     UNREALIZED       MARKET
                                                    COST          GAINS          LOSSES          VALUE
                                                 ----------     ----------     ----------     ----------
   U. S. Treasury Securities                     $  499,313     $  219         $   --         $  499,532

   Obligations of other U. S
   government agencies and
   corporations                                   4,749,539      3,355          9,767          4,743,127

   Corporate debt securities                        250,000        156             --            250,156
                                                 ----------     ------         ------         ----------

                                                 $5,498,852     $3,730         $9,767         $5,492,815
                                                 ==========     ======         ======         ==========

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE B - SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

The amortized cost and estimated market value of securities available-for-sale at December 31, 1997, by contractual maturity, are shown below:



                                                  ESTIMATED
                             AMORTIZED             MARKET
                                COST               VALUE
                             ----------          ----------
Due in one year or less      $1,499,313          $1,499,845
Due in one to five years      3,999,539           3,992,970
                             ----------          ----------

                             $5,498,852          $5,492,815
                             ==========          ==========

The estimated market value of investment securities is based on quoted market values, if available. If a quoted market price is not available, fair value is estimated using quoted market prices of similar securities.

Expected maturities disclosed above will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds and gross realized losses from sales of securities available-for-sale during 1997 amounted to $1,741,758 and $1,797, respectively.

At December 31, 1997, $999,312 of securities available-for-sale, at amortized cost, were pledged as collateral for public fund deposits.

Securities to be held-to-maturity consist primarily of $52,432 of Federal Reserve Bank Stock.


NOTE C - LOANS

Loans consists of:

      Real estate mortgage                            $17,970,113
      Real estate construction                            931,710
      Commercial, financial and agriculture             4,466,130
      Consumer and other                                6,568,754
                                                      -----------

                                                       29,936,707
      Less: Allowance for loan losses                     283,230
                Deferred loan fees and discounts           70,695
                                                      -----------

                                                      $29,582,782
                                                      ===========

As of December 31, 1997, the Bank had no commitments to sell any loans.

For loans subject to repricing, fair value is estimated at the carrying amount plus accrued interest. In the opinion of management, the fair value of other type loans estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities, would not materially differ from their carrying value.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE C - LOANS (CONTINUED)

An analysis of the activity in the allowance for loan losses follows:

   Balance, beginning of year                              $268,375
   Provisions charged to expense                            107,500
   Loans charged off                                        (98,878)
   Recoveries                                                 6,233
                                                           --------

   Balance, end of year                                    $283,230
                                                           ========

There were no nonaccrual, reduced rate or impaired loans at December 31, 1997. A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due, according to the contractual terms of the agreement.


NOTE D - REAL ESTATE OWNED

Real estate owned includes the following:

   Real estate acquired in satisfaction of loans           $503,971
   Less, allowance for losses                                   444
                                                           --------

                                                           $503,527
                                                           ========

Activity in the allowance for losses on real estate owned is as follows:

   Beginning balance                                       $ 8,870
   Provision for losses                                         --
   Charge-offs                                              (8,426)
   Recoveries                                                   --
                                                           -------

   Ending balance                                          $   444
                                                           =======


Provisions for losses on real estate owned are included in net costs of operations of other real estate owned in the statement of income.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consist of:

   Land                                                    $  327,914
   Building                                                   408,574
   Furniture and equipment                                    379,836
   Capitalized lease property                                  35,374
   Vehicles                                                    15,759
                                                           ----------
                                                            1,167,457
   Less, accumulated depreciation                             541,188
                                                           ----------

            Net premises and equipment                     $  626,269
                                                           ==========

Noninterest expenses for the year ended December 31, 1997, include depreciation of premises and equipment of $62,702.


NOTE F - TIME DEPOSITS

Time deposits at December 31, 1997 totaled $24,332,896. Maturities of such deposits are as follows:

YEAR ENDING DECEMBER 31,
        1998                               $19,093,579
        1999                               $ 3,870,401
        2000                               $   422,156
        2001                               $   230,423
        2002                               $   716,337

Time deposits of $100,000 or more as of December 31, 1997 aggregated $4,684,419. Interest expense on such deposits aggregated $207,357 for 1997.

The fair value of demand deposits, savings accounts, and certain money market accounts is the amount payable on demand at the reporting date. In the opinion of management, the fair value of long-term fixed maturity certificates of deposit, estimated using the rates currently approved for deposits of similar remaining maturities, would not materially differ from their carrying values.

NOTE G - BORROWINGS

The Bank has unsecured lines-of-credit with other banks which enable the Bank to borrow up to $2,500,000. No advances on these lines were outstanding as of December 31, 1997.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE H - LEASES

The Bank leases the premises for its Southside Banking Center under a noncancellable operating lease expiring July 31, 2003.

Minimum lease payments for future years ending December 31, are as follows:

        1998                               $ 57,081
        1999                                 62,085
        2000                                 69,169
        2001                                 75,000
        2002                                 75,000
        Thereafter                           43,750
                                           --------

                                           $382,085
                                           ========

Rental expense charged to operations, including charges for common area maintenance, was $70,464 for the year ended December 31, 1997.


NOTE I - OTHER NONINTEREST EXPENSE

Miscellaneous expenses for 1997 was comprised of the following:

        Data processing fees                  $124,462
        Postage, forms and supplies            105,794
        Director fees                           82,650
        Professional services                   40,990
        Other insurance                         33,365
        Other                                  152,802
                                              --------

                                              $540,063
                                              ========


NOTE J - INCOME TAXES

Income tax expense (benefit) consists of:

                                     CURRENT        DEFERRED        TOTAL
                                    ---------      ---------      ---------
        Federal                     $190,133       $(13,573)      $176,560
        State                         22,837         (2,015)        20,822
                                    --------       --------       --------

                                    $212,970       $(15,588)      $197,382
                                    ========       ========       ========

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE J - INCOME TAXES (CONTINUED)

The following is a reconciliation of income tax expense computed at the Federal statutory rate of 34% and the income tax provision shown on the statement of income:

      Tax computed at Federal statutory rate                                             $186,296
      Increases (decreases) in tax resulting from:
           State income tax, net of Federal tax benefit                                    12,599
           Other, net                                                                      (1,513)
                                                                                         --------

      Income tax expense                                                                 $197,382
                                                                                         ========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 are presented below:

      Deferred tax assets:
           Loans receivable, due to difference in
            allowance for loan losses                                                    $ 89,100
           Other real estate owned, due to differences
            in allowance for other real estate owned                                       36,400
           Deferred loan fees and costs, net, due to
            differences in recognizing income and expense                                   5,800
           Unrealized loss on securities available-for-sale                                 2,250
                                                                                         --------
               Total gross deferred tax assets                                            133,550
                                                                                         --------

      Deferred tax liabilities:
           Office property and equipment, due to
            difference in recognizing depreciation expense                                 32,300
                                                                                         --------

               Net deferred tax assets                                                   $101,250
                                                                                         ========

Net deferred tax assets are included in other assets.

Management believes that the deferred tax asset will be fully realized; and therefore, no valuation allowance is required at December 31, 1997.

NOTE K - STOCK OPTION PLAN

Certain key employees of the Bank have options to purchase shares of the Bank's common stock under its Key Employees' Stock Option Plan (the "Plan"). Under the Plan, the total number of shares which may be issued shall not exceed 20% (currently 23,430 shares) of the Bank's total outstanding shares. Option prices per share are set by the Compensation Committee of the Board of Directors at the time of grant, but the price cannot be less than the book value of a share of stock at the date of grant. Options granted under the Plan become exercisable and shall lapse in such manner and within such period or periods not to exceed ten years from the date granted. The options are non-transferable and expire upon termination of employment with the Bank, except in the event of death or disability.

At December 31, 1997, options for 13,000 shares have been granted with an exercise price of $40.00 per share. The stock options expire over various periods as follows: 5,000 in 2000 and 8,000 in 2007. At December 31, 1997, 10,430 shares remain available for grant.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE K - STOCK OPTION PLAN (CONTINUED)

The Bank accounts for these options based upon APB Opinion No. 25. Accordingly, no compensation cost has been recognized for its stock options. Had the compensation cost been determined based upon FAS Opinion No. 123, the Bank's net income would have been reduced approximately $52,000.

The fair value of each option granted is estimated on the date of grant using an acceptable option-pricing model with the following weighted assumptions for the options granted in 1997: dividend yield of -0- percent; expected volatility of -0- percent; risk-free interest rate of 6 percent; and an expected life of five years.

A summary of the status of the Bank's stock option plan as of December 31, 1997 and changes during the year is presented below:

      FIXED OPTIONS
           Outstanding at beginning of year                                                  5,000
           Granted                                                                          13,000
           Expired                                                                          (5,000)
                                                                                         ---------

           Outstanding at end of year                                                       13,000
                                                                                         ---------

           Options exercisable at year end                                                      --
                                                                                         =========

           Weighted average fair value of options granted                                $   10.35
            during the year per share                                                    =========


NOTE L - EMPLOYEE BENEFITS

During 1993, the Bank established a defined contribution plan which is available to all employees who have worked one year. Employees may make an election to contribute up to 9% of their income. During 1997, the Bank made a contribution to the employees' accounts for an expense of $16,493. As of December 31, 1997, all funds are being held in a Bank savings account.

NOTE M - RELATED PARTY TRANSACTIONS

Certain officers, directors, and employees of the Bank and certain corporations and individuals related to such persons have deposits and indebtedness, in the form of loans as customers. The total of such deposits at December 31, 1997 was $792,258. Following is a summary of activity during 1997 for such loans:

         BALANCE AT                                                         BALANCE AT
        DECEMBER 31,              ADDITIONS             REPAYMENTS         DECEMBER 31,
           1996                                                                1997
      -----------------       -----------------     ----------------     ----------------
          $2,213,741              $1,753,825           $2,458,264           $1,509,302
          ==========              ==========           ==========           ==========

Outstanding Loan commitments to officers, directors and employees of the Bank as of December 31, 1997 amounted to $246,858.

For the period ended December 31, 1997, the Bank incurred professional fees in the amount of $12,956 to the firm of a director of the Bank.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE N - COMMITMENTS AND CONTINGENCIES

The financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. A summary of these commitments and contingent liabilities as of December 31, 1997 follows:

      Commitments to extend credit               $1,953,747
      Standby letters of credit                  $  526,508

The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Bank is both claimant and defendant in various legal proceedings and, in addition, there are outstanding commitments and other contingent liabilities incurred in the normal course of business. In the opinion of management, the resolution of such matters will not have a material effect on the financial statements.

NOTE O - REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets. Management believes as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed in the institution's category.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE O - REGULATORY CAPITAL (CONTINUED)

The Bank's actual capital amounts and ratios are also presented in the table.


                                                                                 To Be Well Capitalized
                                                                                      under prompt
                                                              For Capital           Corrective Action
                                        Action             Adequacy Purposes          Provisions
                                 -------------------      -------------------    -----------------------
   (Dollars in Thousands)         Amount      Ratio       > Amount    > Ratio    > Amount        > Ratio
                                                          -           -          -               -
------------------------------   -------    --------      --------   --------    --------        -------
As of December 31, 1997:
  Total risk-based capital
     (to risk-weighted assets)    $4,927      16.95%       $2,326       8.0%      $2,907           10.0%
  Tier I capital
     (to risk-weighted assets)    $4,644      15.98%       $1,163       4.0%      $1,744            6.0%
  Tier I capital
     (to adjusted total assets)   $4,644      11.14%       $1,668       4.0%      $2,502            6.0%


NOTE P - CONCENTRATIONS OF CREDIT RISK

Substantially all of the Bank's loans, commitments and standby letters of credit have been granted to customers in Indian River County, Florida, and surrounding counties. The concentration of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.


NOTE Q - RESTRICTIONS ON RETAINED EARNINGS AND DIVIDEND PAYMENTS

Banking law limits the amount of dividends which may be paid to the Bank's net profits for the current year plus its retained net profits for the preceding two years. Any additional amounts paid require prior approval of the appropriate regulatory authority.

                              FIRST AMERICAN BANK
                             OF INDIAN RIVER COUNTY

                              Financial Statements

                           December 31, 1996 and 1995

                  (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
First American Bank of
 Indian River County:


We have audited the accompanying balance sheets of First American Bank of Indian River County as of December 31, 1996 and 1995, and the related statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First American Bank of Indian River County at December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP


Vero Beach, Florida
January 16, 1997

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                                 Balance Sheets
                           December 31, 1996 and 1995

                          ASSETS                                         1996           1995
                                                                         ----           ----

Cash and due from banks                                              $ 2,335,448    $ 1,945,440
Federal funds sold                                                     1,000,000      3,600,000
Securities held to maturity at cost which approximates market             49,950         49,950
Securities available for sale                                          7,006,464      5,333,497

Loans                                                                 27,295,509     23,529,055
Less:
     Allowance for loan losses                                           268,375        222,138
     Deferred loan fees and discounts                                     69,448         68,710
                                                                     -----------    -----------
            Net loans                                                 26,957,687     23,238,207

Premises and equipment, net                                              685,815        524,507
Accrued interest receivable                                              382,129        311,831
Other real estate owned, (net of $8,870 and $38,346
     allowance in 1996 and 1995, respectively)                           452,077        486,267
Other assets                                                             203,939        137,914
                                                                     -----------    -----------

Total assets                                                         $39,073,509    $35,627,613
                                                                     ===========    ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY                              1996                1995
                                                                                    ----                ----
Liabilities:
  Deposits:
         Non-interest bearing demand                                           $  5,629,258        $  5,641,116
         Interest bearing demand                                                    883,216             735,690
         Money markets                                                            4,495,940           3,964,016
         Savings                                                                  1,630,844           1,304,250
         Time deposits                                                           21,975,220          19,820,360
                                                                               ------------        ------------

                Total deposits                                                   34,614,478          31,465,432

  Accrued interest payable                                                          120,593             104,508
  Accrued expenses and other liabilities                                            126,818              73,857
                                                                               ------------        ------------

         Total liabilities                                                       34,861,889          31,643,797
                                                                               ------------        ------------

Stockholders' equity:
  Common stock, $10 par value, authorized 106,500
         shares; issued and outstanding, including shares in
         treasury, 106,500 shares                                                 1,065,000           1,065,000
  Additional paid-in capital                                                        548,662             533,904
  Retained earnings                                                               2,654,953           2,420,217
  Unrealized gain (loss) on securities available for sale,
         net                                                                        (18,425)             24,695
  Less common stock in Treasury at cost, 1,800 shares
         and 2,800 shares in 1996 and 1995, respectively                            (38,570)            (60,000)
                                                                               ------------        ------------


         Total stockholders' equity                                               4,211,620           3,983,816



                                                                               ------------        ------------

         Total liabilities and stockholders' equity                            $ 39,073,509        $ 35,627,613
                                                                               ============        ============


See accompanying notes to financial statements.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                             Statements of Earnings
                     Years Ended December 31, 1996 and 1995

                                                                                    1996                1995
                                                                                    ----                ----
Interest income:
  Loans, including fees                                                        $  2,412,719        $  2,392,497
  Securities                                                                        403,641             260,680
  Federal funds sold                                                                194,510             211,967
                                                                               ------------        ------------

         Total interest income                                                    3,010,870           2,865,144

Interest expense on deposits                                                      1,301,787           1,196,859
                                                                               ------------        ------------

         Net interest income                                                      1,709,083           1,668,285

Provision for loan losses                                                            32,388              33,535

         Net interest income after provision for loan
                losses                                                            1,676,695           1,634,750

Non-interest income:
  Service charges on deposit accounts                                               125,050             107,667
  Other fees for customer services                                                   34,431              24,253
  Gain on sales of investment securities available for sale                             938              16,175
                                                                               ------------        ------------

         Total non-interest income                                                  160,419             148,095
                                                                               ------------        ------------

Non-interest expenses:
  Compensation and employee benefits                                                721,230             590,267
  Occupancy expense                                                                  63,982              50,539
  Furniture and equipment expense                                                    76,874              71,062
  Net cost of operations of other real estate owned                                  85,736              76,628
  Other                                                                             507,956             458,394
                                                                               ------------        ------------

         Total non-interest expenses                                              1,455,778           1,246,890
                                                                               ------------        ------------

         Earnings before income taxes                                               381,336             535,955

Income tax expense                                                                  146,600             175,930
                                                                               ------------        ------------

         Net income                                                            $    234,736        $    360,025
                                                                               ============        ============


See accompanying notes to financial statements.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                       Statements of Stockholders' Equity

                     Years Ended December 31, 1996 and 1995


                                                                                                 Unrealized
                                                                                               Gain (Loss) on      Total
                                                    Additional                                   Securities        Stock-
                                      Common          Paid-In       Retained      Treasury      Available for     holders'
                                       Stock          Capital       Earnings        Stock         Sale, Net        Equity
                                     ----------    -----------     ----------    -----------   --------------   ----------
Balances at December 31, 1994        $1,055,000    $   526,140     $2,060,192             --     $  (56,046)    $3,585,286

Issuance of 1,000 shares of
  common stock                           10,000          7,764             --             --             --         17,764

Purchase of 2,800 shares
  of common stock                            --             --             --        (60,000)            --        (60,000)

Net income                                   --             --        360,025             --             --        360,025

Change in unrealized gain
  (loss) on securities
  available for sale, net                    --             --             --             --         80,741         80,741
                                     ----------    -----------     ----------    -----------     ----------     ----------

Balances at December 31, 1995         1,065,000        533,904      2,420,217        (60,000)        24,695      3,983,816

Issuance of 1,000 shares of
  common stock                               --         14,758             --         21,430             --         36,188

Net income                                   --             --        234,736             --             --        234,736

Change in unrealized gain
  (loss) on securities
  available for sale, net                    --             --             --             --        (43,120)       (43,120)
                                     ----------    -----------     ----------    -----------     ----------     ----------

Balances at December 31, 1996        $1,065,000    $   548,662     $2,654,953    $   (38,570)    $  (18,425)    $4,211,620
                                     ==========    ===========     ==========    ===========     ==========     ==========


See accompanying notes to financial statements.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                            Statements of Cash Flows
                     Years Ended December 31, 1996 and 1995


                                                                                             1996                      1995
                                                                                             ----                      ----
Net income                                                                               $   234,736              $   360,025
Adjustments to reconcile net earnings to net cash provided by operating activities:
  Depreciation and amortization                                                               61,304                   41,969
  Discount accretion                                                                         (12,733)                  (6,748)
  Writedown of other real estate owned to fair value                                          54,000                       --
  Provision for loan losses                                                                   32,388                   33,535
  Provision for losses on other real estate owned                                                 --                   43,965
  Net recoveries (charge-offs) of other real estate owned                                         --                   (5,619)
  Increase in deferred taxes                                                                 (29,400)                 (12,000)
  Gain on sale of securities available for sale                                                 (938)                 (16,175)
  Loss on sale of other real estate owned                                                         --                   12,520
  Proceeds from sale of loans held for sale                                                2,039,958                  657,775
  Originations of loans held for sale                                                     (2,015,200)                (650,100)
  (Increase) decrease in accrued interest receivable                                         (70,298)                  16,697
  Decrease (increase) in other assets                                                        (15,181)                  22,107
  Increase in accrued interest payable                                                        16,085                    1,797
  Increase (decrease) in accrued expenses and other liabilities                               52,961                  (32,503)
                                                                                         -----------              -----------

         Net cash provided by operating activities                                           347,682                  467,245
                                                                                         -----------              -----------

Cash flows from investing activities:
  Maturities of securities available for sale                                              2,000,122                1,450,000
  Sale of securities available for sale                                                      250,938                  996,601
  Purchases of securities available for sale                                              (3,974,921)              (4,777,730)
  Loan originations, net of repayments                                                    (3,972,532)                  19,501
  Sale of other real estate owned                                                            176,096                  225,212
  Purchase of premises and equipment                                                        (222,612)                 (24,783)
                                                                                         -----------              -----------

         Net cash used for investing activities                                           (5,742,909)              (2,111,199)
                                                                                         -----------              -----------

Cash flows front financing activities:
  Net increase in deposits                                                                 3,149,047                2,662,314
  Proceeds from issuance of stock                                                             36,188                   17,764
  Purchase of common stock                                                                        --                  (60,000)
                                                                                         -----------              -----------

                Net cash provided by financing activities                                  3,185,235                2,620,080
                                                                                         -----------              -----------

                Net increase (decrease) in cash and cash equivalents                      (2,209,992)                 976,126

Cash and cash equivalents, beginning of year                                               5,545,440                4,569,314
                                                                                         -----------              -----------

Cash and cash equivalents, end of year                                                   $ 3,335,448              $ 5,545,440
                                                                                         -----------              -----------

Supplemental disclosures:
  Cash was paid for:
         Interest                                                                        $ 1,285,702              $ 1,195,062
         Income taxes                                                                        129,840                  195,690

Supplemental schedule of noncash investing and financing activities.
  Net change in unrealized gain (loss) on securities available for sale                  $    43,120              $   122,335
  Transfer of loans to other real estate owned                                               195,906                  511,927


See accompanying notes to financial statements

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements

                           December 31, 1996 and 1995


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      BASIS OF FINANCIAL STATEMENT PRESENTATION

                  The accounting and reporting policies of First American Bank of Indian River County (the Bank) conform with generally accepted accounting principles and with reporting guidelines as prescribed by banking regulatory authorities. Actual results could differ significantly from those estimates.

                  Substantially all of the Bank's real estate loans and real estate owned are secured by real estate in Indian River County, Florida. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of the carrying amount of real estate owned are susceptible to changes in market conditions in the above mentioned county.

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and allowance for real estate owned, if any. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.

                  Management believes that the allowance for losses on loans and real estate owned is adequate. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

         (b)      CASH AND CASH EQUIVALENTS

                  The Bank defines cash and cash equivalents as cash on hand, amounts due from banks and Federal Reserve, and highly-liquid investments purchased with a remaining maturity of three months or less at time of purchase including federal funds sold. Federal funds sold generally cover one day periods.

         (c)      LOANS

                  Loans receivable are stated at unpaid principal balances, less the allowance for loan losses.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements


                  Interest is accrued only if deemed collectible. Generally, the Bank's policy is not to accrue interest on loans delinquent over ninety days unless fully secured and in the process of collection. The accrued and unpaid interest delinquent over 90 days and deemed uncollectible is reversed against current income. A nonaccrual loan may be restored to accrual basis when interest and principal payments are current and prospects for future recovery are no longer in doubt.

                  The allowance for loan losses is established through charges to operations. The allowance for loan losses is maintained at a level considered adequate by management to provide for loan losses. Loans are charged-off against the allowance when management believes the collectibility of principal is doubtful. Recoveries of amounts previously charged-off are credited to the allowance. The provision for loan losses is based on management's judgment after considering all loans on which full collectibility may not be reasonably assured, the estimate of the value of the underlying collateral on the loans, loan loss history, and prevailing and anticipated economic conditions.

                  The Bank, considering current information and events regarding the borrower's ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the secondary market value of the loan, or the fair value of the collateral for collateral dependent loans. Impaired loans are written down to the extent that principal is judged to be uncollectible and, in case of impaired collateral dependent loans where repayment is expected to be provided solely by the underlying collateral and there is no other available and reliable sources of repayment, are written down to the lower of cost or collateral value. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses.

                  The Bank records impairment in the value of its loans as an addition to the allowance for loan losses. Any changes in the value of impaired loans due to the passage of time or revisions in estimates are reported as adjustments to provision expense in the same manner in which impairment initially was recognized.

         (d)      LOAN ORIGINATION FEES AND COSTS

                  Loan origination and commitment fees and certain direct loan origination costs are deferred and recognized over the term of the related loans as a yield adjustment under a method which approximates the interest method. Fees and direct loan origination costs for unexercised commitments are recognized in income upon expiration of the commitment.

         (e)      INVESTMENT SECURITIES

                  The Bank classifies its debt and equity securities in one of three categories: trading available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are securities in which the Bank has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to maturity are classified as available for sale.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements


                  Trading and available-for-sale securities are recorded at fair value. Held-to maturity securities, which consists primarily of Federal Reserve Bank Stock of $47,450 at December 31, 1996 and 1995, are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of tax effects, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

                  A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

                  Premiums and discounts are amortized or accreted over the life of the related held to-maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

         (f)      PREMISES AND EQUIPMENT

                  Premises and equipment are carried at cost and depreciation is provided on the straight-line method over the estimated useful lives of the related assets. Estimated lives are generally three to seven years for furniture and equipment and 20 years for the Bank's building. Gains and losses on dispositions are reflected in current operations.

                  Maintenance and repairs are charged to expense as incurred. Improvements and betterments that prolong the useful lives of assets are capitalized.

         (g)      INCOME TAXES

                  The Bank accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (h)      REAL ESTATE OWNED

                  Real estate owned represents property acquired through foreclosure, or deeded to the Bank in lieu of foreclosure, on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Other real estate owned at time of foreclosure is recorded at the lower of the Bank's cost of acquisition or the asset's fair value less costs to sell, which becomes the property's new basis. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expenses incurred in maintaining assets and subsequent write-downs to reflect declines in the fair value or changes in the selling costs of the property are in the allowance for losses on real estate owned which is included in net costs of operations of other real estate owned.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements


         (i)      RECLASSIFICATIONS

                  Certain 1995 amounts have been reclassified to conform with 1996 presentation.


(2)      SECURITIES AVAILABLE FOR SALE

         On December 31, 1996 and 1995, the Bank classified the following investments as securities available for sale. The amortized cost and estimated market value of securities available for sale are as follows:

                                                     DECEMBER 31, 1996
                                  -------------------------------------------------------
                                                    GROSS            GROSS     ESTIMATED
                                   AMORTIZED      UNREALIZED       UNREALIZED    MARKET
                                     COST           GAINS           LOSSES       VALUE
                                     ----           -----           ------       -----

U.S. Treasury Securities          $1,245,818        $ 3,011             --     $1,248,829
Obligations of other U.S.
  government agencies and
  corporations                     4,988,633             --         30,898      4,957,735
Corporate debt securities            799,162            738             --        799,900
                                  ----------        -------       --------     ----------

                                  $7,033,613        $ 3,749       $ 30,898     $7,006,464
                                  ==========        =======       ========     ==========


                                                     DECEMBER 31, 1995
                                  -------------------------------------------------------
                                                    GROSS           GROSS      ESTIMATED
                                   AMORTIZED      UNREALIZED      UNREALIZED     MARKET
                                     COST           GAINS           LOSSES       VALUE
                                     ----           -----           ------       -----

U. S. Treasury Securities         $  751,991        $ 8,243             --     $  760,234
Obligations of other U.S.
  government agencies and
  corporations                     3,745,438         21,125             --      3,766,563
Corporate debt securities            798,651          8,049             --        806,700
                                  ----------        -------           ----     ----------
                                  $5,296,080        $37,417             --     $5,333,497
                                  ==========        =======           ====     ==========

The amortized cost and estimated market value of securities available for sale at December 31, 1996 and 1995, by contractual maturity, are shown below:

                                            1996                           1995
                                  -------------------------------------------------------
                                                  ESTIMATED                     ESTIMATED
                                   AMORTIZED        MARKET       AMORTIZED        MARKET
                                     COST           VALUE          COST           VALUE
                                     ----           -----          ----           -----

Due in one year or less           $1,800,105     $1,802,135     $  493,468     $  497,031
Due in one to five years           5,233,508      5,204,329      4,802,612      4,836,466
                                  ----------     ----------     ----------     ----------
                                  $7,033,613     $7,006,464     $5,296,080     $5,333,497
                                  ==========     ==========     ==========     ==========

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements

Expected maturities disclosed above will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds and gross realized gains from sales of securities available for sale during 1996 amounted to $250,938 and $938, respectively. Proceeds and gross realized gains from sales of securities available for sale during 1995 amounted to $996,601 and $16,175, respectively.

At December 31, 1996, $1,000,455 of securities available for sale, at amortized cost, were pledged as collateral for public fund deposits.

(3)            LOANS



               Loans consist of:
                                                                            1996                 1995
                                                                            ----                 ----

               Real estate mortgage                                    $ 17,383,953          $15,561,885
               Real estate construction                                     304,903              865,698
               Commercial, financial and agriculture                      4,752,482            4,705,630
               Consumer and other                                         4,854,171            2,395,842
                                                                       ------------          -----------
                                                                         27,295,509           23,529,055
               Less:  Allowance for loan losses                             268,375              222,138
                      Deferred loan fees and discounts                       69,448               68,710
                                                                       ------------          -----------
                                                                       $ 26,957,687          $23,238,207
                                                                       ============          ===========


As of December 31, 1996 and 1995 the Bank had no commitments to sell any loans.

An analysis of the activity in the allowance for loan losses follows:

                                                                             1996                  1995
                                                                             ----                  ----

               Balance, beginning of year                                  $222,138             $270,113
               Provision charged to expense                                  32,388               33,535
               Loans charged off                                            (25,180)             (82,830)
               Recoveries                                                    39,029                1,320
                                                                           --------             --------

               Balance, end of year                                        $268,375             $222,138
                                                                           ========             ========

Nonaccrual and reduced rate loans amounted to $199,299 and $102,221 at December 31, 1996 and 1995, respectively. If interest on these loans had been accrued normally, additional income earned would approximate $1,976 and $10,241 for the years ended December 31, 1996 and 1995, respectively. Other loans 90 days or more past due on accrual status amounted to $291,453 and $223,247 at December 31, 1996 and 1995, respectively. Accrued interest income on such loans amounted to $1,055 and $906 at December 31, 1996 and 1995, respectively.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements


Information concerning the Bank's impaired loans at December 31, 1996 and 1995 and the years then ended is summarized as follows

                                                                           1996        1995
                                                                           ----        ----

Impaired loans with SFAS 114 allowance                                     $     --         --
Impaired loans without SFAS 114 allowance                                   226,017    124,644
                                                                           --------    -------

Total investment in impaired loans                                         $226,017   $124,644
                                                                           ========   ========

Allowance for credit losses related to impaired
loans                                                                      $ 33,903   $ 31,358
                                                                           ========   ========

Approximate average recorded investment in
impaired loans                                                             $ 65,429   $152,981
                                                                           ========   ========


It is the Bank's general policy to lend generally on a secured basis. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

The Bank has defined its primary market area as Indian River County, and the majority of commercial and real estate mortgage loans granted to customers reside in this area. Generally, commercial loans are secured by general business assets including receivables, inventory and equipment, and real estate mortgage loans are secured by either first or second mortgages on residential or commercial property. As of December 31, 1996, substantially all of the Bank's loan portfolio was secured.

Certain officers, directors, and employees of the Bank and certain corporations and individuals related to such persons incurred indebtedness, in the form of loans, as customers. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. Following is a summary of activity during 1996 for such loans

                BALANCE AT                                                                           BALANCE AT
             DECEMBER 31, 1995               ADDITIONS                  REPAYMENTS                DECEMBER 31, 1996
             -----------------               ---------                  ----------                -----------------

                 $1,879,830                  1,745,804                   1,411,893                    $2,213,741
                 ==========                  =========                   =========                    ==========


Outstanding loan commitments to officers, directors and employees of the Bank as of December 31, 1996 amount to $271,275.

(4)            REAL ESTATE OWNED

               Real estate owned includes the following:

                                                                           1996        1995
                                                                           ----        ----

               Real estate acquired in satisfaction of loans               $460,947   $524,613
               Less allowance for losses                                      8,870     38,346
                                                                           --------   --------

                                                                           $452,077   $486,267
                                                                           ========   ========

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements


               Activity in the allowance for losses on real estate owned is as follows:

                                                                            1996       1995
                                                                            ----       ----

               Beginning balance                                            $38,346    $    --
               Provision for losses                                              --     43,965
               Charge-offs                                                  (40,276)    (6,119)
               Recoveries                                                    10,800        500
                                                                            -------    -------

               Ending balance                                               $ 8,870    $38,346
                                                                            =======    =======


               Provisions for losses on real estate owned are included in net costs of operations of other real estate owned in the statement of earnings.


(5)            PREMISES AND EQUIPMENT

               Premises and equipment consist of:

                                                                          1996         1995
                                                                          ----         ----

               Land                                                      $  327,914   $327,914
               Building                                                     408,574    309,050
               Furniture and equipment                                      376,680    255,992
               Capitalized lease property                                    35,374     35,374
               Vehicles                                                      15,759     15,759
                                                                         ----------   --------

                                                                          1,164,301    944,089
               Less accumulated depreciation                                478,486    419,582
                                                                         ----------   --------

                      Net premises and equipment                         $  685,815   $524,507
                                                                         ==========   ========


(6)            DEPOSITS

               Time deposits of $100,000 or more as of December 31, 1996 and 1995 aggregated $3,948,787 and $4,115,306 respectively. Interest expense on such deposits aggregated $314,344 and $271,955 for 1996 and 1995, respectively.

(7)            BORROWINGS

               The Bank has unsecured lines of credit with other banks which enable the Bank to borrow up to $1,600,000 through March of 1997. No advances on these lines were outstanding as of December 31, 1996.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements


(8)            LEASES

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements


               The Bank leases the premises for its Southside Banking Center under a noncancelable operating lease expiring July 31, 2003.

               Minimum lease payments for future years ending December 31 are as follows:

                     1997                         $  52,084
                     1998                            57,081
                     1999                            62,085
                     2000                            69,169
                     2001                            75,000
                     Thereafter                     118,750
                                                  ---------

                                                  $ 434,169
                                                  =========

               Rental expense charged to operations, including charges for common area maintenance, was $28,730 for the year ended December 31, 1996.


(9)            OTHER NONINTEREST EXPENSE

               Other noninterest expense for 1996 and 1995 was comprised of the following:

                                                                            1996        1995
                                                                            ----        ----

               Data processing fees                                       $ 105,852   $ 94,567
               Postage, forms and supplies                                  101,870     71,496
               Director fees                                                 82,550     65,900
               Professional services                                         44,567     43,265
               Other insurance                                               31,959     30,116
               Other                                                        141,158    153,590
                                                                          ---------   --------

                                                                          $ 507,956   $458,394
                                                                          =========   ========

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements


(10)           INCOME TAXES

               Income tax expense (benefit) consists of

                                                  CURRENT             DEFERRED               TOTAL
                                                  -------             --------               -----

               1996:
                      Federal                    $ 160,000            $(25,000)            $135,000
                      State                         16,000              (4,400)              11,600
                                                 ---------            --------             --------
                                                 $ 176,000            $(29,400)            $146,600

               1995:
                      Federal                    $ 175,000            $(10,200)            $164,800
                      State                         12,930              (1,800)              11,130
                                                 ---------            --------             --------

                                                 $ 187,930            $(12,000)            $175,930
                                                 =========            ========             ========


The effective tax rate for each year is different from the statutory federal income tax rate of 34%. The reasons for the differences follows:

                                                                      1996                  1995
                                                                      ----                  ----

Expected tax expense at statutory federal income tax rate             $129,700             $182,200

Increases (decreases) in tax resulting from:
         State income tax, net of federal tax benefit                    7,800               11,700
         Other, net                                                      9,100              (17,970)
                                                                      --------             --------

Income tax expense                                                    $146,600             $175,930
                                                                      ========             ========

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

                                                                                 1996          1995
                                                                                 ----          ----
        Deferred tax assets:
               Loans receivable, principally due to difference in
                      allowance for loan losses                                $ 66,300      $58,400
               Other real estate owned, principally due to difference in
                      allowance for other real estate owned                      39,500       14,400
               Deferred loan fees and costs, net, principally due to
                      differences in recognizing income and expense               5,400       15,600
               Unrealized loss on securities available for sale                   8,700           --
                                                                               --------      --------

                      Total gross deferred tax assets                           119,900       88,400
                                                                               --------      --------

        Deferred tax liabilities:
               Office property and equipment, principally due to
                      difference in recognizing depreciation expense             25,700       32,400
               Unrealized gain on securities available for sale                      --       12,722
                                                                               --------      -------

                      Total gross defected tax liabilities                       25,700       45,122
                                                                               --------      -------

                             Net deferred tax assets                           $ 94,200      $43,278
                                                                               ========      =======

        Net deferred tax assets are included in other assets


               The Bank believes that it has paid sufficient taxes in prior carryback years which will enable it to recover the net deferred tax assets; and therefore, no valuation allowance is required at December 31, 1996 or 1995.

      (11)     EMPLOYMENT CONTRACT AND STOCK OPTION PLAN

               The Bank has an employment contract with its president for a three-year period commencing January 1, 1996, which includes a provision for a bonus to be paid for the year based upon earnings of the Bank. The contract also granted to the president options to purchase 5,000 shares of common stock at an exercise price of $40 per share. These options are exercisable as of January 1, 1997 for a period of five years. The Bank applies APB Opinion No. 25 and related interpretations in accounting for this stock option plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Bank's stock-based compensation plan been determined consistent with FASB Statement No. 123, the Bank's net income would have been reduced to the pro forma amounts indicated below:

                                   1996          1995
                                   ----          ----

        Net income:
               As reported       $234,736      $360,025
               Pro forma          228,436       360,025

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements

               The fair value of each option granted is estimated on the date of grant using an acceptable option-pricing model with the following weighted average assumptions for the options granted in 1996: dividend yield of -0- percent; expected volatility of -0- percent; risk-free interest rate of 6 percent; and an expected life of five years.

               A summary of the status of the Bank's stock option plan as of December 31, 1996 and 1995 and changes during the years ended on those dates is presented below:

                            FIXED OPTIONS                     1996       1995
                            -------------                     ----       ----

               Outstanding at beginning of year             $   --      $1,000
               Granted                                       5,000          --
               Exercised                                        --       1,000
                                                            ------      ------
               Outstanding at end of year                    5,000          --
                                                            ------      ------
               Options exercisable at year end                  --          --
                                                            ------      ------
               Weighted average fair value of options
               granted during the year per share             10.11          --
                                                            ------      ------

               The following table summarized information about fixed stock options outstanding at December 31, 1996:

                                                                                                               Weighted
                                       Number             Weighted          Weighted         Number            average
              Range of               outstanding         remaining           average      exercisable at    exercise price
              exercise               at December        contractual         exercise        December 31,     at December
               prices                 31, 1996             life               price            1996           31, 1996
               ------                 --------             ----               -----            ----           --------

               $40.00                 5,000              5 years             $40.00           $    --         $    --

      (12)     EMPLOYEE BENEFITS

               During 1993, the Bank established a defined contribution plan which is available to all employees who have worked one year. Employees may make an election to contribute up to 9% of their income. During 1996 and 1995, the Bank made a contribution to the employees' accounts for an expense of $13,764 and $12,367, respectively. As of December 31, 1996 and 1995, all funds are being held in a Bank savings account.

      (13)     RELATED PARTY TRANSACTIONS

               For the period ended December 31, 1996 and 1995, the Bank incurred professional fees in the amount of $865 and $21,465, respectively, to the firm of a director of the Bank.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements

      (14)     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                         Notes to Financial Statements

               The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

               The following table summarizes these financial instruments and other commitments and contingent liabilities at December 31, 1996 and 1995:

                                                                                  1996            1995
                                                                               ----------      ----------
               Financial instruments whose credit risk is represented by
                      contract amounts:
               Commitments to extend credit                                    $1,482,136      $2,123,373
               Standby letters of credit                                          300,997          52,001
                                                                               ----------      ----------

                                                                               $1,783,133      $2,175,374
                                                                               ==========      ==========

               The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

               Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

               Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. All guarantees expire in 1997. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

      (15)     REGULATORY CAPITAL

               The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY

                          Notes to Financial Statements

               Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

               As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed in the institution's category.

               The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                            TO BE WELL
                                                                                                        CAPITALIZED UNDER
                                                                            FOR CAPITAL                 PROMPT CORRECTIVE
                                              ACTUAL                     ADEQUACY PURPOSES              ACTION PROVISIONS
                                     -------------------------       -----------------------          -----------------------
                                       AMOUNT            RATIO         AMOUNT           RATIO           AMOUNT          RATIO
                                     ----------         ------       ----------        ------         ----------       ------
      As of December 31, 1996:
        Total capital (to risk
               weighted assets)      $4,537,000          16.99%      $2,133,520         >8.0%         $2,666,900        >10.0%
                                                                                        -                               -

      Tier I capital (to risk         4,269,000          16.01%       1,066,760         >4.0%          1,600,140         >6.0%
        weighted assets)                                                                -                                -

      Tier I capital (to
        average assets)               4,269,000          11.25%       1,517,880         >4.0%          1,897,350         >5.0%
                                                                                        -                                -

                               FIRST AMERICAN BANK
                             OF INDIAN RIVER COUNTY


                         CONDENSED FINANCIAL STATEMENTS
                                  JUNE 30, 1998

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                            CONDENSED BALANCE SHEETS




                                                                                    JUNE 30,        DECEMBER 31,         JUNE 30,
                                                                                      1998              1997               1997
                                                                                   -----------      ------------       ------------
                                                                                   (Unaudited)                          (Unaudited)
ASSETS

    Cash and due from banks                                                        $ 2,373,976      $  2,539,269       $  2,697,149
    Federal funds sold                                                               5,275,000         4,825,000          1,475,000
                                                                                   -----------      ------------       ------------
                    Total cash and equivalents                                       7,648,976         7,364,269          4,172,149
    Securities held-to-maturity, at cost which
      approximates market                                                               54,931            54,931             51,249
    Securities available-for-sale                                                    6,004,266         5,492,815          6,951,814

    Loans                                                                           30,409,798        29,936,707         29,403,969
    Less: Allowance for loan losses                                                    300,577           283,230            276,073
          Deferred loan fees and discounts                                              76,958            70,695             72,258
                                                                                   -----------      ------------       ------------
                    Net loans                                                       30,032,263        29,582,782         29,055,638

    Premises and equipment, net                                                        596,299           626,269            656,066
    Accrued interest receivable                                                        398,821           369,403            384,309
    Other real estate owned                                                            306,845           503,527            416,292
    Other assets                                                                       342,100           300,908            403,394
                                                                                   -----------      ------------       ------------

                    Total assets                                                   $45,384,501      $ 44,294,904       $ 42,090,911
                                                                                   ===========      ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY


    LIABILITIES
      Deposits:
             Noninterest bearing demand                                            $ 8,204,572      $  8,207,229       $  8,503,971
             Interest bearing demand                                                   813,424           798,787            932,510
             Money markets                                                           4,566,610         4,252,190          4,964,194
             Savings                                                                 1,754,728         1,821,389          1,810,197
             Time deposits                                                          24,993,146        24,332,896         21,221,544
                                                                                   -----------      ------------       ------------
                 Total deposits                                                     40,332,480        39,412,491         37,432,416
      Accrued interest payable                                                         135,471           127,434            111,482
      Accrued expenses and other liabilities                                            73,584           114,653            102,189
                                                                                   -----------      ------------       ------------

                 Total liabilities                                                  40,541,535        39,654,578         37,646,087
                                                                                   -----------      ------------       ------------

    STOCKHOLDERS' EQUITY
      Common stock, $10 par value, authorized 213,000
        shares; issued and outstanding, 117,150 shares for
        1997; 128,865 shares for 1998                                                1,288,650         1,171,500          1,171,500
      Additional paid-in capital                                                     1,240,844           888,340            888,340
      Retained earnings                                                              2,309,631         2,584,273          2,409,378
      Accumulated other comprehensive income                                             3,841            (3,787)           (24,394)
                                                                                   -----------      ------------       ------------

                  Total stockholders                                                 4,842,966         4,640,326          4,444,824
                                                                                   -----------      ------------       ------------

                  Total liabilities and stockholders' equity                       $45,384,501      $ 44,294,904       $ 42,090,911
                                                                                   ===========      ============       ============




See Accompanying Notes to Condensed Financial Statements

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                         CONDENSED STATEMENTS OF INCOME



                                                                           SIX MONTHS ENDED                  THREE MONTHS ENDED
                                                                               JUNE 30,                           JUNE 30,
                                                                    -----------------------------         -------------------------
                                                                       1998              1997              1998              1997
                                                                    ----------        -----------         --------        ---------
                                                                                                 (Unaudited)
INTEREST INCOME
  Interest and fees on loans                                        $1,442,968        $ 1,386,836         $731,332        $ 668,622
  Interest and dividends on investment
   securities:
         U. S. Treasury                                                  4,949             33,513            4,949           18,739
         U. S. Government Agencies                                     170,139            170,924           81,858           78,027
         Corporate                                                       9,173             18,885            4,586           11,580
  Income on Federal funds sold                                         141,508             57,489           64,809           36,478
                                                                    ----------        -----------         --------        ---------
                   Total interest income                             1,768,737          1,667,647          887,534          813,446

INTEREST EXPENSE ON DEPOSITS                                           746,761            672,321          369,242          338,407
                                                                    ----------        -----------         --------        ---------
                   Net interest income                               1,021,976            995,326          518,292          475,039

PROVISION FOR LOAN LOSSES                                               65,000             32,500           45,000                -
                                                                    ----------        -----------         --------        ---------
                   Net interest income after
                    provision for loan losses                          956,976            962,826          473,292          475,039
                                                                    ----------        -----------         --------        ---------

OTHER INCOME
  Service charges on deposit accounts                                   81,265             75,888           39,871           33,582
  Miscellaneous income                                                  49,504             22,030           22,998            8,389
                                                                    ----------        -----------         --------        ---------
                   Total other income                                  130,769             97,918           62,869           41,971
                                                                    ----------        -----------         --------        ---------

OTHER EXPENSES
  Compensation and employee benefits                                   381,543            375,643          182,955          179,862
  Occupancy expense                                                     75,263             70,343           36,183           34,323
  Furniture and equipment expense                                       34,235             43,315           17,546           23,378
  Net cost of operations of other real estate
   owned                                                                16,667             15,696            3,053            4,199
  Miscellaneous expenses                                               275,025            269,496          134,268          133,813
                                                                    ----------        -----------         --------        ---------
                   Total other expenses                                782,733            774,493          374,005          375,575
                                                                    ----------        -----------         --------        ---------

INCOME BEFORE INCOME TAXES                                             305,012            286,251          162,156          141,435

INCOME TAXES                                                           110,000            110,600           56,000           51,110
                                                                    ----------        -----------         --------        ---------

NET INCOME                                                             195,012            175,651          106,156           90,325

OTHER COMPREHENSIVE INCOME (LOSS):
  Unrealized gains (losses) on securities                                7,628             (5,969)           2,644          (45,177)
                                                                    ----------        -----------         --------        ---------

COMPREHENSIVE INCOME                                                $  202,640        $   169,682         $108,800        $  45,148
                                                                    ==========        ===========         ========        =========

NET INCOME PER SHARE                                                $     1.51        $      1.38         $   0.82        $    0.71
                                                                    ==========        ===========         ========        =========



See Accompanying Notes to Condensed Financial Statements

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
             CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                                         Accumulated
                                                      Additional                                            Other         Total
                                         Common        Paid-in        Retained           Treasury       Comprehensive  Stockholders'
                                         Stock         Capital        Earnings            Stock             Income        Equity
                                       ----------     ----------     -----------      ---------------   -------------  -------------
                                                                              (Unaudited)
Balance at
 December 31, 1996                     $1,065,000     $  548,662     $ 2,654,953      $       (38,570)    $(18,425)     $ 4,211,620

Sale of treasury
 stock                                          -         24,952               -               38,570            -           63,522

Stock dividend                            106,500        314,726        (421,226)                   -            -                -

Net income                                      -              -         175,651                    -            -          175,651

Other Comprehensive
 Income - Unrealized
 losses on securities                           -              -               -                    -       (5,969)          (5,969)
                                       ----------     ----------     -----------      ---------------     --------      -----------

Balance at
 June 30, 1997                          1,171,500        888,340       2,409,378                    -      (24,394)       4,444,824

Net income                                      -              -         174,895                    -            -          174,895

Other Comprehensive
 Income - Unrealized
 gains on securities                            -              -               -                    -       20,607           20,607
                                       ----------     ----------     -----------      ---------------     --------      -----------

Balance at
 December 31, 1997                      1,171,500        888,340       2,584,273                    -       (3,787)       4,640,326

Stock dividend                            117,150        352,504        (469,654)                   -            -                -

Net income                                      -              -         195,012                    -            -          195,012

Other Comprehensive
 Income - Unrealized
 gains on securities                            -              -               -                    -        7,628            7,628
                                       ----------     ----------     -----------      ---------------     --------      -----------
Balance at
 June 30, 1998                         $1,288,650     $1,240,844     $ 2,309,631      $             -     $  3,841      $ 4,842,966
                                       ==========     ==========     ===========      ===============     ========      ===========




See Accompanying Notes to Condensed Financial Statements

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                       CONDENSED STATEMENTS OF CASH FLOWS



                                                                                                           SIX MONTHS ENDED
                                                                                                               JUNE 30,
                                                                                                   --------------------------------
                                                                                                      1998                  1997
                                                                                                   -----------          -----------
                                                                                                              (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                                     $   195,012          $   175,651
    Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization                                                                    29,970               31,782
       Discount accretion                                                                               (1,781)              (5,162)
       Provision for loan losses                                                                        65,000               32,500
       Net charge-offs of other real estate owned                                                        9,631                3,500
       Proceeds from sale of loans held for sale                                                       136,583              488,039
       Originations of loans held for sale                                                            (387,952)            (486,650)
       (Increase) decrease in assets:
               Accrued interest receivable                                                             (29,418)              (2,180)
               Other assets                                                                             18,397             (134,303)
       Increase (decrease) in liabilities:
               Accrued interest payable                                                                  8,037               (9,111)
               Accrued expenses and other liabilities                                                  (41,069)             (24,629)
                                                                                                   -----------          -----------
                      Net cash provided by operating activities                                          2,410               69,437
                                                                                                   -----------          -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Securities available-for-sale:
       Proceeds from maturities                                                                      2,000,000            1,050,000
       Purchases of securities                                                                      (2,497,814)          (1,000,000)
    Securities to be held-to-maturity:
       Purchases of securities                                                                               -               (1,299)
    Net increase in loans                                                                             (175,606)          (2,193,149)
    Proceeds from sale of other real estate owned                                                       35,728               32,285
    Purchase of premises and equipment                                                                       -               (2,033)
                                                                                                   -----------          -----------
                      Net cash used in investing activities                                           (637,692)          (2,114,196)
                                                                                                   -----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                                                                           919,989            2,817,938
    Proceeds from sale of treasury stock                                                                     -               63,522
                                                                                                   -----------          -----------
                      Net cash provided by financing activities                                        919,989            2,881,460
                                                                                                   -----------          -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                              284,707              836,701
CASH AND CASH EQUIVALENTS
    Beginning of period                                                                              7,364,269            3,335,448
                                                                                                   -----------          -----------

    End of period                                                                                  $ 7,648,976          $ 4,172,149
                                                                                                   ===========          ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid during the year for:
       Interest                                                                                    $   738,724          $   681,432
                                                                                                   ===========          ===========
       Income taxes                                                                                $   135,375          $   153,524
                                                                                                   ===========          ===========




See Accompanying Notes to Condensed Financial Statements

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                         JUNE 30, 1998 AND JUNE 30, 1997



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First American Bank of Indian River County (the "Bank") conform to generally accepted accounting principles and to predominant practices within the banking industry.

In the opinion of the Bank's management, all adjustments necessary to present fairly the financial position as of June 30, 1998 and June 30, 1997, and the results of operations and cash flows for the periods then ended have been included. The results of the periods ended June 30, 1998 are not necessarily an indication of the results to be expected for the fiscal year ending December 31, 1998.

Certain amounts for 1997 were reclassified to conform with statement presentation for June 30, 1998 and June 30, 1997. These reclassifications have no effect on stockholders' equity or net income as previously reported.


NOTE B - RECENT ACCOUNTING DEVELOPMENTS

Sales of Financial Assets:

 The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standard ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which was effective for the fiscal year beginning January 1, 1997. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowing. The impact of the adoption of SFAS No. 125 upon the results of operations of the Bank was not material.

Reporting Comprehensive Income:

 The Bank has adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses). The adoption of SFAS No. 130 did not have a material effect on the Bank's financial position or results of operations.

NOTE C - PENDING MERGER

In July 1998, the Bank entered into a merger agreement with SouthTrust Corporation (SouthTrust) and SouthTrust Bank, National Association (ST-Bank), a wholly owned subsidiary of SouthTrust. Basically, the merger agreement provides that each share of common stock of First American Bank of Indian River County would be exchanged for 1.887 shares of SouthTrust common stock. Cash will be paid for fractional shares and for common stock of dissenting shareholders.

The merger is expected to be completed in the fourth quarter of 1998, subject to approval by the Bank's shareholders and applicable regulatory authorities.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                         JUNE 30, 1998 AND JUNE 30, 1997



NOTE D - INCOME TAXES

Federal and State income taxes are provided on income reported for financial statement purposes and include both current and deferred income tax expense. Current income tax expense is recorded to reflect income taxes based upon the tax returns filed with the appropriate taxing agencies. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at year end. The change in deferred taxes attributable to the carrying value of investments categorized as "available-for-sale" is recognized as a change in stockholders' equity. The change in deferred income taxes attributable to all other timing differences is recognized as deferred income tax expense or benefit. The tax benefit related to operating loss and tax credit carryforwards, if any, are recognized if management believes, based on available evidence, that is more likely than not that they will be realized. Investment tax credits, if any, are accounted for using the flow-through method.


NOTE E - LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans consists of:


                                                                                JUNE 30,            DECEMBER 31,          JUNE 30,
                                                                                  1998                 1997                 1997
                                                                               -----------          -----------          -----------
                                                                               (Unaudited)                               (Unaudited)
Real estate mortgage                                                           $18,716,662          $17,970,113          $17,826,254
Real estate construction                                                           807,753              931,710              352,429
Commercial, financial and agriculture                                            3,967,533            4,466,130            4,430,682
Consumer and other                                                               6,917,850            6,568,754            6,794,604
                                                                               -----------          -----------          -----------

                                                                                30,409,798           29,936,707           29,403,969
Less:  Allowance for loan losses                                                   300,577              283,230              276,073
                Deferred loan fees and discounts                                    76,958               70,695               72,258
                                                                               -----------          -----------          -----------

                                                                               $30,032,263          $29,582,782          $29,055,638
                                                                               ===========          ===========          ===========


An analysis of the activity in the allowance for loan losses follows:


                                                                           6 MOS.                   YEAR                    6 MOS.
                                                                           ENDED                    ENDED                   ENDED
                                                                          JUNE 30,                 DECEMBER                JUNE 30,
                                                                            1998                     31,                    1997
                                                                                                    1997
                                                                          ---------               ---------               ---------
                                                                         (Unaudited)                                     (Unaudited)
Balance, beginning of period                                              $ 283,230               $ 268,375               $ 268,375
Provisions charged to expense                                                65,000                 107,500                  32,500
Loans charged off                                                           (48,528)                (98,878)                (25,302)
Recoveries                                                                      875                   6,233                     500
                                                                          ---------               ---------               ---------

Balance, end of period                                                    $ 300,577               $ 283,230               $ 276,073
                                                                          =========               =========               =========

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                         JUNE 30, 1998 AND JUNE 30, 1997



NOTE F - ACCUMULATED OTHER COMPREHENSIVE INCOME

Effective December 31, 1993, the Bank adopted the investment categorization and carrying rules as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115 (FASB No. 115), Accounting for Certain Investment in Debt and Equity Securities. Under this statement, the unrealized gain or loss on investment securities available for sale, net of the applicable deferred income taxes, is shown as a separate component of stockholders' equity in the balance sheet. The following is a summary of the effects of the statement of stockholders' equity as of June 30, 1998, December 31, 1997, and June 30, 1997.


                                                                            JUNE 30,         DECEMBER 31        JUNE 30,
                                                                             1998               1997              1997
                                                                          -----------        -----------       -----------
                                                                          (Unaudited)                          (Unaudited)
Gross unrealized gains (losses) on investment
  securities available-for-sale                                           $     5,820        $    (6,036)      $   (36,960)
Deferred income tax liability on
  unrealized gains (losses)                                                    (1,979)             2,249            12,566
                                                                          -----------        -----------       -----------
               Net increase decrease in accumulated                       $     3,841        $    (3,787)      $   (24,394)
                 other comprehensive income                               ===========        ===========       ===========



NOTE G - PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:


                                                                            JUNE 30,              DECEMBER 31            JUNE 30,
                                                                             1998                    1997                 1997
                                                                          -----------             -----------          -----------
                                                                          (Unaudited)                                  (Unaudited)
Land                                                                      $   327,914             $   327,914          $   327,914
Building                                                                      408,574                 408,574              408,575
Furniture and equipment                                                       415,210                 415,210              414,087
Vehicles                                                                       15,759                  15,759               15,759
                                                                          -----------             -----------          -----------
                                                                            1,167,457               1,167,457            1,166,335
Less, accumulated depreciation                                                571,158                 541,188              510,269
                                                                          -----------             -----------          -----------

                      Net premises and equipment                          $   596,299             $   626,269          $   656,066
                                                                          ===========             ===========          ===========


NOTE H - STOCK OPTION PLAN

The Bank also has an incentive stock option plan for officers and employees under its Key Employees' Stock Option Plan (the "Plan"). Under the Plan the total number of shares which may be issued may not exceed 20% (currently 25,773 shares) of the Bank's total outstanding shares. At June 30, 1998, 11,473 such options remained available for grant and 14,300 had been granted, but not yet exercised, at a price of $36 per share.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                         JUNE 30, 1998 AND JUNE 30, 1997


A summary of the year of expiration of these options is as follows:


         Options Granted                             Expiration
          and Unexercised                               Date
     -------------------------                  -----------------------
           5,500                                       2,002
           8,800                                       2,007

In July 1998, the unexercised option on 8,800 shares of Common Stock expiring in 2007 were cancelled.

NOTE I - EARNINGS PER SHARE

Net income per common share has been computed by dividing net income by the weighted average common shares outstanding during the periods. Net income per common shares represents basic per share information.

NOTE J - YEAR 2000 ISSUE

The Bank is in the process of evaluating and implementing changes to its computer systems and applications necessary to achieve a year 2000 conversion. These changes are necessary to ensure that the computer system and applications will properly recognize and process information for the year 2000 and beyond. The total cost of conversion and its effects on the results of operations is being determined as part of the evaluation process.

                                                                      EXHIBIT A







                          AGREEMENT AND PLAN OF MERGER

                                       OF

                     SOUTHTRUST BANK, NATIONAL ASSOCIATION

                                      AND

                              FIRST AMERICAN BANK
                             OF INDIAN RIVER COUNTY

                                  JOINED IN BY

                             SOUTHTRUST CORPORATION

ARTICLE I

         THE MERGER

         Section 1.1       Consummation of Merger; Closing Date.................................................A-1

         Section 1.2       Effect of Merger.....................................................................A-2

         Section 1.3       Further Assurances...................................................................A-2

         Section 1.4       Directors and Officers...............................................................A-2


ARTICLE II

         CONVERSION OF CONSTITUENTS' CAPITAL SHARES

         Section 2.1       Manner of Conversion of the Bank Shares..............................................A-2

         Section 2.2       Bank Stock Options and Related Matters...............................................A-3

         Section 2.3       Fractional Shares....................................................................A-4

         Section 2.4       Effectuating Conversion..............................................................A-4

         Section 2.5       Laws of Escheat......................................................................A-6


ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE BANK

         Section 3.1       Corporate Organization...............................................................A-6

         Section 3.2       Capitalization.......................................................................A-6

         Section 3.3       Financial Statements; Filings........................................................A-6

         Section 3.4       Loan Portfolio; Reserves.............................................................A-7

         Section 3.5       Certain Loans and Related Matters....................................................A-8

         Section 3.6       Authority; No Violation..............................................................A-8

         Section 3.7       Consents and Approvals...............................................................A-8

         Section 3.8       Broker's Fees........................................................................A-8

         Section 3.9       Absence of Certain Changes or Events.................................................A-9

         Section 3.10      Legal Proceedings; Etc...............................................................A-9

         Section 3.11      Taxes and Tax Returns................................................................A-9

         Section 3.12      Employee Benefit Plans...............................................................A-9

         Section 3.13      Title and Related Matters...........................................................A-10

         Section 3.14      Real Estate.........................................................................A-11

         Section 3.15      Environmental Matters...............................................................A-11

         Section 3.16      Commitments and Contracts...........................................................A-12

         Section 3.17      Regulatory Matters..................................................................A-12

         Section 3.18      Registration Obligations............................................................A-12

         Section 3.19      State Takeover Laws.................................................................A-12

         Section 3.20      Insurance...........................................................................A-12

         Section 3.21      Labor...............................................................................A-12

         Section 3.22      Compliance with Laws................................................................A-12

         Section 3.23      Transactions with Management........................................................A-13

         Section 3.24      Derivative Contracts................................................................A-13

         Section 3.25      Deposits............................................................................A-13

         Section 3.26      Accounting Controls.................................................................A-13

         Section 3.27      Proxy Materials.....................................................................A-13

         Section 3.28      Deposit Insurance...................................................................A-13

         Section 3.29      Untrue Statements and Omissions.....................................................A-14

         Section 3.30      Year 2000...........................................................................A-14


ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF
         SOUTHTRUST AND ST-BANK

         Section 4.1       Organization and Related Matters of SouthTrust......................................A-14

         Section 4.2       Organization and Related Matters of ST-Bank.........................................A-14

         Section 4.3       Capitalization......................................................................A-15

         Section 4.4       Authorization.......................................................................A-15

         Section 4.5       Financial Statements................................................................A-15

         Section 4.6       Absence of Certain Changes or Events................................................A-15

         Section 4.7       Legal Proceedings, Etc..............................................................A-16

         Section 4.8       Insurance...........................................................................A-16

         Section 4.9       Consents and Approvals..............................................................A-16

         Section 4.10      Accounting, Tax, Regulatory Matters.................................................A-16

         Section 4.11      Proxy Materials.....................................................................A-16

         Section 4.12      No Broker's or Finder's Fees........................................................A-16

         Section 4.13      Untrue Statements and Omissions.....................................................A-16

         Section 4.14      SEC Filings.........................................................................A-16


ARTICLE V

         COVENANTS AND AGREEMENTS

         Section 5.1       Conduct of the Business of the Bank.................................................A-17

         Section 5.2       Current Information.................................................................A-18

         Section 5.3       Access to Properties; Personnel and Records.........................................A-18

         Section 5.4       Approval of the Bank Shareholders...................................................A-19

         Section 5.5       No Other Bids.......................................................................A-19

         Section 5.6       Notice of Deadlines.................................................................A-19

         Section 5.7       Affiliates..........................................................................A-19

         Section 5.8       Maintenance of Properties...........................................................A-20

         Section 5.9       Environmental Audits................................................................A-20

         Section 5.10      Title Insurance.....................................................................A-20

         Section 5.11      Surveys.............................................................................A-20

         Section 5.12      Compliance Matters..................................................................A-20

         Section 5.13      Exemption Under Anti-Takeover Statutes..............................................A-20


ARTICLE VI

         ADDITIONAL COVENANTS AND AGREEMENTS

         Section 6.1       Best Efforts; Cooperation...........................................................A-20

         Section 6.2       Regulatory Matters..................................................................A-20

         Section 6.3       Other Matters.......................................................................A-21

         Section 6.4       Indemnification.....................................................................A-21

         Section 6.5       Current Information.................................................................A-22

         Section 6.6       Registration Statement..............................................................A-22

         Section 6.7       Reservation of Shares...............................................................A-23

         Section 6.8       Consideration.......................................................................A-23

         Section 6.9       Advisory Board......................................................................A-23

         Section 6.10      ST-Bank Shareholder Approval........................................................A-23



                                     Aiii


ARTICLE VII

         MUTUAL CONDITIONS TO CLOSING

         Section 7.1       Shareholder Approval................................................................A-23

         Section 7.2       Regulatory Approvals................................................................A-23

         Section 7.3       Legal Proceedings...................................................................A-23

         Section 7.4       Proxy Statement and Registration Statement..........................................A-23


ARTICLE VIII

         CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-BANK

         Section 8.1       Representations and Warranties......................................................A-24

         Section 8.2       Performance of Obligations..........................................................A-24

         Section 8.3       Certificate Representing Satisfaction of Conditions.................................A-24

         Section 8.4       Absence of Adverse Facts............................................................A-24

         Section 8.5       Opinion of Counsel..................................................................A-24

         Section 8.6       Consents Under Agreements...........................................................A-24

         Section 8.7       Material Condition..................................................................A-24

         Section 8.8       Matters Relating to Employment Agreements...........................................A-24

         Section 8.9       Outstanding Shares of the Bank......................................................A-24

         Section 8.10      Dissenters..........................................................................A-25

         Section 8.11      Certification of Claims.............................................................A-25

         Section 8.12      Pooling.............................................................................A-25

         Section 8.13      Signs...............................................................................A-25


ARTICLE IX

         CONDITIONS TO OBLIGATIONS OF THE BANK

         Section 9.1       Representations and Warranties......................................................A-25

         Section 9.2       Performance of Obligations..........................................................A-25

         Section 9.3       Certificate Representing Satisfaction of Conditions.................................A-25

         Section 9.4       Absence of Adverse Facts............................................................A-25

         Section 9.5       Consents Under Agreements...........................................................A-25

         Section 9.6       Opinion of Counsel..................................................................A-26

         Section 9.7       SouthTrust Shares...................................................................A-26

         Section 9.8       Tax Opinion.........................................................................A-26

         Section 9.9       Fairness Opinion....................................................................A-26

         Section 9.10      NASDAQ Listing......................................................................A-26


ARTICLE X

         TERMINATION, WAIVER AND AMENDMENT

         Section 10.1      Termination.........................................................................A-26

         Section 10.2      Effect of Termination; Break-Up Fee.................................................A-28

         Section 10.3      Amendments..........................................................................A-29

         Section 10.4      Waivers.............................................................................A-29

         Section 10.5      Non-Survival of Representations and Warranties......................................A-29


ARTICLE XI

         MISCELLANEOUS

         Section 11.1      Entire Agreement....................................................................A-29

         Section 11.2      Definitions.........................................................................A-29

         Section 11.3      Notices.............................................................................A-30

         Section 11.4      Severability........................................................................A-31

         Section 11.5      Costs and Expenses..................................................................A-31

         Section 11.6      Captions............................................................................A-31

         Section 11.7      Counterparts........................................................................A-31

         Section 11.8      Governing Law.......................................................................A-31

         Section 11.9      Persons Bound; No Assignment........................................................A-31

         Section 11.10     Exhibits and Schedules..............................................................A-31

         Section 11.11     Waiver..............................................................................A-31

         Section 11.12     Construction of Terms...............................................................A-31

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                     SOUTHTRUST BANK, NATIONAL ASSOCIATION
                                      AND
                             FIRST AMERICAN BANK OF
                              INDIAN RIVER COUNTY
                                  JOINED IN BY
                             SOUTHTRUST CORPORATION



                  This AGREEMENT AND PLAN OF MERGER, dated as of the 1st day of July, 1998 (this "Agreement"), by and between SouthTrust Bank, National Association, a national banking association ("ST-Bank"), and First American Bank of Indian River County, a Florida banking corporation (the "Bank"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust").


                                WITNESSETH THAT:


                  WHEREAS, the respective Boards of Directors of ST-Bank and the Bank deem it in the best interests of ST-Bank and of the Bank, respectively, and of their respective shareholders, that ST-Bank and the Bank merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986 (the "Code") (the "Merger");

                  WHEREAS, the Boards of Directors of ST-Bank and the Bank have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with applicable law; and

                  WHEREAS, SouthTrust, the sole shareholder of ST-Bank, will deliver, or cause to be delivered, to the shareholders of the Bank the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that the Bank will be merged with and into ST-Bank and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of the Bank into shares of common stock of SouthTrust, shall be as hereinafter set forth.


                                   ARTICLE I

                                   THE MERGER


         Section 1.1 Consummation of Merger; Closing Date. Subject to the provisions hereof, the Bank shall be merged with and into ST-Bank (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to Sections 655.412 and 658.40 through 658.45 of the Florida Code and 12 U.S.C. ss. 215a and ST-Bank shall be the surviving corporation (sometimes hereinafter referred to as "Surviving Corporation" when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which the Merger is deemed effective by each of the Office of the Comptroller Department of Banking and Finance of the State of Florida (the "Department") and the Office of the Comptroller of the Currency (the "OCC") (such time is hereinafter referred to as the "Effective Time of the Merger"). Subject to the terms and conditions hereof, unless otherwise agreed upon by SouthTrust and the Bank, the Effective Time of the Merger shall occur on the first business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority (as defined below) having authority over the transactions contemplated under the Merger Agreement and (ii) the date on which the shareholders of the Bank, to the extent that their approval is required by applicable law, approve the transactions contemplated by this Agreement.

                  (a) The closing of the Merger (the "Closing") shall take place at the principal offices of the Bank at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date and time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

         Section 1.2 Effect of Merger. At the Effective Time of the Merger, the Bank shall be merged with and into ST-Bank and the separate existence of the Bank shall cease. The Certificate or Articles of Incorporation and Bylaws of ST-Bank, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Certificate or Articles of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of its state of incorporation and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

         Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of the Bank last in office shall execute and deliver or cause to be executed and delivered in the name of the Bank such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Bank.

         Section 1.4 Directors and Officers. From and after the Effective Time of the Merger, the directors of the Surviving Corporation and the officers of the Surviving Corporation shall be those persons serving as directors and officers of ST-Bank immediately prior to the Effective Time of the Merger, and such additional persons, in each case, as SouthTrust, at or prior to the Effective Time of the Merger, shall designate in writing.


                                   ARTICLE II

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES


         Section 2.1 Manner of Conversion of the Bank Shares. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of SouthTrust, the Bank, or ST-Bank, or any of their shareholders, the shares of the constituent corporations shall be converted as follows:

         (a) Each share of capital stock of ST-Bank outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged and thereafter shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

         (b) Each share of common stock of the Bank (the "Bank Shares") held by the Bank or SouthTrust (or any of their subsidiaries), other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

         (c) Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.3 hereof and except with regard to Dissenting Bank Shares (as hereinafter defined) and the Bank Shares excluded in 2.1(b) above, each Bank Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive that number of shares of common stock of SouthTrust (and the rights associated therewith issued pursuant to a Rights Agreement dated February 22, 1989 between SouthTrust and Mellon Bank, N.A.) (together, the "SouthTrust Shares") as results from (i) dividing $10,000,000.00 by the Average Closing Price (as defined herein) as of June 26, 1998 and then (ii) dividing the quotient obtained in (i) by the total number of issued and outstanding Bank Shares and (iii) rounding down the resulting number to the nearest thousandth of a whole number (such number, as may be adjusted as provided herein, being hereinafter referred to as the "Conversion Ratio"). The Conversion Ratio, including the aggregate number of SouthTrust Shares issuable in the Merger, shall be subject to an appropriate adjustment in the event of any stock split, reverse stock split, dividend payable in SouthTrust Shares, reclassification or similar distribution whereby SouthTrust issues SouthTrust Shares or any securities convertible into or exchangeable for SouthTrust Shares without receiving any consideration in exchange therefor, provided that the record date of such transaction is a date after the date of the Agreement and prior to the Effective Time of the Merger.

         (d) Each outstanding Bank Share, the holder of which has demanded and perfected such holder's demand for payment of the "fair or appraised" value of such share in accordance with Section
                  658.44 of the Florida Code (the "Dissent Provisions"), to the extent applicable, and has not effectively withdrawn or lost such holder's right to such appraisal (the "Dissenting Bank Shares"), shall not be converted into or represent a right to receive the SouthTrust Shares issuable in the Merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. The Bank shall give SouthTrust prompt notice upon receipt by the Bank of any written objection to the Merger and any written demand for payment of the fair or appraised value of any Bank Shares, and of withdrawals of such demands, and any other instrument provided to the Bank pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair or appraised value for any Bank Share held by such Dissenting Shareholder shall receive payment therefor from the Surviving Corporation, as escrow agent (the "Escrow Agent"), on behalf of the Bank out of funds provided to the Escrow Agent by the Bank in accordance with the provisions of
                  Section 2.1(e) (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of the Bank Shares held by such Dissenting Shareholder shall be canceled. Neither the Bank nor the Surviving Corporation shall, except with the prior written consent of SouthTrust, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair or appraised value, the Bank Shares held by such Dissenting Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the Merger as provided by this Agreement.

         (e) With respect to each Dissenting Shareholder, on or immediately prior to the Effective Time of the Merger, the Bank shall deposit with the Escrow Agent an amount in cash equal to 150% of the consideration (with the SouthTrust Shares being valued in the manner set forth in Section 2.3) such Dissenting Shareholder would have received in the Merger, but for the exercise of the Dissent Provisions (the "Dissent Escrow").
                  The Escrow Agent shall disburse the Dissent Escrow to such Dissenting Shareholders in accordance with the Dissent Provisions. Any and all funds remaining in the Dissent Escrow after such disbursement shall be remitted to the Surviving Corporation.

         Section 2.2 Bank Stock Options and Related Matters. (a) As of the Effective Time of the Merger, all rights with respect to Bank Shares issuable pursuant to the exercise of stock options (the "Bank Options") granted by the Bank under stock option plans of the Bank (the "Bank Stock Option Plans"), which are outstanding at the Effective Time of the Merger, whether or not such Bank Options are then exercisable, shall, subject to this section, be assumed by SouthTrust in accordance with the terms of the particular Bank Stock Option Plan under which such Bank Options were issued and the stock option agreement by which such Bank Options are evidenced. From and after the Effective Time of the Merger, (i) each Bank Option assumed by SouthTrust hereunder may be exercised solely for SouthTrust Shares, (ii) the number of SouthTrust Shares subject to such Bank Option shall be equal to the number of Bank Shares


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

subject to such Bank Option immediately prior to the Effective Time of the Merger multiplied by the Conversion Ratio and (iii) the per share exercise price under each such Bank Option shall be adjusted by dividing the per share exercise price under each such Bank Option by the Conversion Ratio and rounding down to the nearest cent.

                  (b) At all times after the Effective Time of the Merger, SouthTrust shall reserve for issuance such number of SouthTrust Shares as shall be necessary to permit the exercise of Bank Options in the manner contemplated by this Agreement. At or (at the election of SouthTrust) within a reasonable time after the Effective Time of the Merger, SouthTrust shall file a Registration Statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate form) (the "Registration Statement"), with respect to the SouthTrust Shares subject to Bank Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any Bank Options remain outstanding. SouthTrust shall make any filings required under any applicable state securities laws to qualify the SouthTrust Shares subject to such Bank Options for resale thereunder.

                  (c) The number of SouthTrust Shares subject to Bank Options to be assumed by SouthTrust hereunder and the exercise price thereof shall, from and after the Effective Time of the Merger, be subject to appropriate adjustment in the event of the occurrence of any transaction described in Section 2.1(c) hereof if the record date with respect to such transaction is on or after the Effective Time of the Merger.

                  (d) It is intended that the foregoing assumption of Bank Options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code as to any stock option which is an incentive stock option as defined in Section 422 of the Code. All restrictions or limitations on transfer with respect to Bank Shares awarded under a Bank Stock Option Plan ("Restricted Stock"), to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise provided by such Bank Stock Plan, shall remain in full force and effect with respect to the SouthTrust Shares into which such Restricted Stock is converted pursuant to this Agreement, unless such restrictions arise under the Securities Act of 1933 and are eliminated by virtue of the Registration Statements described in this Agreement. Except as otherwise provided herein,
(i) no additional options to purchase shares of capital stock of the Bank will be granted pursuant to Bank Stock Option Plans following the Effective Time of the Merger and (ii) the Bank shall take all reasonable steps to ensure that following the Effective Time of the Merger no holder of Bank Options shall have any right thereunder to acquire any equity securities of the Bank.

                  (e) The Bank acknowledges that the holders of Bank Options who may become or be deemed to be executive officers or directors of SouthTrust after the Effective Time of the Merger may be subject to the short-swing sale restrictions of the Securities Exchange Act of 1934 and regulations promulgated thereunder.

                  (f) At the election of SouthTrust, the Bank shall procure from each holder of Bank Options, and shall deliver to SouthTrust at the Closing, an executed acknowledgment of the treatment and disposition of such holder's Bank Options, as provided for under Section 2.2 of this Agreement.

         Section 2.3 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Bank Shares converted pursuant to the Merger, and each holder of Bank Options assumed by SouthTrust pursuant to this Agreement, who would otherwise have been entitled to receive a fraction of a SouthTrust Share shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of such SouthTrust Share, multiplied by the market value of one SouthTrust Share at the Effective Time of the Merger in the case of shares exchanged pursuant to the Merger or at the date of exercise in the case of the Bank Options to be exercised for SouthTrust Shares. The market value of one SouthTrust Share at the Effective Time of the Merger or the date of exercise of Bank Options, as the case may be, shall be the last sales price of such SouthTrust Shares, as reported by NasDaq-National Market System ("NASDAQ") on the last business day preceding the Effective Time of the Merger or the date of exercise, as the case may be, or, if the SouthTrust Shares hereafter become listed for trading on any national securities exchange registered under the Securities Exchange Act of 1934, the last sales price of such SouthTrust Shares on the applicable date as reported on the principal securities exchange on which the SouthTrust Shares are then listed for trading. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

         Section 2.4 Effectuating Conversion. (a) SouthTrust shall designate such institution as it may select, including SouthTrust or one of its affiliates, to serve as the exchange agent (the "Exchange Agent") pursuant to this Agreement. The Exchange Agent may employ sub-agents in connection with performing its duties. As of the Effective Time of the Merger, SouthTrust will deliver or cause to be delivered to the Exchange Agent the consideration to be paid by SouthTrust for the Bank Shares, along with the appropriate cash payment in lieu of fractional interests in SouthTrust Shares. As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of the Bank Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing the Bank Shares for the consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing the Bank Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of Bank Shares to transfer good and marketable title to such Bank Shares to SouthTrust, free and clear of all liens, claims and encumbrances. Amounts that would have been payable to Dissenting Shareholders for Bank Shares but for the fact of their dissent in accordance with the provisions of Section 2.1(d) hereof shall be returned by the Exchange Agent to SouthTrust as promptly as is practicable.

                  (b) At the Effective Time of the Merger, the stock transfer books of the Bank shall be closed as to holders of Bank Shares immediately prior to the Effective Time of the Merger and no transfer of Bank Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing the Bank Shares shall, without any action on the part of any holder thereof, no longer represent the Bank Shares. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the consideration contemplated by this Agreement into which the Bank Shares represented thereby were converted in the Merger.

                  (c) In the event that any holder of the Bank Shares is unable to deliver the certificate which represents such holder's Bank Shares, SouthTrust, in the absence of actual notice that any Bank Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, may, in its discretion, deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                  (i) An affidavit or other evidence to the reasonable satisfaction of SouthTrust that any such certificate has been lost, wrongfully taken or destroyed;

                  (ii) Such security or indemnity, including a bond, as may be requested by SouthTrust or SouthTrust's transfer agent, to indemnify and hold SouthTrust (and/or such transfer agent) harmless; and

                  (iii) Evidence to the satisfaction of SouthTrust that such holder is the owner of the Bank Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

                  (d) In the event that the delivery of the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares are to be made to a person other than the person in whose name any certificate representing the Bank Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of SouthTrust that such tax has been paid or is not applicable.

                  (e) No holder of Bank Shares shall be entitled to receive any dividends or distributions declared or made with respect to the SouthTrust Shares with a record date before the Effective Time of the Merger. After the Effective Time of the Merger, and until properly surrendered and exchanged pursuant to this Agreement, each outstanding certificate representing Bank Shares, subject to this Section 2.4(e) shall be deemed to represent and evidence for all corporate purposes only the right to receive the consideration into which such Bank Shares were converted as of the Effective Time of the Merger. Accordingly, among other matters, neither the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares nor any dividend or other distribution with respect to SouthTrust Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid, and SouthTrust shall not be obligated to pay, to the holder of any unsurrendered certificate or certificates representing the Bank Shares until such holder shall surrender the certificate or certificates representing the Bank Shares as provided for by the Agreement, and until such holder becomes the record holder of the SouthTrust Shares issuable in the Merger, such holder shall not be entitled to vote such SouthTrust Shares in respect of any matter coming before the stockholders of SouthTrust. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing SouthTrust Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional SouthTrust Shares and the amount of any dividends or other distributions with respect to SouthTrust Shares to which such holder is entitled as a holder of SouthTrust Shares.

         Section 2.5 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of Bank Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, SouthTrust or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of the Bank, SouthTrust, ST-Bank, the Exchange Agent, nor any other person acting on their behalf shall be liable to a holder of Bank Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BANK


         The Bank hereby represents and warrants to ST-Bank and SouthTrust as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

         Section 3.1 Corporate Organization. (a) The Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and the Bank is duly licensed or qualified to do business in each state or other jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Bank. True and correct copies of the Certificate or Articles of Incorporation and the Bylaws of the Bank, as amended to the date hereof, have been delivered to SouthTrust.

                  (b) The Bank has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except for authorizations, permits and licenses, the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on the Bank.

                  (c) The Bank does not own any capital stock of any subsidiary, or have any interest in any partnership or joint venture; for purposes of this Agreement, a "subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than 5% of the outstanding equity securities.

                  (d) The minute books of the Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its respective shareholders and Board of Directors (including all committees thereof).

         Section 3.2 Capitalization. (a) The authorized capital stock of the Bank consists of 213,000 shares of common stock, par value $10.00 (hereinbefore and hereinafter referred to as the "Bank Shares"), 128,865 shares of which as of the date hereof are issued and outstanding (with no shares held in the treasury of the Bank). All of the issued and outstanding Bank Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of the Bank, or any securities or rights convertible into or exchangeable for shares of capital stock of the Bank, except for options to purchase 5,500 Bank Shares (which are described in more detail in Disclosure Schedule 3.2).

         Section 3.3 Financial Statements; Filings. (a) The Bank has previously delivered to SouthTrust copies of the financial statements of the Bank as of and for each of the three (3) fiscal years of the Bank ended immediately prior to the date of this Agreement and the financial statements of the Bank as of and for each of the fiscal periods of the Bank ended after the close of the most recently completed fiscal year of the Bank and prior to the date of this Agreement, and the Bank shall deliver to SouthTrust, as soon as practicable following the preparation of additional financial statements for each subsequent fiscal period or year of the Bank, the financial statements of the Bank as of and for such subsequent fiscal period or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of the Bank").

                  (b) The Bank has previously delivered to SouthTrust copies of the Call Reports of the Bank as of and for each of the three (3) fiscal years of the Bank ended immediately prior to the date of this Agreement and the Call Reports of the Bank as of and for each of the fiscal periods of the Bank ended after the close of the most recently completed fiscal year of the Bank and prior to the date of this Agreement, and the Bank shall deliver to SouthTrust, as soon as practicable following the preparation of additional Call Reports for each subsequent fiscal period or year of the Bank, the Call Reports of the Bank as of and for each such subsequent period or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Call Reports of the Bank").

                  (c) Each of the Financial Statements of the Bank, and each of the Call Reports of the Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of the Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of the Bank and each of the Call Reports of the Bank (including the related notes, where applicable) fairly present or will fairly present the financial position of the Bank, on a consolidated basis (if appropriate), as of the respective dates thereof and fairly present or will fairly present the results of operations of the Bank, on a consolidated basis (if appropriate), for the respective periods therein set forth.

                  (d) To the extent not prohibited by law, the Bank has heretofore delivered or made available, or caused to be delivered or made available, to SouthTrust all reports and filings made or required to be made by the Bank with the Regulatory Authorities, and will from time to time hereafter furnish to SouthTrust, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. Such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (e) Since December 31, 1997, the Bank has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of the Bank as of and for the aforementioned date or reflected in the notes thereto, or (ii) which were incurred after such date in the ordinary course of business, consistent with past practices. Since December 31, 1997, the Bank has not incurred or paid any obligation or liability which would have a Material Adverse Effect on the Bank, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

         Section 3.4 Loan Portfolio; Reserves. Except as set forth in Disclosure Schedule 3.4, (i) all evidences of indebtedness in original principal amount in excess of $10,000 reflected as assets in the Financial Statements of the Bank and the Call Reports of the Bank as of and for the year ended December 31, 1997 and the period ended March 31, 1998 were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity, (ii) the allowances for possible loan losses shown on the Financial Statements of the Bank and the Call Reports of the Bank as of and for the year ended December 31, 1997 and the period ended March 31, 1998 were, and the allowance for possible loan losses to be shown on the Financial Statements of the Bank, the Financial Statements of the Bank and the Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit), (iii) the reserve for losses with respect to other real estate owned ("OREO Reserve") shown on the Financial Statements of the Bank and the Call Reports of the Bank as of and for the year ended December 31, 1997 and the period ended March 31, 1998 were, and the OREO Reserve to be shown on the Financial Statements of the Bank and the Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of the Bank as of the dates thereof, (iv) the reserve for losses in respect of litigation ("Litigation Reserve") shown on the Financial Statements of the Bank and the Call Reports of the Bank as of and for the year ended December 31, 1997 and the period ended March 31, 1998 were, and the Litigation Reserve to be shown on the Financial Statements of the Bank and the Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to the Bank as of the dates thereof, and (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 3.3(c) and applicable regulatory requirements and guidelines.

         Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, the Bank is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 for each such instrument, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by the Bank or any Regulatory Authority, should have been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," "other assets especially mentioned" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Bank or any ten percent (10%) shareholder of the Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Bank including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities and which violation could have a Material Adverse Effect on the Bank. As of the date of any Financial Statement of the Bank and any Call Report of the Bank subsequent to the execution of this Agreement, including the date of the Financial Statements of the Bank, and the Call Reports of the Bank that immediately precede the Effective Time of the Merger, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in (i) through (iv) above and Disclosure Schedule 3.5.

         Section 3.6 Authority; No Violation. (a) The Bank has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of the Bank and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of the Bank has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to the Bank's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceedings on the part of the Bank are necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by the Bank and delivered by the Bank, will constitute a valid and binding obligation of the Bank, and will be enforceable against the Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                  (b) Neither the execution and delivery of this Agreement by the Bank nor the consummation by the Bank of the transactions contemplated hereby, nor compliance by the Bank with any of the terms or provisions hereof, will (i) violate any provision of the Articles or Certificate of Incorporation or Bylaws of the Bank, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Bank or any of its respective properties or assets, or (iii) assuming that any necessary Consents are obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Bank or under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which the Bank is a party, or by which the Bank or any of its respective properties or assets may be bound or affected.

         Section 3.7 Consents and Approvals. Except for (i) the filing by the Bank with the SEC of a proxy statement of the Bank relating to the meeting of the shareholders of the Bank at which the Merger is to be considered (the "Proxy Statement"); (ii) the Consents of the OCC and the Department; (iii) approval of this Agreement by the shareholders of ST-Bank and the Bank; (iv) filing of this Agreement and certified resolutions with the OCC and the Department; (v) issuance of a certificate of merger by the Department; and (vi) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by the Bank of this Agreement and the consummation by the Bank of the Merger and the other transactions contemplated hereby.

         Section 3.8 Broker's Fees. The Bank nor any of its respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Bank has engaged Allen C. Ewing & Co., whose fee is payable by the Bank.

         Section 3.9 Absence of Certain Changes or Events. Except as set forth in Disclosure Schedule 3.9, since December 31, 1997, there has not been
(i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of Bank Shares or (ii) any change or any event involving the Bank which has had, or is reasonably likely to have, a Material Adverse Effect on the Bank, including, without limitation any change in the administration or supervisory standing or rating of the Bank, with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

         Section 3.10 Legal Proceedings; Etc. Except as set forth in Disclosure Schedule 3.10, the Bank is not a party to any, and there are no pending or, to the knowledge of the Bank, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against the Bank challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of the Bank as of the date hereof, there is no material proceeding, claim, action or governmental investigation against the Bank; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against the Bank which has or might reasonably be expected to have a Material Adverse Effect on the Bank; there is no default by the Bank under any material contract or agreement to which the Bank is a party; and the Bank is not a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of the Bank and the Bank has not been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

         Section 3.11 Taxes and Tax Returns. (a) The Bank has previously delivered or made available to SouthTrust copies of the federal, state and local income tax returns of the Bank for the years 1993, 1994, 1995 and 1996 and all schedules and exhibits thereto, and will provide SouthTrust with a copy of all federal, state and local income tax returns for the year 1997 and all schedules and exhibits thereto, when such returns are filed, and, to the knowledge of the Bank such returns have not been examined by the Internal Revenue Service or any other taxing authorities. Except as reflected in Disclosure Schedule 3.11, the Bank has duly filed in correct form all federal, state and local information returns and tax returns in respect of Taxes required to be filed by the Bank on or prior to the date hereof, and the Bank has duly paid or made adequate provisions for the payment of all Taxes which have been incurred or are due or claimed to be due from the Bank other than Taxes which (i)(A) are not yet delinquent or (B) are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for Taxes on the Financial Statements of the Bank and the Call Reports of the Bank are sufficient, in the aggregate, for the payment of all unpaid Taxes, whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. The Bank is not responsible for the Taxes of any other person other than the Bank and its subsidiaries, under treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

                  (b) Except as disclosed in Disclosure Schedule 3.11, the Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and deferred taxes of the Bank have been adequately provided for in the financial statements of the Bank, as the case may be.

                  (c) Except as disclosed in Disclosure Schedule 3.11, the Bank has not made any payment, is not obligated to make any payment and is not a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280(G) or 162(m) of the Code.

                  (d)      There has not been an ownership change, as defined in
Section 382(G) of the Code, of the Bank that occurred during or after any taxable period in which the Bank incurred an operating loss that carries over to any taxable period ending after the fiscal year of the Bank immediately preceding the date of this Agreement.

                  (e) (i) Proper and accurate amounts have been withheld by the Bank from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the Bank for all periods for which returns were due with respect to withholding, Social Security and unemployment Taxes and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Bank in the Financial Statements of the Bank.

         Section 3.12 Employee Benefit Plans. (a) The Bank does not have or maintain any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other benefit plan or arrangement except as described in Disclosure Schedule 3.12(a).

                  (b) The Bank (or any pension plan maintained by it) has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to
Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

                  (c) The Bank has not incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, and has not agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA. The Bank has not incurred and does not contemplate incurring, any liability under Section 4063 or 4064 of ERISA.

                  (d) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by the Bank comply, in all material respects with ERISA, and the provisions of the Code that are applicable, or intended to be applicable, to such "employee benefit plans." All documents, summaries, forms or other information required to be provided to participants in such employee benefit plans or to be filed with or provided to any governmental agency have been so provided or filed on a timely basis. The Bank does not have any material liability under any such plan that is not reflected in the Financial Statements of the Bank or the Call Reports of the Bank.

                  (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by the Bank (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or (ii) the correction of which would have a material adverse effect on the Condition of the Bank; and, to the best knowledge of the Bank no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

                  (f) No employee benefit plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                  (g) Except as set forth in Disclosure Schedule 3.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of the Bank under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

                  (h) The Bank does not maintain any employee benefit plan providing for medical or life insurance benefits to retired or terminated employees or dependents thereof, except as may be required by Part 6 of Title I of ERISA or Section 4980B of the Code.

         Section 3.13 Title and Related Matters. (a) Except as set forth in Disclosure Schedule 3.13(a), the Bank has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by it on the Financial Statements of the Bank or the Call Reports of the Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1997), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of the Bank and the Call
Reports of the Bank or incurred in the ordinary course of business after December 31, 1997, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that would not in the aggregate have a Material Adverse Effect on the Bank.

                  (b) All agreements pursuant to which the Bank leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on the Bank. Except as set forth in Disclosure Schedule 3.13(b), the Bank has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and, as of the Effective Time of the Merger, shall have the right to transfer each lease or sublease pursuant to this Agreement.

                  (c) Other than real estate owned, acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by the Bank are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by the Bank are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

         Section 3.14 Real Estate. (a) Disclosure Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by the Bank or in which the Bank has any ownership or leasehold interest.

                  (b) Disclosure Schedule 3.14(b) identifies and sets forth each and every written or oral lease or sublease under which the Bank is the lessee of any real property and which relates in any manner to the operation of the businesses of the Bank.

                  (c) The Bank has not violated, and is not currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on the Bank.

                  (d) As to each parcel of real property owned or used by the Bank, the Bank has not received notice of any pending or, to the knowledge of the Bank, threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

         Section 3.15      Environmental Matters.

                  (a) Each of the Bank, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on the Bank.

                  (b) There is no litigation pending or, to the knowledge of the Bank, threatened before any court, governmental agency or board or other forum in which the Bank or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or
(ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring or on a site owned, leased or operated by the Bank or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a Material Adverse Effect on the Bank.

                  (c) There is no litigation pending or, to the knowledge of the Bank, threatened before any court, governmental agency or board or other forum in which any Loan Property (or the Bank in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on or involving a Loan Property, except for such litigation pending or threatened that will not individually or in the aggregate, have a Material Adverse Effect on the Bank.

                  (d) To the knowledge of the Bank, there is no reasonable basis for any litigation of a type described in Sections 3.15(b) or 3.15(c) of this Agreement, except as will not have, individually or in the aggregate, a Material Adverse Effect on the Bank.

                  (e) During the period of (i) ownership or operation by the Bank of any of their respective current properties, (ii) participation by the Bank in the management of any Participation Facility, or (iii) holding by the Bank of a security interest in any Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of the Bank on a consolidated basis.

                  (f) Prior to the period of (i) ownership or operation by the Bank of any of their respective current properties, (ii) participation by the Bank in the management of any Participation Facility, or (iii) holding by the Bank of a security interest in any Loan Property, to the knowledge of the Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of the Bank on a consolidated basis.

         Section 3.16 Commitments and Contracts. Except as set forth in Disclosure Schedule 3.16, the Bank is not a party or subject to any of the following (whether written or oral, express or implied):

                  (a) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by the Bank);

                  (b)      Any labor contract or agreement with any labor union;

                  (c) Any contract covenants which limit the ability of the Bank to compete in any line of business or which involve any restriction of the geographical area in which the Bank may carry on its business (other than as may be required by law or applicable regulatory authorities);

                  (d) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $5,000 or more; or

                  (e) Any other contract or agreement which would be required to be disclosed in reports filed by the Bank with the SEC or the FRB and which has not been so disclosed.

         Except as set forth in Disclosure Schedule 3.16, there is not, under any agreement, lease or contract to which the Bank is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

         Section 3.17 Regulatory Matters. The Bank has not agreed to take any action and does not have any knowledge of any fact and has not agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder,
(ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (iii) materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

         Section 3.18 Registration Obligations. The Bank is not under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933 or any state securities laws.

         Section 3.19 State Takeover Laws. This Agreement and the transactions contemplated hereby are not subject to or restricted by any applicable state anti-takeover statute.

         Section 3.20 Insurance. The Bank is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of the Bank, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Bank provide adequate coverage against loss, and the fidelity bonds in effect as to which the Bank is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.20.

         Section 3.21 Labor. No work stoppage involving the Bank is pending as of the date hereof or, to the knowledge of the Bank, threatened. The Bank is not involved in, or, to the knowledge of the Bank, threatened with or affected by, any proceeding asserting that the Bank has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a material adverse effect on the Condition of the Bank on a consolidated basis. No union represents or claims to represent any employees of the Bank, and, to the knowledge of the Bank, no labor union is attempting to organize employees of the Bank.

         Section 3.22 Compliance with Laws. The Bank has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a Material Adverse Effect on the Bank. Except as disclosed in Disclosure Schedule 3.22, the Bank:

                  (a) Is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting such business, except for violations which individually or in the aggregate do not have and will not have a Material Adverse Effect on the Bank; and

                  (b) Has not received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that the Bank is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, unless such noncompliance is not reasonably likely to have a Material Adverse Effect on the Bank, (ii) threatening to revoke any permit, unless such revocation is not reasonably likely to have a Material Adverse Effect on the Bank, (iii) requiring the Bank to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of the Bank, including, without limitation, any restrictions on the payment of dividends.

         Section 3.23 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of the Bank at the time such deposits were entered into, (b) the agreements listed on Disclosure Schedule 3.16, and (c) the items described on Disclosure Schedule 3.23, there are no contracts with or commitments to present or former stockholders, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

         Section 3.24 Derivative Contracts. The Bank is not a party to and has not agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Financial Statements of the Bank which is a financial derivative contract (including various combinations thereof) ("Derivative Contracts"), except for those Derivatives Contracts set forth in Disclosure Schedule 3.24.

         Section 3.25 Deposits. To the best of the Bank's knowledge, none of the deposits of the Bank is a "brokered" deposit or is subject to any encumbrance, legal restraint or other legal process, and no portion of such deposits represents a deposit of any affiliate of the Bank, except as set forth in Disclosure Schedule 3.25.

         Section 3.26 Accounting Controls. The Bank has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the Bank; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as the Bank or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material profit and assets of the Bank is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the Bank; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

         Section 3.27 Proxy Materials. None of the information relating to the Bank to be included in the Proxy Statement which is to be mailed to the shareholders of the Bank in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of such Proxy Statement (other than information supplied by SouthTrust concerning SouthTrust or any of its subsidiaries) shall be and remain with the Bank.

         Section 3.28 Deposit Insurance. The deposit accounts of the Bank are insured by the Bank Insurance Fund in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); the Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

         Section 3.29 Untrue Statements and Omissions. No representation or warranty contained in Article III of this Agreement or in the Disclosure Schedules of the Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 3.30 Year 2000. Except as specifically set forth in Disclosure Schedule 3.30, to the Bank's knowledge, all computer software necessary for the conduct of the business of the Bank (the "Software") is designed to be used prior to, during and after the calendar year 2000 A.D., and the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. The Software accepts, calculates, sorts, extracts, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.


                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                             SOUTHTRUST AND ST-BANK


         SouthTrust and ST-Bank hereby represent and warrant to the Bank as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):

         Section 4.1 Organization and Related Matters of SouthTrust. (a) SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SouthTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SouthTrust is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SouthTrust, or the character or location of the properties and assets owned or leased by SouthTrust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on SouthTrust. SouthTrust is duly registered as a bank holding company under the Bank Holding Bank Act of 1956, as amended. True and correct copies of the Restated Certificate of Incorporation of SouthTrust and the Bylaws of SouthTrust, each as amended to the date hereof, have been made available to the Bank.

                  (b) SouthTrust has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on SouthTrust.

                  (c) The minute books of SouthTrust contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Boards of Directors of SouthTrust.

         Section 4.2 Organization and Related Matters of ST-Bank. (a) ST-Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. ST-Bank has, or as of the Effective Time of the Merger, will have, the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Bank is, or as of the Effective Time of the Merger, will be, licensed or qualified to do business in each jurisdiction where the nature of the business conducted or to be conducted by ST-Bank, or the character or location or the properties and assets owned or leased or to be owned or leased by ST-Bank make such licensing or qualification necessary, except where the failure to be so licensed or qualified (including any action necessary to cure such failure) would not have a Material Adverse Effect on SouthTrust. True and correct copies of the Certificate or Articles of Incorporation and Bylaws of ST-Bank, as each may be amended to the date hereof, will be made available to the Bank.

                  (b) ST-Bank has, or as of the Effective Time of the Merger will have, in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on SouthTrust.

                  (c) The minute books of ST-Bank contain, or as of the Effective Time of the Merger, will contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of ST-Bank.

         Section 4.3 Capitalization. As of March 31, 1998, the authorized capital stock of SouthTrust consisted of 500,000,000 shares of common stock, par value $2.50 per share, 160,437,557 shares (which includes the rights associated with such shares pursuant to that certain Rights Agreement dated as of February 22, 1989 between SouthTrust and Mellon Bank, N.A.) of which are issued and outstanding (exclusive of any such shares held in the treasury of SouthTrust as of the date hereof), and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding SouthTrust Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

         Section 4.4 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been, or as of the Effective Time of the Merger will have been, duly authorized by the Boards of Directors of SouthTrust and ST-Bank, and no other corporate proceedings on the part of SouthTrust or ST-Bank are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement, when duly authorized, will be the valid and binding obligation of SouthTrust and ST-Bank enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought and to principles of public policy. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of SouthTrust or the Articles or Certificate of Incorporation or Bylaws of ST-Bank or, (ii) to SouthTrust's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust or ST-Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SouthTrust or ST-Bank is a party, or by which SouthTrust or ST-Bank or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SouthTrust or ST-Bank or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Disclosure Schedule 4.4; and (Y) with respect to
(B) and (C) above, such as individually or in the aggregate will not have a Material Adverse Effect on SouthTrust.

         Section 4.5 Financial Statements. (a) SouthTrust has made available to the Bank copies of the consolidated financial statements of SouthTrust as of and for the two fiscal years ended immediately prior to the date of this Agreement, and as of and for the period ended March 31, 1998, and SouthTrust will make available to the Bank, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent fiscal period or year of SouthTrust ended after the date of this Agreement and prior to the Effective Time of the Merger, the consolidated financial statements of SouthTrust as of and for such subsequent fiscal period or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of SouthTrust").

                  (b) Each of the Financial Statements of SouthTrust (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SouthTrust have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only the actual transactions. Each of the Financial Statements of SouthTrust (including the related notes) fairly presents or will fairly present the consolidated financial position of SouthTrust as of the respective dates thereof and fairly presents or will fairly present the results of operations of SouthTrust for the respective periods therein set forth.

                  (c) Since December 31, 1997, SouthTrust has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SouthTrust, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SouthTrust or reflected in the notes thereto, and (ii) which were incurred after December 31, 1997 in the ordinary course of business consistent with past practices. Since December 31, 1997, and except for the matters described in (i) and (ii) above, SouthTrust has not incurred or paid any obligation or liability which would have a Material Adverse Effect on SouthTrust.

         Section 4.6 Absence of Certain Changes or Events. Since December 31, 1997, no fact or condition has occurred which would give rise to a Material Adverse Effect on SouthTrust, and to the knowledge of SouthTrust, no fact or condition exists which might reasonably be expected to cause such a Material Adverse Effect on SouthTrust in the future.

         Section 4.7 Legal Proceedings, Etc. Except as set forth on Disclosure Schedule 4.7 hereto, or as disclosed in any registration statement filed by SouthTrust with the SEC and made available to the Bank hereunder, SouthTrust is not a party to any, and there are no pending, or, to the knowledge of SouthTrust, threatened, legal, administrative, arbitrary or other proceedings, claims, actions, causes of action or governmental investigations of any nature against SouthTrust challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by SouthTrust pursuant to Item 103 of Regulation S-K promulgated by the SEC.

         Section 4.8 Insurance. SouthTrust has in effect insurance coverage with insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by institutions comparable in size and operation to SouthTrust.

         Section 4.9 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the respective shareholders of ST-Bank and the Bank; (iii) filing of this Agreement and certified resolutions with the Department; (iv) issuance of a Certificate of Merger by the OCC; and (v) as previously disclosed, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by SouthTrust and ST-Bank or, to the knowledge of SouthTrust, by the Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

         Section 4.10 Accounting, Tax, Regulatory Matters. SouthTrust has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement, or
(iii) materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

         Section 4.11 Proxy Materials. None of the information relating solely to SouthTrust or any of its subsidiaries to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of the Bank in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of the Bank to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of the information supplied by SouthTrust and relating solely to SouthTrust which is either included or incorporated by reference in the Proxy Statement shall be and remain with SouthTrust.

         Section 4.12 No Broker's or Finder's Fees. Neither SouthTrust nor ST-Bank or any of their subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

         Section 4.13 Untrue Statements and Omissions. No representation or warranty contained in Article IV of this Agreement or in the Disclosure Schedules of SouthTrust or ST-Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.14 SEC Filings. SouthTrust has heretofore delivered to the Bank copies of SouthTrust's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) 1997 Annual Report to Shareholders, and
(iii) all reports on Form 8-K and Form 10-Q filed by SouthTrust with the SEC since December 31, 1997. Since December 31, 1997, SouthTrust has timely filed all reports and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934. As of the respective filing and effective dates, none of such reports or other documents contained any untrue statement of a material fact or omitted to state a material fact to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS


         Section 5.1 Conduct of the Business of the Bank. (a) During the period from the date of this Agreement to the Effective Time of the Merger, the Bank shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking and business principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of the Bank or SouthTrust to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

                  (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, the Bank shall not, without the prior written consent of SouthTrust:

         (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of the Bank;

         (ii) except for the issuance of the Bank Shares pursuant to the terms of the Bank Options, change the number of shares of the authorized, issued or outstanding capital stock of the Bank, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of the Bank, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of the Bank;

         (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

         (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on December 31, 1997 and disclosed in a Disclosure Schedule delivered pursuant to
                  Article III of this Agreement or in the annexed Schedule 5.1(b) and other than expenditures necessary to maintain existing assets in good repair;

         (v) sell, transfer, convey or otherwise dispose of any parcel of real property (including other real estate owned) or interest therein or any tangible or intangible personal property having a book value in excess of or in exchange for consideration in excess of $25,000 for each such parcel or interest;

         (vi) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written agreement described in Disclosure Schedule 5.1(b) annexed hereto; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

         (vii) enter into or extend any agreement, lease or license relating to real property, tangible or intangible personal property or any service or other function (including, without limitation), data processing or bankcard functions) relating to the Bank that involves an aggregate of $25,000;

         (viii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with the Bank's past practices;

         (ix) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years, or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation, or any Derivative Contract; or

         (x) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing subsidiaries of the Bank or the Bank which has been approved in advance in writing by SouthTrust, (B) foreclosures in the ordinary course of business, (C) acquisitions of control by a banking subsidiary in a fiduciary capacity or (D) the creation of new subsidiaries organized to conduct and continue activities otherwise permitted by this Agreement.

         Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, the Bank will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SouthTrust and to report the general status of the ongoing operations of the Bank. The Bank will promptly notify SouthTrust of any material change in the normal course of business or the operations or the properties of the Bank, the Bank or any of their respective subsidiaries any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting the Bank, the institution or the threat of material litigation, claims, threats or causes of action involving the Bank, and will keep SouthTrust fully informed of such events. The Bank will furnish to SouthTrust, promptly after the preparation and/or receipt by the Bank thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to SouthTrust, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of the Bank and the Call Reports of the Bank.

         Section 5.3 Access to Properties; Personnel and Records. (a) So long as this Agreement shall remain in effect, the Bank, shall permit SouthTrust or its agents full access, during normal business hours, to the properties of the Bank, and shall disclose and make available (together with the right to copy) to SouthTrust and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the Bank, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which SouthTrust may have a reasonable interest, and the Bank, shall use their reasonable best efforts to provide SouthTrust and its representatives access to the work papers of the Bank's accountants. The Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that the Bank, shall cooperate with SouthTrust in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by the Bank.

                  (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

         Section 5.4 Approval of the Bank Shareholders. The Bank will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of the Bank will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and the Bank will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

         Section 5.5 No Other Bids. The Bank (or any Affiliate thereof), acting through any director or officer or other agent shall not now, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by the Bank, to solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to the Bank. The Bank shall promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by the Bank, after the date hereof. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving the Bank or for the acquisition of a significant equity interest in the Bank, or for the acquisition of a significant portion of the assets of the Bank.

         Notwithstanding the foregoing, the Bank may furnish information concerning its business, properties or assets to a corporation, partnership, person or other entity or group (a "Third Party") which has initiated the possibility of effecting a transaction with the Bank and has expressed an intention to make a bona fide offer or proposal to the Bank to acquire the Bank and , following receipt of a bona fide offer or proposal, from such Third Party, may negotiate and take any of the actions otherwise prohibited by this
Section 5.5, including without limitation, entering into appropriate agreements with such Third Party if the Board of Directors of the Bank believes in good faith, after consultation with its financial advisor, that such actions would result in a superior financial transaction for Bank shareholders, and if outside counsel to the Bank provides a written opinion to the Board of Directors of the Bank to the effect that the failure to furnish such information, or negotiate or enter into appropriate agreements with such Third Party, would subject Bank Directors to liability for breach of their fiduciary duties.

         Section 5.6 Notice of Deadlines. The Bank shall notify SouthTrust in writing of any deadline to exercise an extension or termination of any material lease, agreement or license (including specifically real property leases and data processing agreements) to which the Bank is a party, at least ten (10) days prior to such deadline.

         Section 5.7 Affiliates. At least thirty (30) days prior to the Effective Time of the Merger, the Bank shall deliver to SouthTrust a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of the Bank, "affiliates" of the Bank for purposes of Rule 145 under the Securities Act of 1933. The Bank shall use its reasonable efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to SouthTrust not later than thirty (30) days prior to the Effective Time of the Merger, a written agreement providing that such person will not sell, pledge, transfer, or otherwise dispose of the Bank Shares held by such person, except as contemplated by such agreement or by this Agreement, and will not sell, pledge, transfer, or otherwise dispose of the SouthTrust Shares to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act of 1933, and the rules and regulations promulgated thereunder and until such time as the financial results covering at least thirty (30) days of combined operations of SouthTrust and the Bank have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, the SouthTrust Shares issued to such affiliates of the Bank in exchange for the Bank Shares shall not be transferable until such time as the financial results covering at least thirty (30) days of combined operations of SouthTrust and the Bank have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies regardless of whether each such person has provided the written agreement referred to in this Section 5.7. SouthTrust shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act of 1933 for the purposes of resale of SouthTrust Shares by such persons.

         Section 5.8 Maintenance of Properties. The Bank, will maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

         Section 5.9 Environmental Audits. At the election of SouthTrust, the Bank will, at its own expense, with respect to each parcel of real property that the Bank owns, leases or subleases, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to SouthTrust.

         Section 5.10 Title Insurance. At the election of SouthTrust, the Bank will, at its own expense, with respect to each parcel of real property that the Bank, owns, leases or subleases, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, owner's title insurance issued in such amounts and by such insurance company reasonably acceptable to SouthTrust, which policy shall be free of all material exceptions to SouthTrust's reasonable satisfaction.

         Section 5.11 Surveys. At the election of SouthTrust, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.10, the Bank, at its own expense, will procure and deliver to SouthTrust at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to SouthTrust, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

         Section 5.12 Compliance Matters. Prior to the Effective Time of the Merger, the Bank shall take, or cause to be taken, all steps reasonably requested by SouthTrust to cure any deficiencies in regulatory compliance by the Bank, including compliance with Regulations Z and CC of the FRB; provided that neither SouthTrust nor ST-Bank shall be responsible for discovering or have any obligation to disclose the existence of such defects to the Bank nor shall SouthTrust or ST-Bank have any liability resulting from such deficiencies or attempts to cure them.

         Section 5.13 Exemption Under Anti-Takeover Statutes. Prior to the Effective Time of the Merger, the Bank will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.


                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS


         Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

         Section 6.2 Regulatory Matters. (a) Following the execution and delivery of this Agreement, SouthTrust and the Bank shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of the Bank. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

                  (b) Each party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

         Section 6.3 Other Matters. (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust or any of its affiliates and any officer or employee of the Bank, or an obligation on the part of SouthTrust or any of its affiliates to employ any such officers or employees.

                  (b) Except as provided in Section 6.3(c) below, the parties agree that appropriate steps shall be taken to terminate all employee benefit plans of the Bank as of the Effective Time of the Merger or as promptly as practicable thereafter. Following the termination of all such plans, and except as otherwise provided in Section 6.3(c) hereof, SouthTrust agrees that the officers and employees of the Bank who the Surviving Corporation employs shall be eligible to participate in SouthTrust's employee benefit plans, including welfare and fringe benefit plans on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:

                           (i) with respect to each SouthTrust group health plan (within the meaning of Section 5000(b)(1) of the Code, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the Bank's group medical insurance plan during the current calendar year for purposes of satisfying the health plan deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and

                           (ii) credit for each such employee's past service with the Bank, prior to the Effective Time of the Merger ("Past Service Credit") shall be given by SouthTrust to employees for purposes of:

                                    (A)      determining vacation and sick leave
                           benefits and accruals, in accordance with the established policies of SouthTrust;

                                    (B)      subject to Section 6.3(c) below,
                           establishing eligibility for participation in and vesting under SouthTrust's employee benefit plans (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service; provided, however, notwithstanding anything contained in this Agreement to the contrary, past service credit shall not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of SouthTrust.

                  (c) The parties further agree that the Bank 401(k) Plan will either be merged into the SouthTrust Corporation Employee's Profit Sharing Plan (the "STPS Plan") effective as of January 1 of the year following the Effective Time of the Merger or, if so elected by SouthTrust, terminated as of a date prior to, on or after the Effective Time of the Merger and prior to such January 1. The determination as to whether the Bank 401(k) Plan shall be terminated or merged into the STPS Plan shall be made by SouthTrust. From and after the January 1 following the Effective Time of the Merger, for purposes of determining eligibility to participate in, and vesting in accrued benefits under, the STPS Plan and the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan") employment by the Bank shall be credited as if it were employment by SouthTrust, but such service shall not be credited for purposes of determining benefit accrual under the ST Retirement Plan.

         Section 6.4 Indemnification. (a) The Bank agrees to indemnify, defend and hold harmless SouthTrust and its subsidiaries, and each of their respective present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act of 1933 or the Securities Exchange Act of 1934), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of material fact (that is based on information provided by or statements made by the Bank) contained in the Registration Statement, the Proxy Statement or any application for the approval of the transactions contemplated by this Agreement filed with any

Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

                  (b) SouthTrust agrees to indemnify, defend and hold harmless the Bank and each of its respective present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act of 1933 or the Securities Exchange Act of 1934), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of material fact (that is based on information provided by or statements made by SouthTrust and about SouthTrust or ST-Bank) contained in the Registration Statement, the Proxy Statement or any application for the approval of the transactions contemplated by this Agreement filed with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

                  (c) For a period of three (3) years after the Effective Time of the Merger, SouthTrust shall indemnify, defend and hold harmless each person entitled to indemnification from the Bank (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, the transactions contemplated by this Agreement (to the same extent and subject to the conditions set forth in the Bank's Articles of Incorporation and Bylaws, in each case as in effect on the date hereof).

                  (d) After the Effective Time of the Merger, directors, officers and employees of the Bank, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of SouthTrust and its subsidiaries would be entitled under the Restated Certificate or Certificate or Articles of Incorporation and Bylaws of SouthTrust or the particular subsidiary for which they are serving as officers, directors or employees and under such directors' and officers' liability insurance policy as SouthTrust may then make available to officers, directors and employees of SouthTrust and its subsidiaries.

                  (e) SouthTrust shall use its reasonable efforts (and the Bank shall cooperate prior to the Effective Time of the Merger in these efforts) to maintain in effect for a period of three (3) years after the Effective Time of the Merger the Bank's existing directors' and officers' liability insurance policy (provided that SouthTrust may substitute therefor
(i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of the Bank (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided, that SouthTrust shall not be obligated to make premium payments for such three (3)-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to the Bank's and the Bank's directors and officers, 200% of the annual premium payments on the Bank's current policy, as in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SouthTrust shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                  (f) If SouthTrust or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing and surviving person of such consolidation or merger, or shall transfer all or substantially all of its assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of SouthTrust shall assume the obligations set forth in this Section 6.4.

         Section 6.5 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, SouthTrust will cause one or more of its designated representatives to confer on a regular and frequent basis with the Bank and to report with respect to the general status and the ongoing operations of SouthTrust.

         Section 6.6 Registration Statement. SouthTrust shall cause the Registration Statement to be filed and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act of 1933, which Registration Statement, at the time it becomes effective, and at the Effective Time of the Merger, shall in all material respects conform to the requirements of the Securities Act of 1933 and the general rules and regulations of the SEC under the Securities Act of 1933. The Registration Statement shall include the form of Proxy Statement for the meeting of the Bank's shareholders to be held for the purpose of having such shareholders vote upon the approval of this Agreement. The Bank will furnish to SouthTrust the information required to be included in the Registration

Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. SouthTrust shall take all actions required to qualify or obtain exemptions from such qualifications for the SouthTrust Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

         Section 6.7 Reservation of Shares. SouthTrust shall reserve for issuance such number of SouthTrust Shares as shall be necessary (i) to pay the consideration contemplated in this Agreement and (ii) to comply with the provisions of Section 2.2(b). If at any time the aggregate number of SouthTrust Shares remaining unissued (or in treasury) shall not be sufficient to meet such obligation, SouthTrust shall take all appropriate actions to increase the amount of its authorized common stock.

         Section 6.8 Consideration. SouthTrust shall issue the SouthTrust Shares and shall pay or cause to be paid all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.

         Section 6.9 Advisory Board. As of the Closing Date, SouthTrust shall name an Advisory Board of Directors to serve on behalf of SouthTrust Bank, N.A. - First American Bank of Indian River County following the closing.

         Section 6.10 ST-Bank Shareholder Approval. SouthTrust, as the sole shareholder of ST-Bank, shall approve this Agreement and the Merger to the extent required under applicable law.


                                  ARTICLE VII

                          MUTUAL CONDITIONS TO CLOSING


         The obligations of SouthTrust and ST-Bank, on the one hand, and the Bank, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

         Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of the Bank.

         Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

         Section 7.3 Legal Proceedings. (a) There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of either SouthTrust or the Bank, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of SouthTrust or the Bank, as the case may be.

                  (b) No court or governmental or regulatory authority of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, order or similar restriction (whether temporary, preliminary or permanent) or taken any other action which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

         Section 7.4 Proxy Statement and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and SouthTrust shall have received all state securities laws, or "Blue Sky" permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the SouthTrust Shares pursuant to the terms of this Agreement.


                                  ARTICLE VIII

            CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-BANK


         The obligations of SouthTrust and ST-Bank to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

         Section 8.1 Representations and Warranties. The representations and warranties of the Bank set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

         Section 8.2 Performance of Obligations. The Bank shall have performed all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

         Section 8.3 Certificate Representing Satisfaction of Conditions. The Bank shall have delivered to SouthTrust and ST-Bank a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections
8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of the Bank under Article III of this Agreement.

         Section 8.4 Absence of Adverse Facts. There shall have been no determination by SouthTrust that any fact, event or condition exists or has occurred that, in the judgment of SouthTrust (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the Bank or the consummation of the transactions contemplated by this Agreement,
(b) relates to or affects the Bank, and would significantly and materially adversely affect the economic benefits reasonably and good faith expected to be obtained by SouthTrust from consummating the transactions contemplated by this Agreement, including, without limitation, a significant and material adverse effect with respect to the Bank's consolidated financial condition or results of operation, credit quality or allowance for possible loan losses or any item related thereto, (c) would be materially adverse to the interests of SouthTrust on a consolidated basis or (d) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 8.5 Opinion of Counsel. SouthTrust shall have received an opinion of counsel from Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A. or other counsel to the Bank acceptable to SouthTrust in substantially the form set forth in Exhibit 8.5 hereof.

         Section 8.6 Consents Under Agreements. The Bank shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of the Bank under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of SouthTrust, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

         Section 8.7 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of SouthTrust, any material adverse requirement upon SouthTrust or its subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of the Bank or any other banking or other subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of the Bank or any banking or other subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

         Section 8.8 Matters Relating to Employment Agreements. All employment agreements, except those identified in the last sentence of this
Section 8.8, between the Bank and any executive or employee thereof shall be terminated in their entirety as of the Effective Time of the Merger, and at the election of SouthTrust, replacement employment agreements, which are satisfactory to SouthTrust and such employees, between each of such executives or employees and SouthTrust or the Surviving Corporation shall have been executed and delivered. Stay pay agreements satisfactory to SouthTrust and such employees, shall have been executed and delivered by each of Steven C. Shackley, Audrey F. Glover, and Michael Float, and replacement employment agreements, satisfactory to SouthTrust and such employees, shall have been executed and delivered by each of Robert J. MacWilliam and Steven C. Shackley.

         Section 8.9 Outstanding Shares of the Bank. The total number of Bank Shares outstanding as of the Effective Time of the Merger and the total number of Bank Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any the Bank Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for Bank Shares, shall not exceed 134,365 shares in the aggregate.

         Section 8.10 Dissenters. The holders of not more than five percent (5%) of the outstanding Bank Shares shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares.

         Section 8.11 Certification of Claims. The Bank shall have delivered a certificate to SouthTrust that the Bank is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of the Bank.

         Section 8.12 Pooling. SouthTrust, in the exercise of its reasonable discretion, and after taking into account the holders of the outstanding Bank shares who shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares, shall not have determined that the transactions contemplated by this Agreement fail to qualify for pooling of interests accounting treatment.

         Section 8.13 Signs. The Bank shall have obtained the written agreement of Puttick Enterprises, Inc. ("Landlord"), to change the name of the building owned by Landlord and occupied in part by the Bank pursuant to that certain lease dated February 8, 1995, from "First American Bank Building" to "SouthTrust Bank Building" or such other name that does not include a reference to any bank or banking institution other than SouthTrust or ST-Bank, which name change shall be effective as of the Effective Time of the Merger. The Bank also shall have obtained the written agreement of Landlord to permit, as of the Effective Time of the Merger, interior and exterior signs on the leased premises identifying SouthTrust or ST-Bank, and shall have made arrangements for the removal of all interior and exterior signs identifying First American Bank, which removal shall occur as promptly as possible following the Effective Time of the Merger.


                                   ARTICLE IX

                     CONDITIONS TO OBLIGATIONS OF THE BANK


         The obligation of the Bank to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

         Section 9.1 Representations and Warranties. The representations and warranties of SouthTrust and ST- Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger).

         Section 9.2 Performance of Obligations. SouthTrust and ST-Bank shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

         Section 9.3 Certificate Representing Satisfaction of Conditions. SouthTrust and ST-Bank shall have delivered to the Bank a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SouthTrust and ST-Bank under Article IV of this Agreement.

         Section 9.4 Absence of Adverse Facts. There shall have been no determination by the Bank that any fact, event or condition exists or has occurred that, in the judgment of the Bank, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the Condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by this Agreement, or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 9.5 Consents Under Agreements. SouthTrust and ST-Bank shall have obtained the consent or approval of each person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of the Bank, individually or in the aggregate, have a Material Adverse Effect upon the consummation of the transactions contemplated hereby.

         Section 9.6 Opinion of Counsel. The Bank shall have received the opinion of Bradley Arant Rose & White LLP, counsel to SouthTrust, dated the Effective Time of the Merger, to the effect set forth in Exhibit 9.6 hereof.

         Section 9.7 SouthTrust Shares. The SouthTrust Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through SouthTrust.

         Section 9.8 Tax Opinion. The Bank shall have received an opinion of the Bank's independent public accountants, on or before the date on which the Proxy Statement of the Bank is to be mailed to holders of the Bank Shares, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareholders of the Bank to the extent that they receive SouthTrust Shares in exchange for their the Bank Shares in the Merger.

         Section 9.9 Fairness Opinion. The Bank shall have received an opinion from Allen C. Ewing & Co. dated the date of the Proxy Statement referred to in Section 3.27 to the effect that the terms of the Merger are fair to the shareholders of the Bank from a financial point of view.

         Section 9.10 NASDAQ Listing. The SouthTrust Shares to be issued pursuant to this Agreement shall have been approved for listing on NASDAQ.


                                   ARTICLE X

                       TERMINATION, WAIVER AND AMENDMENT


         Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

                  (a) by the mutual consent in writing of SouthTrust and the Bank; or

                  (b) by SouthTrust or the Bank if the Merger shall not have occurred on or prior to February 28, 1999, provided that the failure to consummate the Merger on or before such date is not accompanied by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

                  (c) by SouthTrust or the Bank (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions to the obligations of the nonterminating party to consummate the Merger, as set forth in Articles VIII and IX, as the case may be, cannot be satisfied or fulfilled;

                  (d) by SouthTrust if: (i) SouthTrust shall have determined that any fact, event or condition exists that, in the judgment of SouthTrust, (A) is materially at variance with any warranty or representation of the Bank, set forth in the Agreement or is a material breach of any covenant or agreement of the Bank, contained in the Agreement, (B) has a Material Adverse Effect or can be reasonably foreseen to have a Material Adverse Effect upon the Condition of the Bank on a consolidated basis or upon the consummation of the transactions contemplated by the Agreement, (C) would be materially adverse to the interests of SouthTrust and ST-Bank on a consolidated basis, (D) relates to or affects the Bank, and would significantly and materially adversely affect the economic benefits reasonably and good faith expected to be obtained by SouthTrust from consummating the transaction contemplated by this Agreement, including, without limitation, a significant and material adverse effect with respect to the Bank's consolidated financial condition or results of operation, credit quality or allowance for possible loan losses or any item related thereto, (E) renders the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or any other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by this Agreement.

                  (e) by the Bank if (i) the Bank shall have determined that any fact, event or condition exists that, in the judgment of the Bank, (A) is materially at variance with any warranty or representation of SouthTrust or ST-Bank contained in the Agreement or is a material breach of any covenant or agreement of SouthTrust or ST-Bank contained in the Agreement, (B) has a Material Adverse Effect or can be reasonably seen to have a Material Adverse Effect upon the consummation of the transactions contemplated by the Agreement,
(ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of transactions contemplated by this Agreement, or (iii) the Bank shall have determined that any fact, event or condition exists that, in the judgment of the Bank, would render the Merger and the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

                  (f) by the Board of Directors of the Bank, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if:

                  (i)      both of the following conditions are satisfied:

                           (A)      the Average Closing Price as of the
Determination Date shall be less than the Average Closing Price as of June 26, 1998; and

                           (B)      (x) the quotient obtained by dividing the
Average Closing Price on the Determination Date by the Average Closing Price on the Starting Date (such number being referred to herein as the "SouthTrust Ratio") shall be less than (y) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (such number being referred to herein as the "Index Ratio");

subject, however, to the following four sentences. If the Bank refuses to consummate the Merger pursuant to this Section 10.1(f), it shall give prompt written notice thereof to SouthTrust; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, SouthTrust shall have the option to elect to increase the Conversion Ratio to equal (A) the quotient obtained by dividing (1) $10,000,000 by (2) the Average Closing Price on the Determination Date. If SouthTrust makes the election contemplated above, within such five-day period, it shall give prompt written notice to the Bank of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ration" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 10.1(f).

         For purposes of this Section 10.1(f), the following terms shall have the meanings indicated:

         "Average Closing Price" shall mean the average of the daily last sales prices of SouthTrust Common Stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by SouthTrust) for the ten consecutive full trading days in which such shares are traded on the Nasdaq National Market ending at the close of trading on the date specified in this Agreement.

         "Determination Date" shall mean the date on which the Proxy Statement is mailed to the shareholders of the Bank.

         "Index Group" shall mean the bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The bank holding companies and the weights attributed to them are as follows:

                        BANK HOLDING COMPANIES                                                           WEIGHTING
                        ----------------------                                                           ---------

AmSouth Bancorporation..................................................................................   4.07%
BB&T Corporation........................................................................................   6.78
Compass Bancshares, Inc.................................................................................   3.34
Fifth Third Bancorp.....................................................................................   7.84
First American Corporation..............................................................................   2.96
First Security Corporation..............................................................................   5.86
First Tennessee National Corporation....................................................................   3.25
First Virginia Banks, Inc...............................................................................   2.62
Hibernia Corporation....................................................................................   6.62
Huntington Bancshares, Inc..............................................................................   9.68
Mercantile Bancorporation, Inc..........................................................................   6.60
Regions Financial Corporation...........................................................................   5.05
Star Banc Corporation...................................................................................   4.32
Summit Bancorp..........................................................................................   8.91
SunTrust Banks, Inc.....................................................................................  10.67
Union Planters Corporation..............................................................................   3.45
Wachovia Corporation....................................................................................   7.99
                                                                                                         ------

         Total.......................................................................................... 100.00%


         "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

         "Starting Date" shall mean the date of execution of this Agreement.

         If any company belonging to the Index Group or SouthTrust declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or SouthTrust shall be appropriately adjusted for the purposes of applying this Section 10.1(f).

                  (g) by the Bank if, following receipt of a bona fide offer or proposal from a Third Party and in connection with certain actions permitted under Section 5.5 of this Agreement, the Board of Directors of the Bank believes in good faith, after consultation with its financial advisor, that such termination of this Agreement and the entering into certain appropriate agreements with such Third Party would result in a superior financial transaction for Bank shareholders, and if outside counsel to the Bank provides a written opinion to the Board of Directors of the Bank to the effect that the failure to take such action would subject Bank Directors to liability for breach of their fiduciary duties.

         Section 10.2 Effect of Termination; Break-Up Fee. (a) In the event of the termination and abandonment of this Agreement, it shall terminate and become void, without liability on behalf of any party, and have no effect, except that the breaching party shall not be relieved of any liability under
Section 10.2(b) hereto or for an uncured willful breach of any representation, warranty, covenant or agreement giving rise to such termination and except that the provisions described in Section 10.5 below shall survive any such termination.

                  (b) If, after the date of this Agreement, an Acquisition Transaction (as defined below) is offered, presented or proposed to the Bank and (i) thereafter this Agreement and the Merger are not consummated by the Bank and ST-Bank and SouthTrust and (ii) within one year after the later to occur of (A) the termination of this Agreement or (B) the date the Acquisition Transaction is offered, presented or proposed to the Board, an Acquisition Transaction is consummated or a definitive agreement is entered into by the Bank relating to an Acquisition Transaction (a "Trigger Event"), then upon the occurrence of a Trigger Event and in lieu of any other rights and remedies of SouthTrust, the Bank shall pay SouthTrust a cash amount of five hundred thousand dollars ($500,000) as an agreed-upon break-up fee as the sole and exclusive remedy of SouthTrust against the Bank; provided, however, that this
Section 10.2(b) shall not apply if this Agreement is terminated (i) by SouthTrust under Section 10.1(d), (ii) by the Bank under Section 10.1(e), 10.1(f), or (iii) by SouthTrust and the Bank under Section 10.1(a) hereto.

                  (c) "Acquisition Transaction" shall, with respect to the Bank, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with the Bank, (ii) a purchase, lease or other acquisition of all or substantially all the assets of the Bank, (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of the Bank after the date of this Agreement, but excluding the acquisition of beneficial ownership by any employee benefit plan maintained or sponsored by the Bank, (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of the Bank, (v) a public proxy or consent solicitation made to stockholders of the Bank seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of the Bank, (vi) the filing of an application or notice with the Federal Reserve Board, the OCC, the OTS, or any other federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above, or (vii) the making of a bona fide offer to the Board of Directors of the Bank by written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

         Section 10.3 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of SouthTrust, ST-Bank and the Bank.

         Section 10.4 Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, SouthTrust and ST-Bank, on the one hand, and the Bank, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

         Section 10.5 Non-Survival of Representations and Warranties. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by SouthTrust, ST-Bank or the Bank shall not survive the Effective Time of Merger, except that Article II and Sections 6.3, 6.4, 6.7 and 6.8 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than SouthTrust, ST-Bank, or the Bank (or directors and officers thereof in their capacities as such) shall survive the Effective Time of the Merger; provided that no representation, warranty or agreement of SouthTrust, ST-Bank, or the Bank contained herein shall be deemed to be terminated or extinguished so as to deprive SouthTrust or ST-Bank, on the one hand, and the Bank, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that SouthTrust, ST-Bank, or the Bank and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.


                                   ARTICLE XI

                                 MISCELLANEOUS


         Section 12.1 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among SouthTrust, ST-Bank and the Bank with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral, including those letters of intent between the parties dated April 20, 1998 and April 30, 1998. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 12.2 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

                  "Affiliate" of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

                  "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board) (the "OTS"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties and their respective bank subsidiaries, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

                  "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory agency relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component; "Loan Property" means any property owned by the Bank or in which the Bank holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., or any similar federal, state or local law; and "Participation Facility" means any facility in which the Bank participates in the management and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

                  "Material Adverse Effect," with respect to any party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operations of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

         Section 12.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                  If to the Bank:

                           First American Bank of Indian River County
                           4000 20th Street
                           Vero Beach, Florida 32960-2495
                           Attention:    Robert J. MacWilliam
                                         President and Chief Executive Officer
                           Fax:  (561) 567-0557

                  With a copy to:

                           Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A. 255 South Orange Avenue, Suite 800
                           Orlando, Florida 32801
                           Attention:    John P. Greeley, Esquire
                           Fax:  (407) 843-2448

                  If to ST-Bank or SouthTrust, then to:

                           SouthTrust Corporation
                           420 North 20th Street
                           Birmingham, Alabama 35203
                           Attention:  John D. Buchanan, Esquire
                           Fax (205) 254-6697

                  with a copy to:

                           Bradley Arant Rose & White LLP
                           2001 Park Place, Suite 1400
                           Birmingham, Alabama 35203
                           Attention:  C. Larimore Whitaker, Esquire
                           Fax (205) 521-8800

         All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third
(3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

         Section 12.4 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

         Section 12.5 Costs and Expenses. Expenses incurred by the Bank on the one hand and SouthTrust on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

         Section 12.6 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

         Section 12.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         Section 12.8 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama without respect to its conflicts of laws principles.

         Section 12.9 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by ST-Bank to another affiliate of SouthTrust).

         Section 12.10 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

         Section 12.11 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         Section 12.12 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof," "herein," and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including," "included," "such as," or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.



                                                   FIRST AMERICAN BANK
                                                 OF INDIAN RIVER COUNTY


                                      By:       /S/ ROBERT J. MACWILLIAM
                                          -------------------------------------
ATTEST                                                Its President

      /S/ STEVEN SHACKLEY
-----------------------------------
      Its Vice President/Cashier


[CORPORATE SEAL]

                                                    SOUTHTRUST BANK,
                                                  NATIONAL ASSOCIATION


                                      By:          /S/ ALTON E. YOTHER
                                          -------------------------------------
ATTEST:                                            Its Senior Vice President

      /S/ WILLIAM L. PRATER
-----------------------------------
          Its Secretary


[CORPORATE SEAL]

                                                 SOUTHTRUST CORPORATION


                                      By:          /S/ ALTON E. YOTHER
                                          -------------------------------------
ATTEST:                                            Its Senior Vice President

      /S/ WILLIAM L. PRATER
-----------------------------------
          Its Secretary

[CORPORATE SEAL]

                          AGREEMENT AND PLAN OR MERGER
                    OF SOUTHTRUST BANK, NATIONAL ASSOCIATION
                            WITH FIRST AMERICAN BANK
                             OF INDIAN RIVER COUNTY

                                LIST OF SCHEDULES


Disclosure Schedule 3.2
Disclosure Schedule 3.4
Disclosure Schedule 3.5
Disclosure Schedule 3.7
Disclosure Schedule 3.9
Disclosure Schedule 3.10
Disclosure Schedule 3.11
Disclosure Schedule 3.12(a)
Disclosure Schedule 3.12(g)
Disclosure Schedule 3.13(a)
Disclosure Schedule 3.13(b)
Disclosure Schedule 3.14(a)
Disclosure Schedule 3.14(b)
Disclosure Schedule 3.16
Disclosure Schedule 3.20
Disclosure Schedule 3.22
Disclosure Schedule 3.23
Disclosure Schedule 3.24
Disclosure Schedule 3.25
Disclosure Schedule 3.30
Disclosure Schedule 4.4
Disclosure Schedule 4.7
Disclosure Schedule 5.1(b)

                                 AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER


                  This Amendment No. 1 (the "Amendment No. 1") is made this 14th day of September, 1998, by and among First American Bank of Indian River County, a Florida banking corporation (the "Bank"), SouthTrust Bank, National Association, a national banking association ("ST-Bank"), SouthTrust of Alabama, Inc., an Alabama corporation and wholly-owned subsidiary of SouthTrust (as defined herein) ("ST-Sub"), and SouthTrust Corporation, a Delaware corporation ("SouthTrust").

                  WHEREAS, effective July 1, 1998, the Bank, ST-Bank and SouthTrust executed an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which ST-Sub will acquire the assets and business of the Bank in exchange for shares of common stock of SouthTrust, in a transaction that qualifies as a reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986 (the "Code");

                  WHEREAS, SouthTrust desires to add its wholly-owned subsidiary, ST-Sub as a party to the Merger Agreement;

                  WHEREAS, the Bank, ST-Bank, ST-Sub and SouthTrust wish to amend the Merger Agreement, as set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Amendment to Parties. The Merger Agreement is hereby amended by deleting the first sentence of page 1 and inserting in its place and stead the following:

                  This AGREEMENT AND PLAN OF MERGER, dated as of July 1, 1998 (this "Agreement"), made between SouthTrust Bank, National Association ("ST- Bank"), a banking association organized under the laws of the United States, being located at Birmingham, county of Jefferson, in the state of Alabama, with a capital of $2,439,250,000, divided into 1,020,000 shares of common stock, each of $8.83 par value, surplus of $1,177,698,000, and undivided profits, including capital reserves, of $1,245,646,000, and net unrealized gains and losses on securities available for sale of $6,900,000, as of June 30, 1998, and First American Bank of Indian River County, a Florida banking corporation (the "Bank"), being located at Vero Beach, county of Indian River, in the state of Florida, with a capital of $4,845,000, divided into 128,865 shares of common stock, each of $10.00 par value, surplus of $1,241,000, and undivided profits, including capital reserves, of $2,310,000, and net unrealized gains and losses on securities available for sale of $6,000, as of June 30, 1998, and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Alabama, Inc., an Alabama corporation ("ST-Sub"), each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of the directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. 215a),"

                  2. Amendment to Recitals. The Merger Agreement is hereby amended by deleting the recitals appearing on page 1 and inserting in their place and stead the following:

                  "WHEREAS, ST-Sub wishes to acquire the assets and business of the Bank in exchange for stock of SouthTrust, the parent corporation of ST-Sub, in a transaction that qualifies as a reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986 (the "Code");

                  "WHEREAS, ST-Sub desires to effect such acquisition through its wholly-owned subsidiary, ST-Bank, by causing the Bank to be merged with and into ST-Bank;

                  "WHEREAS, ST-Sub has directed, adopted and approved the acquisition of the assets and business of the Bank by merger through ST-Bank, the wholly-owned subsidiary of ST-Sub;

                  "WHEREAS, the respective Boards of Directors of ST-Bank and the Bank deem it in the best interests of ST-Bank and of the Bank, respectively, and of their respective shareholders, that ST-Bank and the Bank merge pursuant to the Merger Agreement as amended by Amendment No. 1 (the "Merger");

                  "WHEREAS, the Boards of Directors of ST-Bank and the Bank have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with the laws of the State of Florida and the United States; and

                  "WHEREAS, ST-Sub owns all of the issued and outstanding capital stock of ST-Bank;

                  "WHEREAS, SouthTrust will contribute to ST-Sub, and ST-Sub, on behalf of and as the sole shareholder of ST-Bank, will deliver, or cause to be delivered, to the shareholders of the Bank the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement;

                  "WHEREAS, SouthTrust, on behalf of and as sole shareholder of ST-Sub will cause ST-Sub to perform its obligations provided for hereunder and otherwise take or cause to be taken the various other actions provided for herein to facilitate the administration of the transactions provided for herein in accordance with the terms and provisions hereof;

                  "NOW THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements herein contained, the parties agree that the Bank will be merged with and into ST-Bank and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of the Bank into shares of common stock of SouthTrust shall be as hereinafter set forth."

                  3. Amendment to Article I. The Merger Agreement is hereby amended as follows:

                           a.               By numbering the first paragraph of
Section 1.1 as (a) and inserting "or such other time as the parties may agree" at the end of the last sentence of said paragraph.

                           b.               By deleting "each of the Office of
the Comptroller Department of Banking and Finance of the State of Florida (the "Department") and" from the second sentence of the first paragraph of Section 1.1.

                           c.               By renumbering the second paragraph
of Section 1.1 as (b).

                           d.               By inserting the following after the
second paragraph of Section 1.1:

                  "(c) The main office of the Bank is located at 4000 20th Street, Vero Beach, Florida 32960. The main office of ST-Bank is located at Birmingham, Alabama.

                  "(d) The business of the Surviving Corporation shall be that of a national banking association. The proposed main office of the Surviving Corporation shall be located at Birmingham, Alabama. The branch offices of the Surviving Corporation shall be the existing branch offices of ST-Bank and the existing main and branch offices of the Bank.

                  "(e) As of June 30, 1998, ST-Bank had total capital of $2,439,250,000 divided into 1,020,000 shares of ST-Bank Common Stock, and surplus and undivided profits and net unrealized holding gains (losses) on available for sale securities of $2,430,244,000. As of June 30, 1998, the Bank had total capital of $4,845,000 divided into 213,000 shares of authorized Common Stock, par value $10.00, of which 128,865 are issued and outstanding and of which none are held as treasury stock, and surplus and undivided profits and net unrealized holding gains (losses) on available for sale securities of $3,557,000.

                  "(f) The amount of capital stock of the Surviving Corporation shall be $9,006,600, divided into 1,020,000 shares of common stock, each of $8.83 par value, and at the Effective Time of the Merger, the Surviving Corporation shall have a surplus of $1,182,537,000, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of ST-Bank and the Bank as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses between June 30, 1998, and the Effective Time of the Merger.

                  "(g) The Surviving Corporation shall have trust powers.

                  "(h) The Articles of Association under which the Surviving Corporation will operate shall be the Articles of Association of ST-Bank."

                           e.               By deleting "all the duties and
liabilities of a corporation organized under the laws of its state of incorporation" from the third sentence of Section 1.2 and inserting in its place and stead "all the duties and liabilities of a national banking association organized under the laws of the United States."

                           f.               By numbering the first paragraph of
Section 1.2 as (a) and inserting the following as paragraph (b) to Section 1.2:

                  "The shares of ST-Bank Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation. The Bank Shares (as hereinafter defined) shall be treated in the Merger as specified in Article II."


                  4. Amendment to Article II. The Merger Agreement is hereby amended as follows: (a) by deleting "SouthTrust, the Bank, or ST-Bank" from the first sentence of Section 2.1 therein and inserting in its place and stead "SouthTrust, ST-Sub, ST-Bank or the Bank," and (b) by deleting "SouthTrust, ST-Bank" from Section 2.5 therein and inserting in its place and stead "SouthTrust, ST-Sub, ST-Bank."

                  5. Amendment to Article III. The Merger Agreement is hereby amended by deleting "ST- Bank and SouthTrust" from the first sentence of Article III therein and inserting in its place and stead "ST-Bank, ST-Sub and SouthTrust."

                  6. Amendments to Article IV. The Merger Agreement is hereby amended as follows:

                           a.               By deleting "SouthTrust and ST-Bank"
from the caption and the first sentence of Article IV and inserting in its place and stead "SouthTrust, ST-Sub and ST-Bank."

                           b. By inserting the following after Section 4.1:

                  "Section 4.1A. Organization and Related Matters of ST-Sub. "(a) ST-Sub is, or as of the Effective Time of the Merger, will be, a corporation duly organized, validly existing and in good standing under the laws of the state of incorporation. ST-Sub has, or as of the Effective Time of the Merger, will have, the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Sub is, or as of the Effective Time of the Merger will be, licensed or qualified to do business in each jurisdiction in which the nature of the business conducted or to be conducted by ST-Sub, or the character or location of the properties and assets owned or leased, or to be owned or leased, by ST-Sub makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on SouthTrust. True and correct copies of the Articles of Incorporation of ST-Sub and the Bylaws of ST-Sub, each as amended to the date hereof, will be made available to the Bank. "(b) ST-Sub has, or as of the Effective Time of the Merger, will have, in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on SouthTrust."

                           c.               By deleting "SouthTrust and ST-Bank"
and "SouthTrust or ST-Bank" each time they appear in Section 4.4 and inserting in their place and stead "SouthTrust, ST-Sub and ST-Bank" and "SouthTrust, ST-Sub or ST-Bank," respectively.

                           d.               By deleting clause (i) in its
entirety from Section 4.4 and inserting in its place and stead "(i) violate any provision of the Restated Certificate of Incorporation or Bylaws of SouthTrust, or the Articles or Certificate of Incorporation or Bylaws of ST-Sub or the Articles of Association or Bylaws of ST- Bank."

                           e.               By deleting "SouthTrust nor ST-Bank"
from Section 4.12 and inserting in its place and stead "SouthTrust, ST-Sub nor ST-Bank."

                           f.               By deleting "SouthTrust or ST-Bank"
from Section 4.13 and inserting in its place and stead "SouthTrust, ST-Sub or ST-Bank."

                  7. Amendment to Section 6.7. The Merger Agreement is hereby amended by inserting ", on behalf of ST-Sub," after the first word of Section
6.7 therein.

                  8. Amendment to Article VII. The Merger Agreement is hereby amended by inserting ", ST-Sub" in the first sentence of Article VII immediately after the word "SouthTrust."

                  9. Amendment to Article VIII. The Merger Agreement is hereby amended by deleting "SouthTrust and ST-Bank" from the caption and first sentence of Article VIII and from Section 8.3 and inserting in its place and stead "SouthTrust, ST-Sub and ST-Bank."

                  10. Amendments to Article IX. The Merger Agreement is hereby amended by deleting "SouthTrust and ST-Bank" from Sections 9.1, 9.2, 9.3 and 9.5 and inserting in its place and stead "SouthTrust, ST- Sub and ST-Bank."

                  11. Amendments to Article X. The Merger Agreement is hereby amended as follows:

                           a.               By inserting ", ST-Sub, ST-Bank" in
Section 10.1(a) and 10.1(b) immediately after the word "SouthTrust."

                           b.               By deleting "SouthTrust or ST-Bank"
each time it appears in Section 10.1(e) and inserting in its place and stead "SouthTrust, ST-Sub or ST-Bank."

                           c.               By deleting "SouthTrust, ST-Bank,"
"SouthTrust and ST-Bank" and "SouthTrust or ST-Bank" from Sections 10.3, 10.4 and 10.5 each time such phrases appear and inserting in their place and stead "SouthTrust, ST-Sub, ST-Bank," "SouthTrust, ST-Sub and ST-Bank" and "SouthTrust, ST-Sub or ST-Bank," respectively.

                  12. Amendment to Article XI. The Merger Agreement is hereby amended as follows:

                           a.               By inserting "ST-Sub," after the
word "SouthTrust" in the first sentence of Section 11.1.

                           b.               By inserting ", ST-Sub" in Section
11.3 immediately after the words "If to ST-Bank."

                  13. Capitalized terms not defined herein shall have the meanings assigned to them in the Merger Agreement.

                  14. Except as expressly amended herein, all other terms and conditions of the Merger Agreement shall remain in full force and effect.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

                                                FIRST AMERICAN BANK
                                              OF INDIAN RIVER COUNTY


                                   By:       /S/ ROBERT J. MACWILLIAM
                                      -----------------------------------------
ATTEST:                                      Its Chief Executive Officer

    /S/ STEVE C. SHACKLEY
-------------------------------
    Its Vice President/Cashier


[CORPORATE SEAL]

                                                     SOUTHTRUST BANK,
                                                   NATIONAL ASSOCIATION


                                   By:       /S/ PAUL GOURLEY, JR.
                                       ----------------------------------------
ATTEST:                                      Its Senior Vice President

    /S/ WILLIAM L. PRATER
-------------------------------
    Its Assistant Secretary

[CORPORATE SEAL]

                                          SOUTHTRUST CORPORATION


                                   By:       /S/ PAUL GOURLEY, JR.
                                       ----------------------------------------
ATTEST:                                      Its Senior Vice President

    /S/ WILLIAM L. PRATER
-------------------------------
    Its Assistant Secretary

[CORPORATE SEAL]


                                          SOUTHTRUST OF ALABAMA, INC.



                                   By:       /S/ PAUL GOURLEY, JR.
                                       ----------------------------------------
ATTEST:                                       Its Vice President

    /S/ WILLIAM L. PRATER
-------------------------------
    Its Assistant Secretary

[CORPORATE SEAL]

                                                                      EXHIBIT B


NOVEMBER 10, 1998


Board of Directors
First American Bank of Indian River County
4000 20th Street
Vero Beach, Florida  32960-2495

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of First American Bank of Indian River County ("Bank") of Vero Beach, Florida, of the consideration to be paid to the shareholders of the Bank in the form of a tax-free exchange of shares by SouthTrust of Alabama, Inc. ("ST-Sub"), on behalf of SouthTrust Bank, National Association ("ST-Bank") of Birmingham, Alabama, as provided by the Agreement and Plan of Merger entered into by the parties on July 1, 1998, as subsequently amended ("Merger Agreement"). Pursuant to the Merger Agreement, ST-Sub will acquire all of the outstanding shares of the Bank by exchanging shares of SouthTrust Common Stock for the shares of the Bank. Outstanding options of the Bank will be assumed by ST-Bank. The Bank will be merged with and into ST-Bank and the Bank will cease to exist.

In performing our analysis of the proposed merger, we have among other things:

1.   Reviewed the statements audited by Rex Meighen & Company of
     Tampa, Florida, for the fiscal years ended 12/31/97, and KPMG Peat Marwick, LLP of Vero Beach, Florida, for the fiscal years ended 12/31/96, and 12/31/95.

2. Reviewed the Call Reports of the Bank filed with the regulators reflecting the operations of the Bank for the periods ended 3/31/98, 12/31/97, 12/31/96, and 12/31/95.

3.   Reviewed the Agreement and Plan of Merger dated July 1, 1998, as amended.

4. Compared the terms of the Agreement and Plan of Merger with ST-Bank with the terms offered shareholders of comparable institutions in Florida in recent transactions.

5.   Reviewed the budget for the Bank for the year 1998.

6.   Reviewed the three-year financial plan for the Bank.

7.   Reviewed other financial information concerning the Bank.

8.   Examined the Bank's market share in the Indian River County market.

9. Reviewed the financial information concerning the operations of SouthTrust Corporation.

Board of Directors
Page Two
November 10, 1998



10. Reviewed the financial condition of SouthTrust Corporation and the impact of the proposed transaction on the market price of the shares of SouthTrust Corporation Common Stock.

11. Reviewed the price performance and trading activity in the shares of SouthTrust Common Stock over the past six months.

12. Reviewed the Board of Directors' marketing plan which was utilized in contacting qualified bank holding companies interested in acquiring the Bank.

In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the Bank which we have used in the accompanying analysis. We have not conducted an independent verification of such information or performed an independent appraisal of the Bank's assets and liabilities.

On June 30, 1998, Ewing delivered to the Board of Directors of the Bank its preliminary oral opinion as to the fairness, from a financial point of view, of the terms offered by SouthTrust, subject to Ewing's review of the final Merger Agreement.

Based upon the accompanying analysis and our knowledge of and experience in the valuation of Florida banks and their securities, it is our opinion that the consideration to be paid by SouthTrust of Alabama, Inc., on behalf of SouthTrust Bank, National Association for the common shares of First American Bank of Indian River County is fair, from a financial point of view, to the shareholders of the Bank.

The opinion of Allen C. Ewing & Co. ("Ewing") is directed to the Board of Directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the shareholders' meeting held in connection with the proposed transaction. Ewing has not been requested to opine as to, and the opinion does not address, the Board's underlying business decision to support and recommend the acquisition to the shareholders.


Very truly yours,
ALLEN C. EWING & CO.

By: /s/ Benjamin C. Bishop, Jr.
   --------------------------------
     Benjamin C. Bishop, Jr.

                                                                      EXHIBIT C
                                 NATIONAL BANKS
                            CONSOLIDATION AND MERGER

Title 12 United States Code

SS. 215A.  MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS.


         (b)      Dissenting shareholders

         If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

         (c)      Valuation of shares

         The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

         (d) Application to shareholders of merging associations; appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

         If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                  4000 20TH STREET, VERO BEACH, FLORIDA 32960
                             ---------------------

       PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS  -- DECEMBER 10, 1998
 (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST AMERICAN
                          BANK OF INDIAN RIVER COUNTY)

   The undersigned shareholder of First American Bank of Indian River County ("First American") hereby appoints Samuel A. Block and Charles R. Sexton, Sr., and each or either of them, with full power of substitution, as attorneys and proxies to vote all of the shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present at the Special Meeting of the Shareholders of First American to be held at 780 U.S. Highway 1, Suite 101, Vero Beach, Florida, 32962 on December 10, 1998, at 4:00p.m., and at any adjournment or postponement thereof, upon the matters set forth in the Notice of the Special Meeting, the Proxy Statement/Prospectus, and in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the accompanying Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus.

   This Proxy, when properly executed and returned to First American, will be voted as directed.

   (1) Proposal to approve that certain Agreement and Plan of Merger, dated as of July 1, 1998, as amended by the Amendment No. 1 to Agreement and Plan of Merger dated September 14, 1998 (as amended, the "Merger Agreement"), by and between First American and SouthTrust Bank, National Association ("ST-Bank"), and joined in by SouthTrust of Alabama, Inc., an Alabama corporation ("ST-Sub") and SouthTrust Corporation, a Delaware corporation ("SouthTrust"), whereby First American will be merged with and into ST-Bank and the holders of First American common stock will receive 1.887 shares of SouthTrust common stock, with cash being paid in lieu of issuing fractional shares, for each share of First American common stock, all pursuant to and in accordance with the terms and conditions of the Merger Agreement, all as more fully described in the Proxy Statement/Prospectus dated November 10, 1998; and

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN
   (2) Other Matters:

       [ ] In their discretion, upon such other matters as may properly come before the special meeting of shareholders or any adjournment or postponements thereof.

      [ ] Authority withheld to vote upon such matters.

UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL (1). PLEASE RETURN THIS PROXY IN THE SELF-ADDRESSED POSTAGE PAID ENVELOPE PROVIDED AS PROMPTLY AS PRACTICAL, REGARDLESS OF WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON SHOULD YOU SO DESIRE.

                                                  ------------------------------
                                                  (Signature(s) of Shareholder)

                                                  Dated:                  , 1998
                                                     -----------------------

                                                  ------------------------------
                                                        (co-owner, if any)

                                                  Dated:                  , 1998
                                                     -----------------------

Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title, and, if more than one, all should sign. If the shareholder is a corporation or other entity, please sign full corporate or entity name by an authorized officer.